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As filed with the Securities and Exchange Commission on February 8, 2007

Registration Statement No. 333-138675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XPLORE TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	3570 (Primary Standard Industrial Classification Code Number)

Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728
(512) 336-7797
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Michael J. Rapisand
Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728
(512) 336-7797

with copies to:

Jonathan J. Russo, Esq.
Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
(212) 603-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

XPLORE TECHNOLOGIES CORP.
14000 Summit Drive, Suite 900
Austin, Texas 78728

                        , 2007

Dear Shareholders:

        We are furnishing this management information circular/prospectus to shareholders of Xplore Technologies Corp., or Xplore Technologies, in connection with the solicitation of proxies by our management for use at a special meeting of our shareholders. The meeting will be held on                        , 2007 at                        (Eastern Standard Time), at the Harvard Club, 27 West 44th Street, New York, New York 10036.

        The purpose of the meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through the adoption of a certificate of domestication and a new certificate of incorporation. This process is called a continuance in Canada and a domestication in Delaware.

        We believe our domestication will enhance shareholder value over the long-term by improving our ability and flexibility to obtain financing in the equity and debt capital markets, enhancing the marketability of our capital stock by raising our profile in the United States and providing greater opportunity for proposing and winning business in the United States. We chose the State of Delaware to be our domicile because Delaware has a modern and flexible corporate code, well developed corporate law and a court system with considerable expertise in dealing with corporate issues.

        If we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding common and preferred share of Xplore Technologies as a Canadian corporation will then represent one share of common or preferred stock, as applicable, of Xplore Technologies as a Delaware corporation. Our common shares are currently traded on the Toronto Stock Exchange under the symbol XPL. Following the completion of our domestication, our common stock will continue to be listed on the Toronto Stock Exchange under the same trading symbol. In addition, we may seek approval to list our common stock on a national stock exchange or stock market in the United States.

        The proposal for domestication is subject to approval by at least two-thirds of the votes cast by the holders of our common shares, Series A Preferred Shares and Series B Preferred Shares, voting together at the meeting as a single class, whether in person or by proxy. Dissenting shareholders have the right to be paid fair value of the shares in respect of which the shareholders dissent under Section 190 of the Canada Business Corporations Act. Our board of directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our best interests. If approved by our shareholders, it is anticipated that the change of our jurisdiction of incorporation, or domestication, will become effective on or about                        , 2007 or as soon as practicable after the meeting of shareholders.

        The existing certificates representing our common and preferred shares will continue to represent the same number of shares of our capital stock after the domestication without any action on your part. You will not have to exchange any certificates. We will issue new certificates to you representing shares of capital stock of Xplore Technologies as a Delaware corporation upon transfers or at your request.

        The accompanying management information circular/prospectus provides a detailed description of our domestication and other information to assist you in considering the matter on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

        For the reasons set forth in the management information circular/prospectus, our board of directors unanimously believes that the proposed domestication is in our best interests. We therefore strongly urge you to vote FOR our domestication.

        Whether or not you plan to attend the meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the meeting, even if you send in your proxy.

        We appreciate your continued interest in our company.

Very truly yours,
Michael J. Rapisand Corporate Secretary and Chief Financial Officer
On Behalf of our Board of Directors

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

XPLORE TECHNOLOGIES CORP.
14000 Summit Drive, Suite 900
Austin, Texas 78728

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Xplore Technologies Corp. (we, us or Xplore Technologies) will be held on                         , 2007 at                        , (Eastern Standard time), at the Harvard Club, 27 West 44th Street, New York, New York 10036, for the following purposes:

          1.     To consider, and if deemed advisable, approve a special resolution authorizing Xplore Technologies Corp. to make an application under Section 188 of the Canada Business Corporations Act and change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a domestication under Section 388 of the Delaware General Corporation Law, and to adopt the certificate of incorporation authorized in the special resolution to be effective as of the date of our continuance; and

          2.     To transact any other business properly brought before the meeting or any adjournment thereof.

        The text of the special resolution is set forth in Exhibit A to the accompanying management information circular/prospectus (which we refer to as this prospectus). The proposal for domestication is subject to approval by at least two-thirds of the votes cast by the holders of our common shares, Series A Preferred Shares and Series B Preferred Shares, voting together at the meeting as a single class, whether in person or by proxy. As of the date of this notice, there were 60,908,002 of our common shares, 63,472,895 of our Series A Preferred Shares and 9,988,513 of our Series B Preferred Shares issued and outstanding. Each outstanding common or preferred share entitles the holder to one vote at the meeting on the proposal.

        If the special resolution for the continuance is approved, our board of directors will be authorized to implement, delay or abandon the domestication. Our Board of Directors recommends that shareholders vote "FOR" the approval of the special resolution. Dissenting shareholders are entitled to be paid the fair value of their shares under the procedures for dissenters' rights contemplated by Section 190 of the Canada Business Corporations Act and described in the accompanying management information circular/prospectus.

        Our board of directors has fixed the close of business on                        , 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements. If you were a registered holder of our common or preferred shares at the close of business on the record date, you are entitled to notice of and to vote at the meeting.

        Shareholders are cordially invited to attend the special meeting in person. Your vote is important. Those who do not plan to attend the meeting are requested to complete, sign and date the accompanying proxy card and return it before the special meeting in the envelope provided. A proxy will not be valid unless it is deposited with the office of our transfer agent, Equity Transfer Services Inc., 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, by the second business day preceding the meeting or any adjournment. Your proxy may be revoked at any time before its exercise by giving a notice of revocation, by delivering a subsequent proxy card or by voting in person at the meeting.

                        By order of the Board of Directors,

                        Michael J. Rapisand
                        Corporate Secretary and Chief Financial Officer

Austin, Texas
                        , 2007

        These securities involve a high degree of risk. See "Risk Factors" beginning on page 9 for a discussion of specified matters that should be considered.

        Neither the Securities and Exchange Commission nor any state securities commission, or similar authority in Canada, has approved or passed upon the merits of these securities or determined if the management information circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY	2
SELECTED FINANCIAL DATA	8
RISK FACTORS	9
EXCHANGE RATES	16
FORWARD-LOOKING STATEMENTS	16
THE SPECIAL MEETING	17
THE DOMESTICATION	21
ACCOUNTING TREATMENT OF DOMESTICATION	34
UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS	35
DESCRIPTION OF CAPITAL STOCK	44
MARKET PRICE AND RELATED STOCKHOLDER MATTERS	49
OUR BUSINESS	50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	58
MANAGEMENT	76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	83
INTEREST OF MANAGEMENT IN THE DOMESTICATION	85
LEGAL MATTERS	85
EXPERTS	85
SHAREHOLDER PROPOSALS	85
WHERE YOU CAN FIND MORE INFORMATION	85
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
EXHIBITS:
EXHIBIT A—Special Resolution for the Domestication	A-1
EXHIBIT B—Form of Certificate of Domestication of Xplore Technologies Corp.	B-1
EXHIBIT C—Proposed Certificate of Incorporation of Xplore Technologies Corp.	C-1
EXHIBIT D—Proposed By-Laws of Xplore Technologies Corp.	D-1
EXHIBIT E—Section 190 of the Canada Business Corporations Act	E-1
EXHIBIT G—Form of Proxy Card	G-1

        Trademarks or trade names of Xplore Technologies Corp. used in this management information circular/prospectus include: "iX™" and "AllVue™." Each trademark, trade name or service mark of any other company appearing in this management information circular/prospectus belongs to its holder.

SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus and does not contain all the information that you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should read this prospectus in its entirety.

Xplore Technologies Corp.

        We engineer, develop, integrate and market rugged, mobile computing systems. Our products and features are designed to enhance the ability of persons to perform their job outside of traditional office settings. Our line of iX™ Tablet PCs are designed to operate in challenging work environments, such as extreme temperatures, repeated vibrations and dirty and dusty conditions. Further, our systems can be fitted with a wide range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, Global Positioning System modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mouses and cases.

        Over the last several years we have undergone significant changes. In August 2004, we closed our corporate headquarters in Canada and relocated all of our functions to Austin, Texas, where most of our employees are based. In addition, we hired a new management team and broadened our sales strategy to increase our focus on Fortune 500 and Global 2000 companies. In May 2006, we completed a recapitalization pursuant to which approximately $18.9 million of indebtedness was exchanged for 55,520,542 Series A Preferred Shares.

        Xplore Technologies Corp.'s predecessor entity, Xplore Technologies Inc., was incorporated under the laws of the Province of Ontario on August 20, 1996. That company was subsequently continued under the federal laws of Canada on March 22, 2000 and, on March 25, 2000, was amalgamated with Xplore Technologies Corp. under the federal laws of Canada to continue as Xplore Technologies Corp. The principal executive offices of Xplore Technologies are located at 14000 Summit Drive, Suite 900, Austin, Texas 78728 and our phone number is (512) 336-7797. We maintain an Internet website at www.xploretech.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

The Special Meeting (Page    )

        This prospectus is being furnished to our shareholders in connection with the solicitation of proxies by our management for use at a special meeting of shareholders.

  •
  Date, Time and Place.    We will hold the meeting of our shareholders on             , 2007 at             , at the Harvard Club, 27 West 44th Street, New York, New York 10036. This prospectus and the enclosed proxy card are first being mailed to our shareholders on or about             , 2007.

  •
  Purpose of the Meeting.    The purpose of the meeting is to consider and vote upon our making an application under Section 188 of the Canada Business Corporations Act with respect to our domestication into the State of Delaware, and to approve our Delaware certificate of incorporation and certificate of domestication.

  •
  Record Date.    The board of directors has fixed             , 2007 as the record date for the purpose of determining shareholders entitled to receive notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of our common and/or preferred shares held and shown as registered in such holder's name on the list of shareholders prepared as of the close of business on the record date. The list of shareholders will be available for inspection during usual business hours at the principal office of our transfer agent, Equity Transfer Services

    Inc., 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, and will be available for inspection at the meeting.

  •
  Quorum.    As of             , 2007, 60,908,002 of our common shares, 63,472,895 of our Series A Preferred Shares and 9,988,513 of our Series B Preferred Shares were issued and outstanding and entitled to be voted at the meeting. Each common and preferred share has the right to one vote on each matter that properly comes before the meeting. The presence, in person or by proxy, of one shareholder entitled to vote thereat is necessary to constitute a quorum at the meeting. We will hold the meeting on the scheduled date as long as this quorum requirement is met. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on the proposal or fail to vote.

  •
  Votes Required.    To approve the continuance, the special resolution authorizing the transaction must be approved by at least two-thirds of the votes cast by the holders of our common shares, Series A Preferred Shares and Series B Preferred Shares, voting together at the meeting as a single class, whether in person or by proxy. A copy of the special resolution is attached to this prospectus as Exhibit A. A copy of our certificate of domestication is attached as Exhibit B and a copy of our proposed certificate of incorporation is attached as Exhibit C.

  •
  Voting by Directors and Executive Officers.    At the close of business on the record date, our company's directors, executive officers and their affiliates owned and were entitled to vote an aggregate of 47,394,418 common shares and/or Series A Preferred Shares, which represented approximately 35.3% of the votes attached to all of our shares of capital stock outstanding. Each of our directors, executive officers and their affiliates have indicated their present intention to vote, or cause to be voted, their shares in favor of the continuance.

  •
  Completion of Continuance.    We plan to complete the proposed continuance as soon as possible following approval by our shareholders. Our board of directors may, however, decide to delay the continuance or not proceed with the continuance if it determines that the transaction is no longer advisable. The board of directors has not considered any alternative action if the continuance is not approved or if it decides to abandon the transaction. Upon the effectiveness of the continuance, our board of directors intends to adopt new by-laws suitable for a public company in the U.S. A copy of our proposed new by-laws is attached as Exhibit D.

  •
  Revocability of Proxies.    A registered shareholder who has given a proxy may revoke the proxy by completing and signing a proxy bearing a later date and depositing it with the transfer agent; or by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of our company at any time up to and including the last business day preceding the day of the meeting (or any adjournment thereof), or with the chairman of the meeting prior to the commencement of the meeting on the day of the meeting (or any adjournment thereof); or in any other manner permitted by law. A non-registered shareholder who wishes to revoke a voting instruction form or a waiver of the right to receive meeting materials should contact the intermediary for instructions.

  •
  Costs of Solicitation.    We will bear the cost of solicitation of proxies from our shareholders. In addition to solicitation by mail, the directors and officers of our company may solicit proxies personally or by telephone or other electronic means. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.

  •
  Appointment of Proxies.    Our shareholders who are unable to attend the meeting in person should read the notes accompanying the enclosed proxy card and complete and return the proxy card to our registrar and our transfer agent within the time required by, and to the location set out in, the notes to the proxy.

    The persons named in the enclosed proxy card are our directors or officers and will, if authorized by proxy, vote the shares represented thereby on any poll, and where a choice with respect to any matter to be acted upon has been specified in the proxy card, the shares will be voted in accordance with the specification so made. If no such specification is made, the shares will be voted in favor of the proposal described in the notice of the meeting.

    The enclosed proxy card confers discretionary authority upon the person appointed thereunder with respect to amendments or variations of matters identified in the notice of meeting and with respect to other matters which may properly come before the meeting. At the time of printing this prospectus, our management knows of no such amendment, variation or other matter that is expected to come before the meeting.

The Domestication (Page    )

        Our board of directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a "continuance" under Section 188 of the Canada Business Corporations Act, also referred to as a "domestication" under Section 388 of the Delaware General Corporation Law (which we sometimes refer to as the DGCL). The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of domestication and a certificate of incorporation for the corporation being domesticated. Our board of directors has unanimously approved our domestication, believes it to be in our best interests and in the best interests of our shareholders and unanimously recommends approval of our continuance to our shareholders.

        Our board of directors believes that, by domiciling Xplore Technologies in the United States, we may be able to enhance shareholder value over the long term with greater acceptance in the capital markets and improved marketability of our common stock. Our board of directors considered the fact that, in management's experience, potential investors, lenders and strategic partners in the United States are more familiar with U.S. accounting, tax and disclosure standards than those in Canada and are therefore more comfortable dealing with U.S. corporations than Canadian corporations. Our board of directors also considered that, by becoming subject solely to U.S. tax laws and accounting standards, we will eliminate many of the income tax and financial accounting complexities associated with incorporation outside the United States. In addition, being domiciled in the United States could provide the flexibility to enter into some types of mergers, acquisitions and business combination transactions with other U.S. corporations that could have adverse tax consequences if we remained a Canadian corporation. In addition, our board of directors believes that our domestication will provide greater opportunity for proposing and winning business in the United States.

        The domestication will change the governing law that applies to our shareholders from the federal jurisdiction of Canada to the State of Delaware. There are material differences between the Canada Business Corporations Act and the Delaware General Corporation Law. Our shareholders may have more or less rights under Delaware law depending on the specific set of circumstances. For example, under Canadian law, a company has the authority to issue an unlimited number of shares whereas under Delaware law, there is a limit on the total amount of shares a company is authorized to issue and shareholder approval must be obtained to issue additional shares above the limit. In addition, under Canadian law, one shareholder may constitute a quorum for purposes of a shareholders' meeting whereas, under Delaware law, a quorum may consist of no less than one-third of the total voting power of the shareholders. On the other hand, under Canadian law, shareholders owning at least 5% of our outstanding voting shares have the right to require the board of directors to call a special meeting whereas, under Delaware law, our shareholders have no such right.

        The domestication will be effective upon the filing of the certificates with the office of the Secretary of State of the State of Delaware. Thereafter, Xplore Technologies will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director of the Canada Business Corporations Act. A copy of Section 190 the Canada Business Corporations Act addressing dissenters' rights in connection with the domestication is attached to this prospectus as Exhibit E.

        The domestication will not interrupt the corporate existence or operations of Xplore Technologies or the trading market of our common shares. Each outstanding common and preferred share at the time of the domestication will remain issued and outstanding as a share of common or preferred stock, as applicable, of Xplore Technologies after its corporate existence is continued from Canada under the Canada Business Corporations Act and domesticated in Delaware under the DGCL. Following the completion of our domestication, our common stock will continue to be listed on the Toronto Stock Exchange under the trading symbol "XPL." In addition, we may seek approval to list our common stock on a national stock exchange or stock market in the United States.

Regulatory and Other Approvals (Page    )

        The continuance is subject to the authorization of the Director of the Canada Business Corporations Act. The Director is empowered to authorize the domestication if, among other things, he is satisfied that the continuance will not adversely affect our creditors or shareholders.

Tax Consequences of the Domestication (Page    )

  •
  U.S. Income Tax Consequences.    Neither Xplore Technologies Corp, the Canadian corporation (which we refer to as Xplore Canada), nor Xplore Technologies Corp, the Delaware corporation (which we refer to as Xplore Delaware), should recognize any gain or loss for U.S. federal income tax purposes as a result of the domestication. Any U.S. holder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of stock of Xplore Canada (which we refer to as a 10% Shareholder) will have to recognize a deemed dividend on the domestication equal to such U.S. holder's allocable share of Xplore Canada's "all earnings and profits amount" within the meaning of Treasury Regulation Section 1.367(b)-2. Any U.S. holder that is not a 10% Shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication, will recognize no gain or loss as a result of the domestication. A U.S. holder that is not a 10% Shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must generally recognize gain (but not loss) on the domestication equal to the difference between the fair market value of the Xplore Delaware stock received at the time of the domestication over the holder's tax basis in the Xplore Canada stock. Such a holder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the "all earnings and profits amount" attributable to his stock in Xplore Canada (which we refer to as a Deemed Dividend Election). Xplore Canada, however, does not believe it has an "all earnings and profits amount." As a result, it is unlikely a U.S. holder will recognize income as a result of the domestication; provided that in the case of certain U.S. holders, a Deemed Dividend Election is made.
  A U.S. holder's tax basis in the shares of Xplore Delaware received in the exchange will be equal to such holder's tax basis in the shares of Xplore Canada, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the "all earnings and profits amount" included in income by such U.S. holder. A U.S. holder's holding period in the shares of Xplore Delaware should include the period of time during which such holder held his shares in Xplore Canada, provided that the shares of Xplore Canada were held as a capital asset.

  •
  Canadian Income Tax Consequences.    For Canadian tax purposes, on the date of continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that sale. We will have a deemed year-end for Canadian tax purposes. We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of the issued and outstanding shares of Xplore Canada. We believe that we will not owe any Canadian federal income taxes as a result of the continuance.

  This summary does not discuss all aspects of United States or Canadian tax consequences that may apply in connection with the domestication. Holders of Xplore Canada shares should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

  To ensure compliance with the requirements imposed by the Internal Revenue Service, we inform you that any tax statement herein concerning United States federal taxes is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax-related penalties under the United States Internal Revenue Code. Any tax statement herein concerning United State federal taxes is written in connection with the marketing or promotion of the transaction or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Accounting Treatment of the Domestication (Page    )

        The continuance of Xplore Technologies and its domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Xplore Delaware, the continuing entity, will be reflected at their historical cost to Xplore Canada.

        Any of our common and/or preferred shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

Dissent Rights of Shareholders (Page    )

        If you wish to dissent and do so in compliance with Section 190 of the Canadian Business Corporations Act, and we proceed with our domestication, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the close of business on the day before the continuance is approved by shareholders. If you wish to dissent, you must send written objection to the continuance to us at or before the meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you abstain or vote against the continuance, you preserve your dissent rights to the extent you comply with Section 190. However, it is not sufficient to vote against the continuance or abstain. You must also provide a separate dissent notice at or before the meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the Canada Business Corporations Act, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares. Section 190 of the Canada Business Corporations Act is reprinted in its entirety as Exhibit E to this prospectus.

Comparison of Shareholder Rights (Page    )

        Upon completion of the domestication, our shareholders will be holders of capital stock of a Delaware corporation. After that time, their rights will be governed by the Delaware General Corporation Law as well as our new Delaware certificate of incorporation and by-laws. Our shareholders should be aware that the domestication will change their rights depending upon the circumstances. For example, under Canadian law, a company has the authority to issue an unlimited number of shares whereas, under Delaware law, there is a limit on the total amount of shares a company is authorized to issue and shareholder approval must be obtained to issue additional shares above the limit. In addition, under Canadian law, one shareholder may constitute a quorum for purposes of a shareholders' meeting whereas, under Delaware law, a quorum may consist of no less than one-third of the total voting power of the shareholders. On the other hand, under Canadian law, shareholders are entitled to appraisal rights for a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, some amendments to a corporation's articles of incorporation and the sale of all or substantially all of a corporation's assets, whereas under Delaware law, stockholders are only entitled to appraisal rights for certain mergers or consolidations and not for any other extraordinary corporate events. In addition, under Canadian law, shareholders owning at least 5% of our outstanding voting shares have the right to require the board of directors to call a special meeting of shareholders whereas, under Delaware law, our shareholders have no right to require the board to call a special meeting. The section entitled "The Domestication—Comparison of Shareholder Rights" describes material differences between the rights of Canadian shareholders and Delaware stockholders.

SELECTED FINANCIAL DATA

        The table below presents selected historical consolidated financial data for Xplore Technologies as of and for each of the five years ended March 31, 2006, 2005, 2004, 2003 and 2002. The selected historical consolidated financial data as of and for the five years ended March 31, 2006 is derived from our audited consolidated financial statements, which have been audited by Mintz & Partners LLP, independent registered auditors.

        The selected historical consolidated financial data as of and for the nine months ended December 31, 2006 and December 31, 2005 is derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. Operating results for the nine months ended December 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for the full year.

        The selected historical consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus. Our financial statements included in this prospectus have been prepared in accordance with U.S. GAAP.

	Nine Months Ended December 31,		Year Ended March 31,
	2006	2005	2006	2005	2004	2003	2002
	(Unaudited)
	(In thousands of U.S. dollars, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue	$25,953	$19,926	$27,480	$17,530	$24,631	$15,091	$9,861
Cost of revenue	18,788	15,037	20,671	13,860	20,880	12,357	11,356

Gross profit (loss)	7,165	4,889	6,809	3,670	3,751	2,734	(1,495)
Expenses:
Sales, marketing and support	4,538	3,645	5,284	4,839	4,504	5,644	5,714
Product research, development and engineering	2,102	2,036	2,402	2,327	2,523	3,472	4,517
General administration	3,215	3,453	4,143	4,179	4,616	4,135	5,186

	9,855	9,134	11,829	11,345	11,643	13,251	15,417

Loss from operations	(2,690)	(4,245)	(5,020)	(7,675)	(7,892)	(10,517)	(16,912)
Interest and other expense	(1,324)	(1,039)	(1,553)	(1,216)	(4,807)	(1,486)	(412)

Net loss	$(4,014)	$(5,284)	$(6,573)	$(8,891)	$(12,699)	$(12,003)	$(17,324)
Dividends attributable to preferred shares	(683)	N/A	N/A	N/A	N/A	N/A	N/A
Net loss attributable to common shareholders	(4,697)	N/A	N/A	N/A	N/A	N/A	N/A

Loss per share	(0.07)	$(0.10)	$(0.12)	$(0.18)	$(0.41)	$(0.51)	$(0.95)

Dividends attributable to preferred shares	(0.1)	N/A	N/A	N/A	N/A	N/A	N/A

Loss per share attributable to common shareholders	$(0.08)	N/A	N/A	N/A	N/A	N/A	N/A

OTHER FINANCIAL DATA:
Ratio of fixed charges to earnings(1)	(1.00)	N/A	N/A	N/A	N/A	N/A	N/A

(1)
From May 2006 through August 2006, we issued 63.5 million 5% Series A Preferred Shares and 10 million 5% Series B Preferred Shares. For the nine months ended December 31, 2006, our earnings were insufficient to cover our fixed charges. The insufficiency was $2,004.

	As of December 31,		As of March 31,
	2006	2005	2006	2005	2004	2003	2002
	(Unaudited)
	(In thousands of U.S. dollars)
BALANCE SHEET DATA:
Current assets	$12,034	$10,737	$9,208	$6,622	$8,589	$9,675	$12,555
Current liabilities	5,399	13,986	13,714	17,681	7,526	6,784	7,372
Working capital (deficit)	6,635	(3,249)	(4,506)	(11,059)	1,063	2,891	5,183
Total assets	12,667	11,270	11,224	7,094	9,383	10,971	13,617
Long-term debt	250	12,005	12,005	—	7,550	3,714	—
Total liabilities	5,649	25,991	25,719	17,681	15,076	10,498	7,372
Shareholders' equity (deficit)	7,018	(14,721)	(14,495)	(10,587)	(5,693)	473	6,245

RISK FACTORS

        You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes thereto, before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Relating to the Domestication

If the Canadian federal tax authorities do not accept our conclusions and assumptions relating to the tax treatment of the continuance, we may owe significant income taxes, which could adversely affect our business.

        For Canadian tax purposes, on the date of the continuance (otherwise known as the domestication in the U.S.), we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that sale. We will have a deemed year-end for Canadian tax purposes. We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We reviewed our assets, liabilities and paid-up capital and we believe that we will not owe any Canadian federal income taxes as a result of the continuance. It is possible that the facts on which we based our assumptions and conclusions could change before the continuance is completed. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. We have also made assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to us. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe taxes as a result of this transaction.

If the IRS does not agree with our position with respect to the tax treatment of the domestication, we or our U.S. shareholders may owe significant income taxes.

        We believe that the domestication (otherwise known as the continuance in Canada) will qualify as a tax-free reorganization for United States federal income tax purposes for us. Any U.S. holder who owns 10% or more of the combined voting power of all classes of our stock at the time of the domestication will have to recognize income, categorized as dividend income for U.S. federal income tax purposes, equal to the U.S. holder's allocable share of "all earnings and profits amount." Any U.S. holder that owns less than 10% of the combined voting power of all classes of our stock and whose shares have a fair market value of $50,000 or more will, assuming the deemed dividend election is made by such U.S. holder, have income in an amount equal to the lesser of the gain, if any, on the domestication or his allocable share of the "all earnings and profits amount." U.S. holders who own less than 10% of the combined voting power of all classes of our stock and whose shares have a fair market value below $50,000 are not subject to tax on the domestication. The Company believes that it does not have an "all earnings and profits amount", and as a result, no U.S. holder should be subject to taxation; provided that U.S. holders who own less than 10% of the combined voting power of all classes of our stock and whose shares have a fair market value of $50,000 or more file the deemed dividend election. However, no assurance can be given that the IRS will agree with the Company's position and that such position, if asserted, may be upheld.

        We have not asked, nor do we intend to ask, for a ruling from the Internal Revenue Service that the U.S. Federal income tax consequences will be as described herein. There is always the risk that the IRS may take a contrary position and that such position, if asserted, may be upheld.

The rights of our shareholders under Canadian law will differ from their rights under Delaware law, which provide in some cases less protection to our shareholders following the domestication.

        Upon consummation of the domestication, our shareholders will become stockholders of a Delaware corporation. There are material differences between the Canada Business Corporations Act and the Delaware General Corporation Law and our current and proposed charter and by-laws. For example, under Canadian law, many significant corporate actions such as amending a corporation's articles of incorporation or consummating a merger require the approval of at least two-thirds of the votes cast by shareholders, whereas under Delaware law, all that is required is a simple majority of the total voting power of all of the outstanding shares. Furthermore, shareholders under Canadian law are entitled to appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation's articles of incorporation or the sale of all or substantially all of a corporation's assets, whereas under Delaware law, stockholders are only entitled to appraisal rights for certain mergers or consolidations and not for any other extraordinary corporate events. Some of these differences could provide less protection to our shareholders and give more discretion to our directors and officers. See "Domestication—Comparison of Shareholder Rights."

The proposed domestication will result in additional direct and indirect costs whether or not completed.

        The domestication will result in additional direct costs. In connection with the domestication, we intend to become a U.S. reporting issuer while still being a Canadian reporting issuer and, as a result, will incur additional costs and expenses of having to comply with U.S. securities laws and Canadian law. In addition, we will incur attorneys' fees, accountants' fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication. The domestication may also result in certain indirect costs by diverting attention of our management and employees from our business with resulting increased administrative costs and expenses.

Risks Relating to our Business

We have a history of net losses, we anticipate additional losses and may never become profitable.

        We have incurred net losses in each fiscal year since our inception. For our fiscal year ended March 31, 2006, we incurred a net loss of approximately $6.6 million and for the nine months ended December 31, 2006, we incurred a net loss of $4.0 million. In addition, as of December 31, 2006, our accumulated deficit was approximately $86.0 million. Our losses have resulted primarily from expenses incurred in research and development of our technology and products and from expenses incurred selling and marketing our products. We expect to continue to incur additional operating losses through fiscal 2008 as we continue our research and development efforts and expand our sales and marketing activities. We cannot assure you that our revenue will increase or that we will be profitable in any future period.

If we fail to obtain additional financing when needed, we may be unable to complete the development and commercialization of our rugged notebook and may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our other products.

        Our operations have consumed substantial amounts of cash since inception. From our inception in 1996, we have financed our operations and met our capital expenditure requirements primarily from $87.6 million of debt and equity financings. We expect to continue to spend substantial amounts to complete the development and commercialization of our rugged notebook and to continue our research and development programs to advance our current product line. As at December 31, 2006, our working capital was $6,635,000 and our cash and cash equivalents were $565,000. We believe that cash flow from operations, together with borrowings from our credit facility and, if necessary, financial support from Phoenix Venture Fund LLC, our significant shareholder, will be sufficient to fund our anticipated operations for the next 12 months. However, we may seek to access the public or private markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. It is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us or at all. To the extent we raise additional funds by issuing equity, our shareholders may experience significant dilution. Any debt financing, if available, may require us to agree to restrictive covenants, that could negatively impact our ability to conduct our business. If we are not able to obtain financing when needed or on acceptable terms, we would likely be unable to carry out our business plan, and would have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products. The occurrence of which could significantly harm our business and prospects and could cause our stock price to decline.

We may not be able to develop a rugged notebook or develop a rugged notebook that is accepted by the market, in which case our planned operations would be materially affected.

        We do not currently have a product in the rugged notebook market, however, we plan to develop one. We cannot assure you that we will be able to develop a rugged notebook or that any rugged notebook we develop will be able to compete or have any success in the marketplace. If we are unable to develop a rugged notebook or if we do develop a rugged notebook but it is not accepted by the market, our planned operations would be materially affected.

Since our revenues are highly dependent on one product family, any significant reduction of sales of this product family would have a material adverse effect on our results of operations.

        Because our revenues are derived substantially from sales of our iX104 family of systems, we are highly dependent upon market acceptance of the iX104 product family. We cannot assure you that the iX104 product family will achieve significant acceptance in the marketplace. Any significant reduction of sales of the iX104 product family would have a material adverse effect on our results of operations.

Approximately 10% of our revenue in fiscal 2006 was derived from one of our value-added resellers and if we are unable to replace revenues generated from one of our major resellers with revenues from others in future periods, our revenues may decrease and our operations may be materially adversely affected.

        Historically, in any given year a single value-added reseller (or VAR) customer could account for more than 10% of our revenue. In fiscal year 2006, one VAR customer, Peak Technologies, accounted for over 10% of our total revenue and in fiscal year 2004, one VAR, one distributor and one end-user accounted for over 50% of our total revenue. If we are unable to replace revenues generated from one of our major resellers with revenues from others our revenues may decrease and our operations may be materially adversely affected.

We experience lengthy sales cycles for our products and the delay of an expected large order could have a material adverse effect on our operating results.

        The purchase of an iX104 system is often an enterprise-wide decision for prospective end-user customers, which requires us to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective end-user customers regarding the uses and benefits of such systems. As a result, our products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales from a specific end-user customer forecasted are not realized, we may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of an expected large order could have a material adverse effect on our operating results. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent periods may be adversely affected.

We are dependent on Wistron Corporation to manufacture our products and our reliance subjects us to significant operational risks, any of which could have a material adverse effect on our business should they occur.

        We rely primarily on Wistron Corporation, a Taiwanese company, for the manufacture of our products, and expect to continue to do so for the foreseeable future. Our reliance on Wistron involves a number of risks, including:

  •
  reduced management and control of component purchases;

  •
  reduced control over delivery schedule and quality assurance;

  •
  reduced control over manufacturing yields;

  •
  lack of adequate capacity during periods of excess demand;

  •
  limited warranties on products supplied to us;

  •
  potential increases in prices;

  •
  interruption of supplies from assemblers as a result of fire, natural calamity, strike or other significant events; and

  •
  misappropriation of our intellectual property.

        Our business is therefore dependent upon Wistron for their manufacturing abilities. During the fiscal years ended March 31, 2006, 2005, and 2004, we purchased approximately $17.2 million, $9.1 million and $8.7 million, respectively, from Wistron. We cannot assure you that Wistron will continue to work with us, that they will be able to meet our manufacturing needs in a satisfactory and timely manner, that Wistron has the required capacity to satisfy our manufacturing needs or that we can obtain additional or alternative manufacturers when and if needed. The availability to us of Wistron, and the amount and timing of resources to be devoted to these activities is not within our control, and we cannot assure you that we will not encounter manufacturing problems that would materially harm our business. The loss of Wistron, a significant price increase, an interruption of supply or the inability to obtain additional or an alternative manufacturer when and if needed could have a material adverse effect on our ability to manufacture and produce our products.

We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.

        We operate in a highly competitive industry. Many of our competitors such as Walkabout in the tablet area and Panasonic in the notebook market have much greater financial, technical, research and development resources and production and marketing capabilities than we do. The principal competitive factors in our industry include:

  •
  product performance, features and reliability;

  •
  price;

  •
  name recognition in the marketplace; and

  •
  product availability and lead times.

        If we are unable to successfully compete with our competitors our sales would suffer and as a result our financial condition would be adversely affected.

We may be unable to successfully expand our sales and support infrastructure which may have a materially harmful effect on our revenues.

        Our future revenue growth will depend on our ability to successfully expand our direct sales force and our customer support capabilities. We may not be able to successfully manage the expansion of these functions or recruit and train additional direct sales and customer support personnel. There is presently a market shortage of qualified personnel to fill these positions. If we are unable to hire and retain additional highly skilled direct sales personnel, we may not be able to increase our revenues to the extent necessary to achieve profitability or meet customer demands.

If we are unable to successfully protect our intellectual property, our competitive position will be harmed which would have a materially adverse effect on our company.

        Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely on a combination of patents, copyright and trademark laws, trade secret, confidentiality procedures and contractual provisions to protect our proprietary rights. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Unauthorized parties may attempt to copy aspects of our products or obtain and use information which we regard as proprietary. Policing unauthorized use of our products is difficult, time consuming and costly. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, the effect of either of which could be materially adverse to our business.

Others could claim that we infringe on their intellectual property rights, which may result in costly and time consuming litigation and could ultimately have a material adverse effect on our operations.

        We are not aware that our products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by us or our licensees with respect to current or future products. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into a royalty or licensing agreement, any of which could be harmful to our business. If we are unable to obtain a required license, our ability to sell or use certain products may be impaired. In addition, if we fail to obtain a license, or if the terms of the license are burdensome to us, our operations could be materially harmed.

Our operations may be adversely affected by factors associated with doing business outside of the United States.

        In the two fiscal years ended March 31, 2006 and March 31, 2005, approximately 46% and 25%, respectively, of our revenue was comprised of sales made outside of the United States. Our operations may be materially and adversely affected by many factors related to doing business outside of the United States, including:

  •
  increases in duty rates, exchange or price controls;

  •
  governmental currency controls;

  •
  import restrictions;

  •
  political, social and economic changes and disruptions;

  •
  in certain jurisdictions, reduced protection for our intellectual property rights; and

  •
  difficulty in enforcing contracts or legal rights under foreign legal systems.

        The occurrence of any one these risks could be materially harmful to our business.

The loss of key personnel could have a material adverse effect on our business.

        Our operations are dependent on the abilities, experience and efforts of a number of key personnel, including our Chairman, Philip S. Sassower, Mark Holleran, our President, and Michael J. Rapisand, our Chief Financial Officer. Should any of these persons or other key employees be unable or unwilling to continue in our employ, our business could be materially adversely affected. In addition, our success is highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified management, technical and sales and marketing personnel. Competition for such personnel is intense. We may be unable to attract and retain the personnel necessary for the development of our business. The inability to attract or retain qualified personnel in the future or delays in hiring skilled personnel could harm our relations with our customers, our ability to respond to technological change and our business.

Risks Relating to Ownership of our Common Stock

Two of our shareholders, Philip S. Sassower and Phoenix Venture Fund LLC own in the aggregate approximately 35.0% of our voting securities and thus have effective control over matters requiring shareholder approval.

        One of our shareholders, Phoenix Venture Fund LLC, is co-managed by Philip S. Sassower, our Chairman and Chief Executive Officer, and Andrea Goren, one of our directors, and beneficially owns, in the aggregate, approximately 23.1% of our outstanding voting securities. In addition, Mr. Sassower, together with entities controlled by him, beneficially own approximately 11.9%, in the aggregate, of our outstanding voting securities. Thus, Phoenix Venture Fund and Mr. Sassower together control approximately 35.0% of our outstanding voting securities. Accordingly, Phoenix Venture Fund and Mr. Sassower have the ability to exercise significant influence (and have effective control) over matters generally requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us.

Some of the rights granted to the holders of our Series A Preferred Shares could prevent a potential acquirer from buying our company.

        Holders of our Series A Preferred Shares, which include Phoenix Venture Fund and Mr. Sassower, have the right to block the company from consummating a merger, consolidation, sale of substantially all of its assets or liquidation. Phoenix Venture Fund and Mr. Sassower together control more than 70.4% of the outstanding Series A Preferred Shares. Accordingly, the holders of our Series A Preferred Shares could prevent the consummation of a transaction in which our shareholders could receive a substantial premium over the current market price for their shares.

The anti-takeover effect of certain of our charter provisions could adversely affect holders of our common stock.

        Our authorized capital consists of preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred shares and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting shares, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

Many factors can adversely affect the price of our common stock.

        The trading price of our common shares has been highly volatile and may continue to fluctuate substantially. The price of our common stock after the domestication may be higher or lower than the price prior to the domestication, depending on many factors, some of which are beyond our control. We believe that a variety of factors have caused and could in the future cause the stock price of our common stock to fluctuate significantly, including:

  •
  announcements of developments related to our business;

  •
  quarterly fluctuations in our actual or anticipated operating results;

  •
  announcements of technological innovations;

  •
  new products or product enhancements introduced by us or by our competitors;

  •
  developments in patents and other intellectual property rights and litigation;

  •
  developments in our relationships with our third party manufacturers and/or strategic partners;

  •
  developments in our relationships with our customers and/or suppliers; and

  •
  general conditions in the worldwide economy.

        In addition, in recent years the stock market in general and the market for shares of small capitalization technology companies in particular, has experienced substantial price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of affected companies. Any fluctuations in the future could adversely affect the market price of our common stock and the market price of our common stock may decline.

Dividends are not expected to be paid on our common stock.

        We have never paid cash dividends on our common shares. Our current policy is to retain any future earnings to finance the future development and expansion of our business. After the domestication is implemented, we anticipate that our dividend policy will not change. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, capital requirements, operating and financial conditions and on such other factors the board of directors deems relevant. Under the terms of our articles of incorporation, we are prohibited from paying dividends on our common shares unless and until all accrued and unpaid dividends (which are paid in common shares) are paid on our Series A and Series B Preferred Shares. Furthermore, under the terms of our loan agreement with a commercial bank, we are prohibited from paying cash dividends.

EXCHANGE RATES

        In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States ("U.S.") dollars. The average exchange rate for each of the years ended March 31, 2006, March 31, 2005 and March 31, 2004 and the exchange rate at the end of each such period for the conversion of U.S. dollars into the Canadian dollars ("Cdn.") based on the Bank of Canada's closing rate of exchange for U.S. dollars were as follows:

Year Ended
	March 31, 2006	March 31, 2005	March 31, 2004
End of Period	Cdn. $1.1680	Cdn. $1.2096	Cdn. $1.3113
Period Average	Cdn. $1.1933	Cdn. $1.2786	Cdn. $1.3530

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus are forward-looking statements. We generally identify forward-looking statements with the words "plan," "expect," "anticipate," "estimate," "may," "will," "should" and similar expressions. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements including, those which are discussed under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements.

THE SPECIAL MEETING

        We are furnishing this prospectus to the shareholders of Xplore Technologies as part of the solicitation of proxies by management for use at the special meeting.

Date, Time and Place

        We will hold our meeting of shareholders on                        , 2007, at            , at the Harvard Club, 27 West 44th Street, New York, New York 10036.

        This prospectus and the enclosed proxy card are first being mailed to our shareholders on or about                        , 2007.

The Proposal

        You are being asked to consider and vote upon a proposed application under Section 188 of the Canada Business Corporations Act to change of our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by implementing a transaction known as a continuance in Canada and a domestication in Delaware under Section 388 of the DGCL and adopting a certificate of incorporation authorized in the special resolution to be effective as of the date of domestication.

        Our board of directors does not know of any other matters that are to be presented for consideration at the meeting. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the shareholders they represent in accordance with their best judgment.

Record Date

        Our board of directors has fixed                        , 2007 as the record date for the purpose of determining shareholders entitled to receive notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of our common and/or preferred shares held and shown as registered in such holder's name on the list of shareholders prepared as of the close of business on the record date. The list of shareholders will be available for inspection during usual business hours at the principal office of our transfer agent, Equity Transfer Services Inc., 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, and will be available for inspection at the meeting.

Quorum and Required Vote

        As of                        , 2007, 60,908,002 common shares, 63,472,895 Series A Preferred Shares and 9,988,513 Series B Preferred Shares were issued and outstanding and entitled to be voted at the meeting. Each common and each preferred share has the right to one vote on each matter that properly comes before the meeting. The presence, in person or by proxy, of one shareholder entitled to vote thereat is necessary to constitute a quorum at the meeting. We will hold the meeting on the scheduled date as long as this quorum requirement is met. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on the proposal or fail to vote.

        To approve the continuance, the special resolution authorizing the transaction must be approved by at least two-thirds of the votes cast by the holders of our common shares, Series A Preferred Shares and Series B Preferred Shares, voting together at the meeting as a single class, whether in person or by proxy. A copy of the special resolution is attached to this prospectus as Exhibit A. If the continuance is approved, our board of directors may, in its discretion, postpone or abandon the continuance. The board of directors has not considered any alternative action if the domestication is not approved or if the exercise of dissenters' rights or other factors require its abandonment.

Voting by Directors and Executive Officers

        At the close of business on the record date, our company's directors, executive officers and their affiliates owned and were entitled to vote an aggregate of 47,394,418 common shares and/or Series A Preferred Shares, which represented approximately 35.3% of the voting rights attached to all of our shares of capital stock outstanding. Each of our directors, executive officers and their affiliates have indicated their present intention to vote, or cause to be voted, their shares in favor of the proposal.

Appointment of Proxies

        Shareholders who are unable to attend the meeting and vote in person may still vote by appointing a proxyholder.

        The persons specified in the enclosed form of proxy are directors and/or officers of Xplore Technologies. A shareholder has the right to appoint a person, who need not be a shareholder, to represent such shareholder at the meeting (or any adjournment thereof) other than the persons specified in the enclosed form of proxy. Such right may be exercised by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy. For shareholders who wish to appoint a proxyholder, the completed form of proxy must be mailed in the enclosed envelope and received by Equity Transfer Services Inc. at the address on the proxy envelope no later than the close of business on the second business day prior to the date of the meeting (or any adjournment thereof) or deposited with the chairman of the meeting before commencement thereof.

        Enquiries regarding proxy forms can be made to our transfer agent, Equity Transfer Services Inc., 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, or by telephone at (416) 361-0930.

        Only registered holders of our common or preferred shares or the persons they appoint as their proxies are permitted to vote at the meeting. However, in many cases, shares beneficially owned by a person (which we refer to as a non-registered holder) are registered either (i) in the name of an intermediary (including banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans) that the non-registered holder deals with in respect of the shares, or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant. We have distributed copies of the Notice of Meeting, this prospectus and the enclosed form of proxy (which we refer to as the meeting materials) to the clearing agencies and intermediaries for onward distribution to non-registered holders of our common and/or preferred shares.

        Intermediaries are required to forward the meeting materials to non-registered holders unless a non-registered holder has waived his right to receive them. Intermediaries often use service companies to forward the meeting materials to non-registered holders. A non-registered holder who has not waived the right to receive meeting materials will receive from the intermediary a voting instruction form which must be completed and signed by the non-registered holder and returned in accordance with the directions of the intermediary.

        Should a non-registered holder wish to attend and vote at the meeting in person, the non-registered holder should write his, her or its name in the space provided for that purpose on the voting instruction form and return it in accordance with the directions of the intermediary. The intermediary will send the non-registered holder a form of proxy which has already been signed by the intermediary (typically by a facsimile stamped signature), which is restricted as to the number of shares beneficially owned by the non-registered holder and which names the non-registered holder as proxyholder. This form of proxy need not be signed by the non-registered holder. In this case, the non-registered holder should deposit this form of proxy with the transfer agent, Equity Transfer Services Inc., in accordance with the instructions set out above.

        Non-registered holders should carefully follow the instructions of the intermediary, including those regarding when and where the voting instruction form or form of proxy is to be delivered.

Revocation of Proxies

        A registered holder of common or preferred shares who has given a proxy may revoke the proxy:

  •
  by completing and signing a proxy bearing a later date and depositing it with the transfer agent; or

  •
  by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of the Company at any time up to and including the last business day preceding the day of the meeting (or any adjournment thereof), or with the chairman of the meeting prior to the commencement of the meeting on the day of the meeting (or any adjournment thereof); or

  •
  in any other manner permitted by law.

        A non-registered holder who wishes to revoke a voting instruction form or a waiver of the right to receive meeting materials should contact the intermediary for instructions.

Voting of Proxies

        The persons designated in the enclosed form of proxy will vote the shares in respect of which they are appointed proxy in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In absence of any such instructions, shares represented by such proxies will be voted at the meeting FOR the resolution described herein.

        The enclosed form of proxy, when properly signed, confers discretionary authority upon the representatives designated therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the meeting. At the date of this prospectus, management does not know of any such amendments, variations or other matters. However, if any such amendments, variations or other matters which are not now known to management should properly come before the meeting, the shares represented by the proxies solicited hereby will be voted thereon in accordance with the best judgment of the person or persons voting such proxies.

Voting Shares and Principal Holders

        All of the outstanding common and preferred shares are entitled to be voted at the meeting. As at the close of business on            , 2007, 60,908,002 common shares, 63,472,895 Series A Preferred Shares and 9,988,513 Series B Preferred Shares were outstanding. Each shareholder is entitled to one vote for each common and/or preferred share shown as registered in the shareholder's name on the list of shareholders prepared as of the close of business on                        , 2007.

        To our knowledge as at the close of business on            , 2007, no person beneficially owned or exercised control or direction over shares carrying more than 10% of the voting rights attached to any class of shares entitled to be voted at the meeting except for the following:

  •
  Philip S. Sassower who beneficially owns or exercises control or direction over 2,265,225 common shares (or 3.7% of the outstanding common shares) and 13,676,370 Series A Preferred Shares (or 21.5% of the outstanding Series A Preferred Shares), representing approximately 11.9% of the voting rights attached to all of the shares entitled to be voted at the meeting;

  •
  Phoenix Venture Fund LLC which beneficially owns or controls 31,032,014 Series A Preferred Shares (or 48.9% of the outstanding Series A Preferred Shares), representing approximately 23.1% of the voting rights attached to all of the shares entitled to be voted at the meeting;

  •
  William Freas who beneficially owns or controls 2,941,177 Series B Preferred Shares (or 29.4% of the outstanding Series B Preferred Shares), representing approximately 2.2% of the voting rights attached to all of the shares entitled to be voted at the meeting; and

  •
  Ross Irvine who beneficially owns or controls 1,000,000 Series B Preferred Shares (or 10.0% of the outstanding Series B Preferred Shares), representing approximately 0.7% of the voting rights attached to all of the shares entitled to be voted at the meeting.

Cost of Proxy Solicitation

        We will bear the cost of solicitation of proxies from our shareholders. In addition to solicitation by mail, the directors and officers of our company may solicit proxies personally or by telephone or other electronic means. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.

Annual Meeting of Shareholders

        The purpose of this meeting is for our shareholders to consider and, if deemed advisable, approve a special resolution authorizing a change of our Company's jurisdiction from the federal jurisdiction of Canada to the State of Delaware. On December 6, 2006, we held our annual meeting of shareholders. At that meeting, our shareholders:

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  approved our audited financial statements as at and for the year ended March 31, 2006, together with the auditors report (which financial statements are prepared in accordance with Canadian GAAP);

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  elected our directors;

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  appointed our auditors and authorized the directors to fix their remuneration;

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  passed a resolution to amend our share option plan to:

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  amend the provisions of the plan revising the limits on the grant of options to insiders;

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  increase the number of common shares reserved for issuance under the plan from 11,400,000 to 26,800,000;

  •
  permit certain miscellaneous amendments to be made to the plan from time to time without obtaining further approval of our shareholders; and

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  permit the extension from time to time of the expiration date of options granted under the plan to a date immediately following any black out period which prevents the exercise of such options;

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  passed a resolution approving the issuance of that number of common shares having a fair market value of $120,000 (up to a maximum of 500,000 common shares) to Martin E. Janis & Company Inc. for services to be rendered to our company; and

  •
  passed a resolution approving the amendment to the rights, privileges and restrictions attached to our Series A Preferred Shares to permit the quarterly payment of dividends in common shares to the holders of our Series A Preferred Shares.

THE DOMESTICATION

General

        Our board of directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a "continuance" under Section 188 of the Canada Business Corporations Act, also referred to as a "domestication" under Section 388 of the Delaware General Corporation Law (which we sometimes refer to as the DGCL). The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of domestication and a certificate of incorporation for the corporation being domesticated. Our board of directors has unanimously approved our domestication, believes it to be in our best interests and in the best interests of our shareholders, and unanimously recommends approval of our domestication to our shareholders.

        The domestication will be effective upon the filing of the applicable certificates of domestication and incorporation with the office of the Secretary of State of the State of Delaware. Thereafter, Xplore Technologies will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director of the Canada Business Corporations Act. However, our common stock will continue to be listed on the Toronto Stock Exchange and we will continue to be subject to the rules and regulations of the Toronto Stock Exchange and the obligations imposed by each provincial securities regulatory authority in Canada. Upon domestication, our board of directors intends to adopt by-laws, a copy of which is attached to this prospectus as Exhibit D. A copy of Section 190 the Canada Business Corporations Act addressing dissenters' rights in connection with the continuance is attached to this prospectus as Exhibit E.

        The domestication will not interrupt the corporate existence or operations of Xplore Technologies or the trading market of our common stock. Each outstanding common and preferred share at the time of the domestication will remain issued and outstanding as a share of common or preferred stock of Xplore Technologies after its corporate existence is continued from Canada under the Canada Business Corporations Act and domesticated in Delaware under Delaware law. Following the completion of our domestication, our common stock will continue to be listed on the Toronto Stock Exchange under the trading symbol "XPL." In addition, we may seek approval to list our common stock on a national stock exchange or stock market in the United States.

Principal Reasons for the Domestication

        In 2003, our board of directors determined that maintaining our existing corporate headquarters in Canada was no longer consistent with the strategic direction and growth of our business, which is increasingly U.S. driven. Consistent with that determination, our headquarters was transferred from Canada to our facility in Austin, Texas in August 2004. The redomiciling of Xplore Technologies as a Delaware corporation is part of our overall plan to relocate substantially all of our business enterprise to the United States, to have our jurisdiction of incorporation be in the United States and to have our stock trade on an exchange in the United States.

        Our board of directors believes that, by domiciling Xplore Technologies in the United States, we may be able to enhance shareholder value over the long term with greater acceptance in the capital markets and improved marketability of our common stock. Our board of directors considered the fact that, in management's experience, potential investors, lenders and strategic partners in the United States are more familiar with U.S. accounting, tax and disclosure standards than those in Canada and may be more comfortable dealing with U.S. corporations than Canadian corporations. Our board also considered that, by becoming subject solely to U.S. tax laws and accounting standards, we will eliminate many of the income tax and financial accounting complexities associated with incorporation outside the United States. In addition, our board believes that being domiciled in the United States should provide the flexibility to enter into some types of mergers, acquisitions and business combination transactions with other U.S. corporations that could have adverse tax consequences if we remained a Canadian corporation. In addition, our board of directors believes that our domestication will provide greater opportunity in proposing and winning business in the United States.

        Our board of directors chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced personnel. For many years, Delaware has followed a policy of encouraging public companies to incorporate in the state by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances. The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware's corporate law. Coupled with an active bar known for continually assessing and recommending improvements to the DGCL, these factors add greater certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business.

        Our board of directors also considered the following disadvantages of the domestication to our shareholders: the increased costs to comply with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, and the potential tax liability to our shareholders. However, our board believes that the potential benefits of the change in domicile and related adoption of our proposed Delaware certificate of incorporation and by-laws outweigh the disadvantages. In particular, our board believes the prospects for greater acceptance in the capital markets and enhanced marketability for our common stock plus the benefits associated with attracting and retaining skilled and experienced personnel, as well as the greater sophistication, breadth and certainty of Delaware law, make the proposed domestication beneficial to Xplore Technologies, its management and its shareholders.

        There are material differences between Canadian corporate law and Delaware corporate law with respect to shareholders' rights and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

Effects of the Continuance

        Applicable Law.    As of the effective date of the continuance, our legal jurisdiction of incorporation will be Delaware, and the continuing corporation, will no longer be subject to the provisions of the Canada Business Corporations Act. All matters of corporate law will be determined under the Delaware General Corporation Law. We will retain our original incorporation date in Canada as our date of incorporation for purposes of the Delaware General Corporation Law. Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In addition, we will continue to be subject to the rules and regulations of the Toronto Stock Exchange and the obligations imposed by each provincial securities regulatory authority in Canada.

        Assets, Liabilities, Obligations, Etc.    Under Delaware law, as of the effective date of the continuance, all of our assets, property, rights, liabilities and obligations immediately prior to the continuance will continue to be our assets, property, rights, liabilities and obligations. Canadian corporate law ceases to apply to us on the date shown on the certificate of discontinuance to be issued by the Director of the Canada Business Corporations Act.

        Capital Stock.    Once the domestication is completed, holders of our common and/or preferred shares will continue to own one share of our common stock for each common share held and one share of our preferred stock for each preferred share held before the continuance. The existing certificates representing Xplore Canada's shares of capital stock will not be canceled. Holders of options or warrants to purchase Xplore Canada's common shares on the effective date of the continuance will continue to hold options or warrants to purchase the same number of shares of Xplore Delaware's common stock at the same exercise price.

        Business and Operations.    The continuance, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date thereof, but our business and operations will remain the same.

Officers and Directors

        Our board of directors currently consists of four members, Philip S. Sassower (Chairman), Brian E. Usher-Jones, Andrea Goren and Thomas F. Leonardis. Upon the domestication, our board of directors will consist of the same four individuals. Immediately following the domestication, our executive officers will also be unchanged. They are Philip S. Sassower, Chief Executive Officer, Mark Holleran, President and Chief Operating Officer, and Michael J. Rapisand, Chief Financial Officer and Corporate Secretary.

Treatment of the Outstanding Capital Stock, Options and Warrants

        The existing share certificates representing of our common and preferred shares will continue to represent the same number of shares of our common or preferred stock, as applicable, after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of capital stock of Xplore Technologies as a Delaware corporation upon your transfer or at your request. Holders of our outstanding options and warrants will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of common stock of Xplore Technologies as a Delaware corporation for the equivalent exercise price per share, without any action by the holder.

Shareholder Approval

        The continuance is subject to various conditions, including approval by our shareholders of the special resolution authorizing the transaction. A copy of the special resolution is attached to this prospectus as Exhibit A. Under Canadian law, this requires affirmative votes from at least two-thirds of the votes cast by the holders of our common shares, Series A Preferred Shares and Series B Preferred Shares, voting together at the meeting as a single class, whether in person or by proxy. Assuming we receive the requisite shareholder approval for the continuance, our board of directors will retain the right to terminate or abandon the continuance if it determines that consummating the continuance would be inadvisable or not in the best interests of Xplore Technologies or its shareholders, or if all of the respective conditions to consummation of the continuance have not occurred.

Regulatory and Other Approvals

        The continuance is subject to the authorization of the Director of the Canada Business Corporations Act. The Director is empowered to authorize the continuance if, among other things, he is satisfied that the continuance will not adversely affect our creditors or shareholders.

        Canadian law also requires that an application for authorization of a Canadian corporation to continue in another jurisdiction must be accompanied by:

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  a copy of relevant excerpts from the DGCL;

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  an opinion from counsel qualified to provide opinions on DGCL that the law in Delaware permits import of a Canadian corporation, and provides that:

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  the property of Xplore Canada continues to be the property of Xplore Delaware,

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  Xplore Delaware continues to be liable for the obligations of Xplore Canada,

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  an existing cause of action, claim or liability to prosecution is unaffected,

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  a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate, and

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  a conviction against, or ruling, order or judgment in favor of or against, Xplore Canada may be enforced by or against Xplore Delaware;

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  an affidavit of an authorized director or officer stating that:

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  shareholders and creditors will not be adversely affected,

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  the export has been authorized by special resolution of shareholders, and

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  shareholders have been given full disclosure of the effect of the export on their rights and interests;

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  if there are any dissenters, a statement of a director or officer that Xplore Technologies will undertake to honor the dissent right granted by Section 190 of the Canada Business Corporations Act and if necessary to turn to the Canadian courts for that purpose and that it has sufficient funds to pay dissenting shareholders and that arrangements have been made to ensure that those funds will be available to satisfy that claim; and

  •
  the applicable filing fee.

        Subject to the Director's authorization of the continuance, and the approval of our board of directors and shareholders, we anticipate that we will file with the Secretary of State of Delaware a certificate of domestication and a certificate of incorporation under Section 388 of the DGCL, and that we will be domesticated in Delaware on the date that all of the conditions to the domestication have been satisfied. Promptly thereafter, we intend to give notice to the Director that we have been continued under the laws of the State of Delaware and request that the Director issue us a certificate of discontinuance bearing the same date as the date of acceptance of our certificate of domestication and certificate of incorporation by the Secretary of State of Delaware.

Comparison of Shareholder Rights

        The principal attributes of our capital stock before and after continuance and domestication are comparable, but there are material differences in shareholder rights as described below.

        General.    On the effective date of the domestication, we will be deemed to have been incorporated under the laws of the State of Delaware from our inception and will be governed by the certificate of incorporation filed with the certificate of domestication adopted in the special resolution of our shareholders authorizing the domestication. Differences between Canadian corporate law and

Delaware corporate law and between our current articles of incorporation and by-laws and the proposed certificate of incorporation and by-laws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable Canadian and Delaware corporate law and our proposed certificate of incorporation and by-laws, as well as our current Canadian articles of incorporation and by-laws. Our proposed certificate of incorporation and by-laws are included in this prospectus as Exhibit C and Exhibit D, respectively.

        Capital Structure.    Under our proposed Delaware certificate of incorporation, the total number of shares of capital stock that we will have the authority to issue is 300 million shares of common stock, par value $0.001 per share, and 90 million shares of preferred stock, par value $0.001 per share, of which 64 million have been designated Series A Preferred Stock and 10 million have been designated Series B Preferred Stock. Under our current Canadian articles of incorporation, we presently have the authority to issue an unlimited number of common shares, without par value and an unlimited number of preferred shares, issuable in a series, without par value.

        Shareholder Approval; Vote on Extraordinary Corporate Transactions.    Canadian law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law. Furthermore, many matters requiring shareholder approval under Canadian law must be approved by a special resolution of not less than a two-thirds majority of the votes cast by shareholders who voted on those matters. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, whether or not shares of such class or series otherwise carry the right to vote.

        Under Delaware law, and our proposed certificate of incorporation, a sale, lease or exchange of all or substantially all the property or assets of a Delaware corporation or an amendment to its certificate of incorporation requires the approval of the holders of a majority of the outstanding voting power. Mergers or consolidations also generally require the approval of the holders of a majority of the outstanding voting power of the corporation. However, shareholder approval is generally not required by a Delaware corporation if such corporation's certificate of incorporation is not amended by the merger; each share of stock of such corporation outstanding immediately prior to the merger will be an identical outstanding share of the surviving corporation after the effective date of the merger; and the number of shares of common stock, including securities convertible into common stock, issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. In addition, shareholder approval is not required by a Delaware corporation if it is the surviving corporation in a merger with a subsidiary in which its ownership was 90% or greater.

        Amendments to the Governing Documents.    Under Canadian law, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders who voted on the resolution. The directors may make, amend or repeal any by-law unless the articles of incorporation or by-laws provide otherwise. When directors make, amend or repeal a by-law, they are required under the Canada Business Corporations Act to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the by-law, amendment or repeal by a majority of the votes cast by shareholders who voted on the resolution.

        Under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval by the holders of a majority of the outstanding voting power. In addition, under Delaware law, if the amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of the class vote. Delaware law reserves the power to the shareholders to adopt, amend or repeal the by-laws unless the certificate of incorporation confers such power on the board of directors in addition to the shareholders. Our proposed certificate of incorporation authorizes our board of directors to adopt, amended or repeal our by-laws.

        Place of Meetings.    Canadian law provides that meetings of shareholders must be held at the place within Canada provided in the by-laws or, in the absence of such provision, at the place within Canada that the directors determine. A meeting of shareholders may be held at a place outside of Canada if the place is specified in the articles of incorporation or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. Xplore Canada's articles provide that meetings of our shareholders may be held at such places in Canada or the United States as our directors may from time to time determine. Delaware law provides that meetings of the shareholders be held at any place in or out of Delaware designated by or in the manner provided in the certificate of incorporation or by-laws. Our proposed by-laws provide that meetings of the shareholders will be held at any place designated by our board of directors.

        Quorum of Shareholders.    Canadian law provides that, unless the by-laws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our current by-laws provide that the presence of one shareholder, in person or by proxy, constitutes a quorum. Under Delaware law, the certificate of incorporation or by-laws may specify the required quorum, but generally a quorum may consist of no less than one-third of the total voting power. Our proposed by-laws provide that the holders of a majority of the voting power, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

        Call of Meetings.    Canadian law provides that holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition. Delaware law provides that a special meeting of the shareholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or by-laws. Our proposed by-laws provide that a special meeting of shareholders may only be called by our board of directors.

        Shareholder Consent in Lieu of Meeting.    Under Canadian law, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution. Under Delaware law, unless otherwise limited by the certificate of incorporation, shareholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action.

        Director Qualification and Number.    The Canada Business Corporations Act states that a distributing corporation must have no fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates. Additionally, at least 25% of the directors must be Canadian residents unless the corporation has less than four directors, in which case at least one director must be a Canadian resident. Delaware law has no similar requirements; however, the governance standards of all major U.S. stock exchanges require the majority of a listed company's board of directors to be independent.

        Fiduciary Duty of Directors.    Directors of a corporation incorporated or organized under the Canada Business Corporations Act or Delaware General Corporation Law have fiduciary obligations to the corporation and its shareholders. Under these fiduciary obligations, the directors must act in accordance with the so-called duty of care. The Canada Business Corporations Act requires directors of a Canadian corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under Delaware common law, directors have a duty of care and a duty of loyalty. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interest of the shareholders.

        Personal Liability of Directors.    The Canada Business Corporations Act prescribes circumstances where directors can be liable for malfeasance or nonfeasance. Certain actions to enforce a liability imposed by the Canada Business Corporations Act must be brought within two years from the date of the resolution authorizing the act complained of. A director will be deemed to have complied with his fiduciary obligations to the corporation under certain sections of the Canada Business Corporations Act if he relied in good faith on:

  •
  financial statements represented to him by an officer or in a written report of the auditor fairly reflecting the financial condition of the corporation; or

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  a report of a person whose profession lends credibility to a statement made by the professional person.

The Canada Business Corporations Act also contains other provisions limiting personal liability of a corporation's directors.

        Our proposed certificate of incorporation limits the liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, such limitation of liability cannot be relied upon in respect of certain prescribed conduct, including:

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  acts or omissions not in good faith, which involve intentional misconduct or which involve a knowing violation of law;

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  a breach of the duty of loyalty;

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  payment of unlawful dividends;

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  expenditure of funds for unlawful stock repurchases or redemptions; or

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  any transactions from which such director derived an improper personal benefit.

        Indemnification of Officers and Directors.    Under the Canada Business Corporations Act and pursuant to our current by-laws, we will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or settle a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Xplore Canada. In order to qualify for indemnification such director or officers must:

  •
  have acted honestly and in good faith with a view to the best interests of the corporation; and

  •
  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

        The Canada Business Corporations Act also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and otherwise meets the qualifications for indemnity described above.

        Delaware law permits indemnification to its present or former directors or officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

  •
  acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and

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  with respect to any criminal action or proceeding, had no reason to believe that such conduct was unlawful.

        In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that, the court in which the action or suit was brought or the Court of Chancery of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the corporation.

        Our proposed by-laws provide for mandatory indemnification of our directors and officers to the extent permitted under Delaware law. The Delaware General Corporation Law allows the corporation to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. Our proposed by-laws provide for the mandatory advancement of expenses to directors and officers.

        Derivative Action.    Under the Canada Business Corporations Act, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Director; or any other person who, in the discretion of a court, is a proper person to make an application under the part of the Canada Business Corporations Act dealing with shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the Canada Business Corporations Act, the court must be satisfied that:

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  the complainant has given proper notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

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  the complainant is acting in good faith; and

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  it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit including, orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

        Similarly, in Delaware, a shareholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director's duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a shareholder of the corporation at the time of the wrong complained of and remain so through the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other shareholders.

        Dissenter's Rights.    The Canada Business Corporations Act provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

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  any amalgamation with another corporation (other than with certain affiliated corporations);

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  an amendment to the corporation's articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

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  an amendment to the corporation's articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

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  a continuance under the laws of another jurisdiction;

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  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and

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  a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

        However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

        Under Delaware law, shareholders who have neither voted in favor of or consented to the merger or consolidation have the right to seek appraisal in connection with certain mergers or consolidations by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the dissenters. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the court proceeding.

        The Delaware General Corporation Law grants appraisal rights only in the case of certain mergers or consolidations and not in the case of other fundamental changes such as the sale of all or substantially all of the assets of the corporation or amendments to the certificate of incorporation, unless so provided in the corporation's certificate of incorporation. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders. However, appraisal rights are available if the agreement of merger or consolidation does not convert such shares into:

  •
  stock of the surviving corporation,

  •
  stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, or

  •
  cash in lieu of fractional shares or some combination of the above.

        In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

        Oppression Remedy.    Under the Canada Business Corporations Act, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors' powers are or have been exercised in a manner, that would be oppressive or unfairly prejudicial to or would unfairly disregard the interest of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit, including an order restraining the conduct complained of. There are no equivalent statutory remedies under the Delaware General Corporation Law; however, shareholders may be entitled to remedies for a violation of a director's fiduciary duties under Delaware common law.

        Business Combinations.    Section 203 of the Delaware Business Corporation Law provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested shareholder for three years from the date that person became an interested shareholder unless:

  •
  the transaction or the business combination resulting in a person becoming an interested shareholder is approved by the board of directors of the corporation before the person becomes an interested shareholder;

  •
  the interested shareholder acquired at least 85% of the outstanding voting stock of the corporation in the same transaction that makes the person an interested shareholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans; or

  •
  on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder.

        An "interested shareholder" is defined as any person who is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation; or

  •
  an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date on which the person's status as an interested shareholder is to be determined.

        A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value of 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation.

        A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. Our proposed certificate of incorporation does not contain such an exclusion from Section 203 of the Delaware General Corporation Law. There is no comparable provision relating to business combinations under the Canada Business Corporations Act but restrictions on business combinations do exist under applicable Canadian securities laws.

        Anti-Takeover Effects.    Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

  •
  implement a staggered board of directors, which prevents an immediate change in control of the board;

  •
  require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

  •
  only allow the board of directors to call a special meeting of shareholders, which may thwart a raider's ability to call a meeting to make disruptive changes;

  •
  eliminate shareholders' action by written consent, which would restrict a raider's actions to a meeting scenario;

  •
  remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

  •
  provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

  •
  provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

  •
  issue "blank check" preferred stock, which may be used to make a corporation less attractive to a raider.

        Our proposed certificate of incorporation and/or by-laws will provide us with the following powers:

  •
  prior notice of director nominations;

  •
  restrictions on the ability to call a special meeting of stockholders;

  •
  to determine the number of directors and to fill vacancies on the board; and

  •
  to issue "blank check" preferred stock.

Our Proposed Delaware Certificate of Incorporation and By-Laws

        We have included provisions in our proposed Delaware certificate of incorporation and by-laws that do not simply reflect the default provisions of Delaware law. They are as follows:

        Voting Rights Of Common Stock.    Under Delaware law, unless the certificate of incorporation otherwise provides, each stockholder is entitled to one vote for each share of common stock held by such stockholder. Under our proposed certificate of incorporation, holders of our common stock are entitled to one vote for each share of common stock held by them; however, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation relating solely to the terms of our preferred stock if the holders of our preferred stock are entitled to vote on the amendment pursuant to our proposed certificate of incorporation.

        "Blank-Check" Preferred Stock Issuance Authority For Board Of Directors.    Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. Our proposed certificate of incorporation contains a provision granting our board of directors the authority to fix by resolution the powers, preferences, and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock.

        Increase In Amount Of Authorized Preferred Stock.    Under Delaware law, the holders of outstanding shares of a class of stock are entitled to vote as a class on a proposed amendment to increase or decrease the number of authorized shares of such class unless the certificate of incorporation provides that such number of shares may be increased or decreased by the affirmative vote of holders of a majority of the voting power of the outstanding shares entitled to vote. Our proposed certificate of incorporation contains such a provision and requires the vote of the holders of a majority of the voting power of all of our outstanding shares entitled to vote to increase or decrease the aggregate number of authorized shares of preferred stock unless a separate vote is otherwise required.

        By-Laws.    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal the by-laws of the corporation. In addition, if the certificate of incorporation so provides, the board of directors also has the power to adopt, amend or repeal the bylaws. Our proposed certificate of incorporation provides that a majority of the total number of directors has the power to make, amend, alter, change, add to or repeal our by-laws.

        Presentation Of Nominations and Proposals At Meetings Of Stockholders.    Delaware law does not provide procedures for stockholders to nominate individuals to serve on the board of directors or to present other proposals at meetings of stockholders. Our proposed by-laws contain procedures governing stockholder nominations and stockholder proposals. To nominate an individual to our board of directors at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to us, in the case of an annual meeting, not fewer than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting and, in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

        Number Of Directors.    Under Delaware law, the number of directors is fixed by, or in the manner provided in, the by-laws of a corporation, unless the certificate of incorporation fixes the number of directors. Our proposed certificate of incorporation provides that the number of directors must be set by a resolution adopted by a majority of the total number of directors. Our proposed by-laws provide that the number of directors on our board of directors may not be less than three or more than nine.

        Vacancies And Newly Created Directorships.    Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless the certificate of incorporation or the by-laws otherwise provide. Our proposed certificate of incorporation provides that any vacancies and newly created directorships on our board of directors must be filled by a majority of the directors then in office and not by stockholders.

Dissent Rights of Shareholders

        Section 190 of the Canada Business Corporations Act is reprinted in its entirety as Exhibit E to this prospectus. Shareholders may exercise their dissent rights in connection with the proposal to change our jurisdiction of incorporation from the federal jurisdiction of Canada to Delaware.

        If you wish to dissent and do so in compliance with Section 190 of the Canada Business Corporations Act, you will be entitled to be paid the fair value of the shares you hold if the domestication occurs. Fair value is determined as of the close of business on the day before the continuance is approved by shareholders.

        If you wish to dissent, you must send written objection to the continuance to us at or before the meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you abstain or vote against the continuance, you preserve your dissent rights if you comply with Section 190.

However, it is not sufficient to vote against the continuance or abstain. You must also provide a separate dissent notice at or before the meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the Canada Business Corporations Act, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

        Under Section 190, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

  •
  in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

  •
  in the name of a clearing agency in which the intermediary participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

        If you want to dissent and your shares are registered in someone else's name, you must contact your intermediary and either:

  •
  instruct your intermediary to exercise the dissenters' rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary's name); or

  •
  instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissenters' rights directly.

        In other words, if your shares are registered in someone else's name, you will not be able to exercise your dissenters' rights directly unless the shares are re-registered in your name. A dissenting shareholder may only make a claim under Section 190 with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. We are required to notify each shareholder who has filed a dissent notice when and if the continuance has been approved. This must be sent within 10 days after shareholders approve the continuance. We will not send a notice to any shareholder who voted to approve the continuance or who has withdrawn their dissent notice.

        Within 20 days after receiving the above notice from us, or if you do not receive such notice, within 20 days after learning that the continuance has been approved, you must send us a payment demand containing:

  •
  your name and address;

  •
  the number of shares you own; and

  •
  a demand for payment of the fair value of your shares.

        Within 30 days after sending a payment demand, you must send to us through our transfer agent, Equity Transfer Services Inc., 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, the certificates representing your shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

        Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. Your rights as a shareholder will be reinstated if:

  •
  you withdraw your payment demand prior to an offer being made by us;

  •
  we fail to make you an offer of payment; or

  •
  if the continuance does not happen.

        Within seven days of the later of the effective date of the continuance or the date we receive your payment demand, we must send you a written offer to pay for your shares. This offer must include a written offer to pay you an amount considered by our board of directors to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Every offer to pay any shareholder must be on the same terms. We must pay you for your shares within 10 days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

        If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we may, within 50 days after the effective date of the continuance, apply to a court to fix a fair value for your shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of 20 days. You are not required to give security for costs in such a case.

        All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 190 THE CANADA BUSINESS CORPORATIONS ACT IS ATTACHED HERETO AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

ACCOUNTING TREATMENT OF DOMESTICATION

        The continuance of Xplore Technologies and its domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Xplore Technologies (Delaware), the continuing entity, will be reflected at their historical cost to Xplore Technologies (Canada).

        Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

        The domestication may have income tax consequences in both the United States and Canada. We believe these consequences, if any, will be offset by, among other things, our ability, following the domestication, to enter into some types of mergers, acquisitions and combination transactions with U.S. corporations that could have adverse tax consequences if we remained a Canadian corporation. The material tax consequences of the domestication to us and our current shareholders are summarized below.

United States Tax Consequences

        TO ENSURE COMPLIANCE WITH THE REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY TAX STATEMENT HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY TAX-RELATED PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE. ANY TAX STATEMENT HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion, in the opinion of Thelen Reid Brown Raysman & Steiner LLP, our U.S. counsel, sets forth the material United States federal income tax consequences of the domestication to Xplore Technologies, the Canadian corporation, and the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of its common and preferred shares, as well as certain of the expected material federal income and estate tax consequences of the ownership and disposition of the common and preferred stock of Xplore Technologies, the Delaware corporation. Some aspects of this summary involve transfers between Xplore Technologies as a Canadian corporation and Xplore Technologies as a Delaware corporation. To avoid confusion where a distinction is necessary, Xplore Technologies as a Canadian corporation is referred to as "Xplore Canada" and Xplore Technologies as a Delaware Corporation is referred to as "Xplore Delaware."

        This discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of United States tax consequences does not address the tax treatment of special classes of holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding shares of our capital stock as part of a hedging or conversion transaction or as part of a "straddle," United States expatriates, holders who acquired their common stock in Xplore Canada pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissenters rights. We assume in this discussion that you hold our capital stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of the capital stock of Xplore Canada and Xplore Delaware, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

        As used in this summary, the term "U.S. Holder" means a beneficial owner of our capital stock that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or of any political subdivision of the United States;

  •
  an estate the income of which is taxable in the United States regardless of its source; or

  •
  a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for United States federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares, generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special United States federal income tax documentation requirements. A beneficial owner of our capital stock who is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

Code Section 368 Reorganization Provisions

        We plan to change our place of incorporation to the United States through a reorganization qualifying under Code Section 368(a)(1)(F), which we refer to as a F Reorganization, which should not represent a taxable transaction to Xplore Canada for United States federal income tax purposes. For all reorganizations, there is a requirement of continuity of proprietary interests. The IRS has explicitly adopted the position that F Reorganizations only apply to transactions in which there is no change in the existing shareholders of the corporation involved, except for a minor change, generally defined as less than one percent. The IRS may view the ability of our existing shareholders to exercise rights of dissent on the proposal for the domestication and receive the fair value of their shares as a device to shift ownership among historic shareholders or to offer ownership to new shareholders, which therefore, depending on the number of the holders who exercise their rights to dissent from the domestication could jeopardize the status of the domestication as a F Reorganization.

        In the event that the domestication does not qualify as a F Reorganization, it could qualify under Code Section 368(a)(1)(D), which we refer to as a D Reorganization. Even though inbound transactions usually meet the requirements of a D reorganization in either context, the fact that it will not be treated as a F reorganization is important in some instances.

        The domestication may fail to qualify as a D Reorganization if Xplore Delaware does not acquire "substantially all" of the assets of Xplore Canada in the domestication. For ruling purposes, the IRS defines "substantially all" as 70% of the gross assets and 90% of the net assets of Xplore Canada. In determining if Xplore Delaware acquires the requisite amount of assets of Xplore Canada, payments of cash by Xplore Canada to any holders of shares of Xplore Canada that exercise the right to dissent from the domestication will not be considered as assets acquired by Xplore Delaware. Accordingly, if the holders of a significant number of the shares of Xplore Canada exercise the right to dissent from the domestication, the domestication may fail to qualify as a D Reorganization.

Effects of Code Section 367

        Code Section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free. Code Section 367 would apply to the domestication under the circumstances discussed below.

        U.S. Holders who own, directly or by attribution, 10% or more of the combined voting power of all classes of stock of Xplore Canada, which we refer to as a 10% Shareholder, would be required to recognize as dividend income a proportionate share of Xplore Canada's "all earnings and profits amount", which we refer to as the ALL E&P Amount, as determined under Section 1.367(b)-2 of the United States Treasury Regulations.

        A U.S. Holder that is not a 10% Shareholder is not required to include the ALL E&P Amount in income. Instead, absent making an election discussed below to include his or her allocable share of the ALL E&P Amount in income, which we refer to as a Deemed Dividend Election, such U.S. Holder must recognize gain, but will not recognize any loss, on his or her shares if such shares have a fair market value of $50,000 or more on the date of the exchange and the fair market value of Xplore Delaware stock received in the exchange exceeds the U.S. Holder's tax basis of the shares of Xplore Canada surrendered in the exchange. However, such U.S. Holder can make the Deemed Dividend Election to include in income as a dividend the ALL E&P Amount attributable to the shares owned by such U.S. Holder in Xplore Canada. If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange. A Deemed Dividend Election can be made only if the company gives the U.S. Holder the information which provides the ALL E&P Amount for such holder and the U.S. Holder elects and files certain notices with such holder's federal income tax return for the year in which the exchange occurred. U.S. Holders should consult with their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

        A U.S. Holder that is not a 10% Shareholder and owns shares in Xplore Canada with a fair market value of less than $50,000 on the day of the exchange is not subject to tax on the domestication.

        We do not believe we have a positive ALL E&P Amount for these purposes. Therefore, U.S. Holders who are 10% Shareholders, as well as those U.S. Holders who are not 10% Shareholders but who make the Deemed Dividend Election, should have no deemed dividend income and no recognized gain or loss on the exchange of shares of capital stock of Xplore Canada for shares of capital stock of Xplore Delaware. However, no assurance can be given that the IRS will agree with our determination that we do not have a positive ALL E&P Amount.

Passive Foreign Investment Company Considerations

        In addition to the discussion under the heading "Effects of Code Section 367" above, the domestication might be a taxable event to U.S. Holders if Xplore Canada is or ever was a passive foreign investment company, or a PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

        Generally, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if, on average for such taxable year, 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, Xplore Canada would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. Xplore Canada believes that it is not and has never been a PFIC.

Accordingly, the domestication should not be a taxable event for any U.S. Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that Xplore Canada is not a PFIC.

        Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by United States persons exchanging stock of Xplore Canada for stock of Xplore Delaware, if Xplore Canada were classified as a PFIC at any time during such United States person's holding period in such stock and such person had not made either a "qualified electing fund" election under Code Section 1295 for the first taxable year in which such U.S. Holder owned Xplore Canada shares or in which Xplore Canada was a PFIC, whichever is later; or a "mark-to-market" election under Code Section 1296. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

Basis and Holding Period Considerations

        If the domestication is a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Xplore Delaware's stock received by the shareholder in the exchange will equal his or her tax basis in Xplore Canada's shares surrendered in the exchange increased by any gain recognized by such U.S. Holder in the exchange or the ALL E&P Amount included in the income of such U.S. Holder. The holding period for the Xplore Delaware stock will be the same as the U.S. Holder's holding period for the Xplore Canada shares surrendered in the exchange, provided that the shares were held as a capital asset.

        If the domestication is not a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Xplore Delaware's stock distributed to the U.S. Holder will equal his or her tax basis in the shares surrendered plus any gain recognized. The holding period will begin on the date of the exchange.

Consequences to Non-U.S. Holders

        The exchange of shares of Xplore Canada for stock of Xplore Delaware by a Non-U.S. Holder will not be a taxable transaction for such holder for United States federal income tax purposes.

Dividends

        We do not anticipate paying cash dividends on our stock in the foreseeable future. However, if we pay dividends on shares of the stock of Xplore Delaware (which includes distribution of shares of Xplore Delaware common stock to holders of shares of preferred stock of Xplore Delaware), such dividends paid to Non-U.S. Holders will generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty and we have received proper certification (generally on IRS Form W-8BEN) of the application of such income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a Non-U.S. Holder's permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. Holders. In that case, we will not have to withhold United States federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally on IRS Form W-8ECI). In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Gain on Disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of stock of Xplore Delaware unless any one of the following is true:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

  •
  the stock of Xplore Delaware constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" (which we refer to as a USRPHC) for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Xplore Delaware; or the 5-year period ending on the date such Non-U.S. Holder disposes of the stock of Xplore Delaware and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

        We do not anticipate that Xplore Delaware will become a USRPHC. However, since the determination of USRPHC status in the future will be based upon the composition of our assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that we will not become a USRPHC in the future.

U.S. Federal Estate Taxes

        Capital stock of Xplore Delaware owned or treated as owned by an individual who at the time of death is a Non-U.S. Holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person as described above (generally on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to our payments of dividends on the stock of Xplore Delaware.

        The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury regulations.

Canadian Tax Consequences

General

        The following discussion, in the opinion of Davis & Company LLP, our Canadian tax counsel, sets forth the material Canadian federal income tax consequences of the continuance of our company to Canadian-resident shareholders of our company and to United States-resident shareholders of our company. The following summary is based on the facts set out in this prospectus and on additional information provided to Canadian tax counsel by management of our company.

        Although portions of the summary of tax consequences to United States-resident shareholders may apply to shareholders residing in other jurisdictions, this summary does not specifically address tax consequences to such shareholders and accordingly such shareholders are urged to contact their own tax advisors to determine the tax consequences to them. This summary does not include the consequences of any provincial, municipal, or other local tax laws or regulations, any tax laws of any jurisdictions outside of Canada, or any other tax laws other than the federal income tax laws of Canada.

        This summary of Canadian tax consequences, as well as the abbreviated summary of Canadian tax consequences set forth in the section entitled "Summary" of this prospectus are based on the current wording of the Income Tax Act of Canada, the regulations made under that act, the Canada-United States Income Tax Convention, 1980, as amended, and our Canadian tax counsel's understanding of administrative materials published by the Canada Revenue Agency, which we refer to as CRA. This summary takes into account all proposed amendments to the Income Tax Act that have been announced by the Minister of Finance before the date of mailing of this prospectus. However, there is no assurance that such proposed amendments will be enacted in their current form, or at all. Apart from such proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial action. No advance income tax ruling has been obtained from the CRA to confirm the tax consequences of any of the transactions described in this prospectus. This summary assumes that the mind and management of our company will not be in Canada after the continuance.

        This summary of consequences to shareholders of our company applies only to shareholders who, for the purposes of the Income Tax Act, hold their shares of our stock as capital property, deal at arm's length with our company, and are not affiliated with our company. The summary does not apply to a shareholder in relation to whom our company is or will be a foreign affiliate within the meaning of the Income Tax Act, or who holds more than 10% of our company's stock.

        A shareholder will generally be considered to be holding shares as capital property unless the shareholder holds the shares in the course of carrying on a business, acquired the shares in a transaction that is an adventure in the nature of trade, or holds the shares as "mark-to-market"

property for the purposes of the Income Tax Act. Shareholders should consult their own tax advisors if they have questions as to whether they in fact hold their shares as capital property. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding the consequences of the continuance to them.

        THE TAX SUMMARIES IN THIS HEREIN PROVIDE GENERAL INFORMATION ONLY. THEY ARE NOT MEANT TO PROVIDE ANY OF THE SHAREHOLDERS OF OUR COMPANY WITH LEGAL OR TAX ADVICE, AND SHOULD NOT BE INTERPRETED IN THAT MANNER. THEY DO NOT COVER ALL OF THE TAX CONSEQUENCES THAT MIGHT BE RELEVANT TO ALL OF THE SHAREHOLDERS OF OUR COMPANY, AND WILL NOT APPLY IN THE SAME WAY TO ALL THE SHAREHOLDERS OF OUR COMPANY. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS REGARDING THE UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN THEIR PARTICULAR CIRCUMSTANCES.

Our Company

        On the continuance, our company will be deemed under the provisions of the Canada-United States Income Tax Convention to be resident in the United States, and to no longer be resident in Canada. Under the Income Tax Act, the change in our company's residence from Canada to the United States will cause our company's tax year to end immediately before the continuance, and a new tax year to begin at the time of the continuance. Furthermore, our company will be deemed to have disposed of all of its property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. This deemed disposition may cause our company to incur Canadian tax liability on the basis of the resulting deemed capital gains and income.

        Furthermore, our company will be subject to a separate corporate emigration tax imposed by the Income Tax Act on corporations departing from Canada. The emigration tax will be imposed on the amount by which the fair market value of all of our company's property immediately before the continuance exceeds the aggregate of its liabilities at that time and the amount of paid-up capital on all of the issued and outstanding shares of our company's common stock. Tax will be imposed at a rate of 5% on our company's net assets determined under the foregoing formula, unless one of the main reasons for our company changing its residence to the United States was to reduce the amount of this corporate emigration tax or the amount of Canadian withholding tax paid by our company, in which case the rate will be 25%.

        Based on management's review of our assets, liabilities and paid-up capital, as well as the availability of tax loss carry forwards that will be available to us to offset any income resulting from the deemed disposition of our assets, we believe that there should not be material income realized as a result of this deemed disposition. This conclusion is based in part on determinations of factual matters including the fair market value of our property. Furthermore, facts underlying our assumptions and conclusions may also change prior to the effective time of the continuance. We have not applied to the CRA for a ruling as to the amount of federal taxes payable by us as a result of the continuance and do not intend to apply for such a ruling given the factual nature of the determinations involved. In addition, we have not applied to the CRA for a determination of our past losses, and do not intend to apply for such a determination prior to the continuance. There can be no assurance that the CRA will accept the valuations or the positions that we have adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no Canadian federal taxes are due as a result of the continuance or that the amount of Canadian federal taxes found to be due will not be significant.

        Due to our change in residence upon the continuance, we will no longer be subject to taxation in Canada on our worldwide income. However, if we carry on a business through a permanent establishment located in Canada, as that expression is defined in the tax convention, we will be subject to Canadian tax on business profits attributable to the permanent establishment.

        For the purposes of calculating any Canadian tax liability of our company after the continuance, we will be unable to deduct historic losses incurred prior to becoming a Delaware corporation. The continuance will therefore eliminate our past Canadian tax losses as a source of future deductions.

Shareholder Residents in Canada

        The following portion of this summary of Canadian federal tax consequences applies to shareholders of our company who are resident in Canada for the purposes of the Income Tax Act.

        Shareholders of our company who remain holding shares of our stock after the continuance will not be considered to have disposed of those shares by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares, and will have no effect on the adjusted cost base of their shares of our stock.

        Following the continuance, any dividends received by an individual shareholder on the shares of our stock will not be eligible for the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations. Any dividends received by a corporate shareholder on the shares of our stock will be included in calculating that shareholder's income and will generally not be deductible. To the extent that United States withholding taxes are imposed on dividends paid by our company to Canadian-resident shareholders, Canadian resident shareholders will generally be entitled to claim a foreign tax credit against their Canadian income tax.

        Following the continuance, our shares of common stock will continue to be listed on the Toronto Stock Exchange. We may seek approval to list our shares on another prescribed exchange outside of Canada as defined in the regulations under the Income Tax Act. Because our shares of common stock are listed on a prescribed exchange in Canada and, if listed outside of Canada, will be listed on a prescribed stock exchange outside of Canada, our shares of common stock will continue to be a qualified investment for certain deferred income plans under the Income Tax Act, namely trusts governed by deferred profit sharing plans, registered retirement savings plans, registered retirement income funds, and registered education savings plans.

        Canadian residents are required under the Income Tax Act to report their foreign property holdings if the aggregate cost amount of their foreign holdings exceeds Cdn.$100,000. Following the continuance, our shares will constitute foreign property for the purposes of this rule and their cost amount will count towards the calculation of the Cdn.$100,000 threshold.

        Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares. Accordingly, the dissenting shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of that shareholder's shares exceeds or is less than the shareholder's adjusted cost base of the shares.

Shareholders Resident in the United States

        The following portion of this summary of Canadian federal tax consequences applies to shareholders of our company who are resident in the United States and not in Canada for the purposes of the Income Tax Act, and who do not use or hold their shares in the course of carrying on a business in Canada.

        Shareholders of our company who remain holding shares of our stock after the continuance will not be considered to have disposed of their shares by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares, and will have no effect on the adjusted cost base of their shares.

        After the continuance, United States-resident shareholders of our company will not be subject to Canadian withholding tax on dividends received from our company.

        After the continuance, the shares of our stock will not be taxable Canadian property to United-States resident shareholders, and therefore will not cause such shareholders to be subject to taxation in Canada on any subsequent disposition of the shares, provided that more than 50% of the fair market value of the shares is not derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties, and timber resource properties and provided that the shares are not owned by a person who, together with other non-arm's length persons owns, or at any time in the previous months owned, more that 25% of the shares.

        Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares. Based on this conclusion, no Canadian tax need be withheld or remitted on a payment made to a dissenting shareholder resident in the United States.

DESCRIPTION OF CAPITAL STOCK

        Unless the context provides otherwise, the following discussion describes our capital stock assuming that the domestication has already been effected. As of                         , 2007, there were 60,908,002 common shares, 63,472,895 Series A Preferred Shares and 9,988,513 Series B Preferred Shares issued and outstanding.

Common Stock

        We are authorized to issue 300 million shares, par value $0.001 per share, of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, provided that all accrued and unpaid dividends have been paid to the holders of our preferred stock. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive, after payment of any liquidation preference to our holders of preferred stock, proportionately our net assets available after the payment of all debts and other liabilities. Holders of common stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of our Series A Preferred Stock, our Series B Preferred Stock and any other series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the proposed certificate of incorporation, our board of directors has the authority, without shareholder approval, to create one or more series within a class of preferred stock, to issue 90 million shares of preferred stock in such series up to the maximum number of shares of the relevant series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including:

  •
  dividend rights and rates;

  •
  conversion rights;

  •
  voting rights;

  •
  terms of redemption (including any sinking fund provisions) and redemption prices;

  •
  liquidation preferences; and

  •
  the number of shares constituting and the designation of such series.

        While our board of directors has no current intention of doing so, our board of directors may issue preferred stock as an anti-takeover measure without any further action by the holders of the common stock. This may have the effect of delaying, deferring or preventing a change of control of our company by increasing the number of shares necessary to gain control of our company.

        Our proposed certificate of incorporation currently provides for two series of preferred stock, Series A Preferred Stock and Series B Preferred Stock. Other than differences between Delaware law and the federal laws of Canada, the rights, privileges and preferences of our Series A preferred stock and Series B Preferred Stock in our proposed certificate of incorporation are similar to those in our existing articles of incorporation. Below is a summary of the terms associated with our Series A and Series B Preferred Stock. Please refer to our proposed certificate of incorporation annexed to this prospectus as Exhibit C for a full description of the rights and privileges attached to our Series A and Series B Preferred Stock.

Series A Preferred Stock

        Our board of directors is authorized to issue up to 64 million shares of Series A Preferred Stock, of which 63,472,895 shares are issued and outstanding. Our Series A Preferred Stock has the following rights and privileges:

        Voting.    Each share of Series A Preferred Stock will be entitled to vote together with our other shareholders on an as-converted basis, and not as a separate class, except as required by law or our certificate of incorporation. In addition, so long as at least 10% of the shares of Series A Preferred Stock originally issued remain outstanding (approximately 6,347,290 shares), our holders of our Series A Preferred Stock are entitled to vote, separately as a class, to designate two members of our board of directors (which we refer to as the Preferred Directors).

        Furthermore, so long as at least 10% of the shares of Series A Preferred Stock originally issued remain outstanding, our company may not, without the consent of the holders of a majority of the voting power of the Series A Preferred Stock, take any of the following actions:

  •
  liquidate, dissolve or wind-up the affairs of our company, or effect any deemed liquidation event (as that term is defined below);

  •
  amend, alter or repeal any provision of our certificate of incorporation or by-laws in a manner adverse to holders of the Series A Preferred Stock;

  •
  create, authorize or issue any class or series of shares unless the same ranks junior to the Series A Preferred Stock with respect to liquidation and dividends or increase the authorized number of shares of Series A Preferred Stock;

  •
  purchase or redeem or pay any dividend on any of our capital stock prior to the Series A Preferred Stock;

  •
  create or authorize any debt security unless such debt security has received the prior approval of our board of directors, including the Preferred Directors;

  •
  increase or decrease the size of our board of directors; or

  •
  terminate the employment of our Chief Executive Officer, President or Chief Financial Officer or hire or appoint anyone to such offices.

        Dividends.    Subject to the approval of the Toronto Stock Exchange or such other Canadian or United States securities exchange or quotation system which on the date of determination constitutes the principal securities market for our common stock, the Series A Preferred Stock carries an annual 5% dividend, payable quarterly, in that number of shares of common stock determined by dividing the amount of the applicable dividend payment then payable by the U.S. dollar equivalent of the volume weighted average trading price of our common stock on such principal securities market for the 10 trading days ending on the third trading day preceding the applicable dividend payment date, less, if applicable, the maximum discount permitted by such principal securities market at that time.

        Liquidation Preference.    In the event of any liquidation, dissolution or winding up of our company (which we refer to as a Liquidation), the holders of the Series A Preferred Stock will be entitled to receive, in preference to the holders of our common stock, but pari passu with the holders of our Series B Preferred Stock, an amount equal to the greater of $0.34 per each share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends, or such amount per share as would have been payable had each share of Series A Preferred Stock been converted into a share of common stock immediately prior to the Liquidation (which we refer to as the Series A Liquidation Preference). A merger or consolidation (other than one in which shareholders of our company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of our assets will be treated as a liquidation event (which we refer to as a deemed liquidation event) and will also trigger the payment of the Series A Liquidation Preference, unless the holders of the Series A Preferred Stock elect otherwise.

        Optional Conversion.    Our shares of Series A Preferred Stock initially convert on a one-for-one basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. In the event that we issue additional securities at a purchase price less than the then current conversion price of the Series A Preferred Stock (which initially is $0.34 per share), such conversion price (and as a result the conversion ratio) will be adjusted in accordance with the formula described in our certificate of incorporation.

        Mandatory Conversion.    Each share of Series A Preferred Stock will automatically be converted into shares of common stock at the then applicable conversion rate upon:

  •
  the closing of a firm commitment public offering of our common stock with a price of not less than $0.85 per share (subject to adjustment for dividends, splits, combinations and similar events) and net proceeds of not less than $20.0 million; or

  •
  the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

        Our board of directors is authorized to issue up to 10 million shares of Series B Preferred Stock, of which 9,988,513 shares are issued and outstanding. Our Series B Preferred Stock has the following rights and privileges:

        Voting.    Each share of Series B Preferred Stock will be entitled to vote together with our other shareholders on an as-converted basis, and not as a separate class, except as required by law or our certificate of incorporation. In addition so long as at least 10% of the shares of Series B Preferred Stock originally issued remain outstanding (approximately 998,851 shares), our company may not, without the consent of the holders of a majority of the voting power of the Series B Preferred Stock, take any of the following actions:

  •
  amend, alter or repeal any provision of our certificate of incorporation or by-laws in a manner adverse to holders of the Series B Preferred Stock;

  •
  create, authorize or issue any class or series of shares unless the same ranks junior to the Series B Preferred Stock with respect to liquidation and dividends or increase the authorized number of shares of Series B Preferred Stock; or

  •
  purchase or redeem or pay any dividend on any of our capital stock prior to the Series B Preferred Stock, other than dividends on our shares of Series A Preferred Stock as authorized by our certificate of incorporation.

        Dividends.    Subject to the approval of the Toronto Stock Exchange or such other Canadian or United States securities exchange or quotation system which on the date of determination constitutes the principal securities market for our common stock, the Series B Preferred Stock carries an annual 5% dividend, payable quarterly, in that number of shares of common stock determined by dividing the amount of the applicable dividend payment then payable by the U.S. dollar equivalent of the volume weighted average trading price of our common stock on such principal securities market for the 10 trading days ending on the third trading day preceding the applicable dividend payment date, less, if applicable, the maximum discount permitted by such principal securities market at that time.

        Liquidation Preference.    In the event of a Liquidation of our company, the holders of the Series B Preferred Stock will be entitled to receive, in preference to the holders of our common stock, but pari passu with the holders of our Series A Preferred Stock, an amount equal to the greater of $0.34 per each share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends, or such amount per share as would have been payable had each share of Series B Preferred Stock been converted into a share of common stock immediately prior to the Liquidation (which we refer to as the Series B Liquidation Preference). A merger or consolidation (other than one in which shareholders of our company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of our assets will be treated as a liquidation event and will also trigger the payment of the Series B Liquidation Preference, unless the holders of the Series B Preferred Stock elect otherwise.

        Optional Conversion.    Our shares of Series B Preferred Stock initially convert on a one-for-one basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. In the event that we issue additional securities at a purchase price less than the then current conversion price of the Series B Preferred Stock (which initially is $0.34 per share), such conversion price (and as a result the conversion ratio) will be adjusted in accordance with the formula described in our certificate of incorporation; provided, that the conversion price will not in any event be less than $0.255 per share.

        Mandatory Conversion.    Each share of Series B Preferred Stock will automatically be converted into shares of common stock at the then applicable conversion rate upon:

  •
  the closing of a firm commitment public offering of our common stock with a price of not less than $0.85 per share (subject to adjustment for dividends, splits, combinations and similar events) and net proceeds of not less than $20.0 million;

  •
  the conversion of 100% of our then outstanding shares of Series A Preferred Stock; or

  •
  the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

Options/Warrants

        As of February 6, 2007, options to purchase a total of 10,712,812 shares of common stock were issued and outstanding under our Share Option Plan, of which 2,377,917 have fully vested, and warrants to purchase 15,619,025 shares of our common stock were issued and outstanding. These warrants have exercise prices ranging from $0.35 to $0.58 per share with expiration dates from December 17, 2007 to September 22, 2009.

Corporate Governance Provisions with Possible Anti-Takeover Effects

        The provisions in our proposed certificate of incorporation and our by-laws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited takeover proposal that does not contemplate the acquisition of all of the outstanding shares of our common stock or an unsolicited proposal for the restructuring or sale of all or part of us. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our proposed by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not fewer than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our proposed by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede a stockholder's ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to By-Laws

        Our proposed certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Notwithstanding the foregoing, our proposed certificate of incorporation also provides that our by-laws may be amended by the stockholders by a vote of a majority in voting power of all shares of stock then entitled to vote at an election of directors, voting together as a single class.

Limitation of Liability and Indemnification of Officers and Directors

        Our proposed certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the Delaware General Corporation Law. Our proposed by-laws provide that, to the fullest extent permitted by law, we must indemnify and advance expenses to any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or serves or served as a director or officer of any other enterprise at our request and advance expenses. The indemnification and advancement of expenses provisions do not apply to any former officers or directors serving before            , 2007 or arising out of any act or transaction that occurred prior to such date.

        The limitation of liability and indemnification provisions in our proposed certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in our company may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

MARKET PRICE AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is listed on the Toronto Stock Exchange and is traded under the symbol "XPL." We may seek approval to list our common stock on a national stock exchange or stock market in the United Sates. We have one class of common equity and two classes of preferred shares. As of February 2, 2007, there were 211 holders of record of our common shares. The following table sets forth, for the periods indicated, the high and low sales price of our common stock on the Toronto Stock Exchange.

PERIOD	High	Low
	(Cdn. $)	(Cdn. $)
Fiscal Year Ended March 31 2005:
First Quarter	2.19	1.16
Second Quarter	1.89	0.90
Third Quarter	1.00	0.49
Fourth Quarter	0.60	0.40
Fiscal Year Ended March 31 2006:
First Quarter	1.14	0.35
Second Quarter	1.10	0.70
Third Quarter	0.88	0.51
Fourth Quarter	0.68	0.37
Fiscal Year Ended March 31, 2007:
First Quarter	0.50	0.30
Second Quarter	0.68	0.35
Third Quarter	0.46	0.36
Fourth Quarter (through February 2, 2007)	0.50	0.36

Dividend Policy

        We have not declared or paid any dividends on our common stock during our last five fiscal years. Our preferred shares carry an annual 5% dividend, payable quarterly in shares of our common stock.

        The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, and operating and financial conditions and on such other factors as our board of directors may consider appropriate. Under the terms of our articles of incorporation and proposed certificate of incorporation, we are prohibited from paying dividends on our common shares unless and until all accrued and unpaid dividends are paid on our Series A and Series B Preferred Shares. Furthermore, under the terms of our loan agreement with a commercial bank, we are prohibited from paying cash dividends without the bank's prior written consent. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

OUR BUSINESS

Overview

        We engineer, develop, integrate and market rugged, mobile computing systems. Our products and features are designed to enhance the ability of persons to perform their job outside of traditional office settings. Our line of iX™ Tablet PCs are designed to operate in challenging work environments, such as extreme temperatures, repeated vibrations or dirty and dusty conditions. Further, these systems can be fitted with a wide range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mouses and cases.

        Over the past several years our products have been recognized for their ruggedness and versatility. In 2005, Pen Computing chose Xplore for "The Best Rugged Slate-Style Tablet PC" award, readers of the Mobile Village gave awards to both the iX™ product family and to its deployments, and Tablet PC2 gave us an Editor's Choice Award for our AllVue™ screen. More recently, Laptop Magazine recognized our line of rugged Tablet PCs with a coveted Editor's Choice Award.

        Our strategy is to become the leading developer and marketer of rugged mobile wireless computer systems. We currently compete in the rugged tablet PC market. Leveraging our expertise and our existing infrastructure, we plan to penetrate other product market categories, which are larger than the existing rugged tablet PC market.

Recent Developments

        Over the past few years we have undergone the following significant changes:

        Relocation of our corporate headquarters.    In August 2004, we closed our corporate headquarters in Mississauga, Canada and all functions were relocated to Austin, Texas, where most of our employees were based. As a result, we decreased our operating expenses by reducing our travel and communication costs, as well as through Austin's lower cost of living. In addition, we were able to operate in a more efficient and controlled fashion.

        Hiring of a new management team.    Beginning in 2004, we began hiring a new management team that has many years of experience in their respective fields both with large, well-established corporations, as well as with smaller, younger companies, including turnaround situations. Our new management team has implemented business policies and processes that have made our operations more efficient. For example, we have improved our accounts receivable collection procedures, which has strengthened our working capital position and cash flow management.

        New market focus.    We have broadened our sales strategy to increase our focus on Fortune 500 and Global 2000 companies, as opposed to relying primarily on public safety customers. This strategy shift has enabled us to grow our revenues at a faster rate since we believe the average number of computers per order from a Fortune 500 customer is generally significantly higher than the average from public safety customers.

        Geographic expansion.    We have expanded our revenues generated from sales in Europe. Over the near term, we plan to judiciously grow our European team to take advantage of the market demand. In addition, we intend to increase our presence in the Asia-Pacific region by building a larger network of value-added partners and by increasing the size and improving the quality of our sales team, which is same approach we used to achieve sales growth in the U.S.

Products

        Our family of iX™ advanced rugged Tablet Personal Computers is comprised of:

  •
  the iX104C3 Tablet PC with durable finger print reader and user accessible hard drive and PC card bay;

  •
  the iX104C2 Tablet PC with Intel Centrino® technology;

  •
  the iX104C2D Dual Mode with Intel Centrino® technology and both active stylus and finger touch inputs;

  •
  the iX104C2V with AllVue™ with Intel Centrino® technology and AllVue™ LCD technology for enhanced viewability in all lighting conditions; and

  •
  the iX104C2DV Dual Mode with AllVue™ with Intel Centrino® technology, Dual Mode input capability and AllVue™ LCD technology for enhanced viewability in all lighting conditions.

        Our line of iX™ Tablet PCs are designed to operate in challenging work environments, such as extreme temperatures, repeated vibrations or dirty and dusty conditions. Our systems can be fitted with a wide range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, Global Positioning System modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mouses and cases.

        Our family of iX™ computers are based primarily on the following features:

        Rugged—As opposed to some of our competitors, which have primarily placed non-rugged computers in rugged cases, we have built our devices from the inside out, developing over 30 proprietary design elements that provide a heightened and proven level of durability. Our products meet some of strictest specifications in the world, including those established by the U.S. military, including Military Standard Testing for Environmental Extremes. These specifications are designed to allow our products to withstand damage from being dropped onto concrete from up to 4 feet, from being submerged for up to 30 minutes in up to 12 inches of water, and from being exposed to extreme temperatures that are as low as -40° Fahrenheit and as high as 167° Fahrenheit. In addition, our products continue to function when subjected to vibration, sand storms and other challenging outdoor work environments.

        Screen Technology—We seek to be a leader of screen technology with award winning displays. We have designed the AllVue™ screen which is viewable in virtually all challenging lighting conditions, including direct sunlight and dimly-lit environments, as well as its Dual Mode screen that allows the use of a digitizer pen and/or the finger to control the unit. The Dual Mode supports more precise inputs through the pen with more directional finger touch inputs—all in a single unit with auto switching capabilities.

        Processing Power—We have the ability to provide processing power alternatives on a timely and cost-effective basis. Our systems use Intel Pentium M Centrino® processors and associated chipsets, as well as other performance enhancement technologies that we believe are essential in many field applications (such as mapping and remote connectivity). In addition, Lithium ION batteries support usage times between 3-5 hours and a "warm" swap feature allows users to switch batteries in the field without having to power down the system.

        Remote Connectivity—Our current products provide a complete range of wireless alternatives and radio card options as well as global positioning system options.

        Accessories—We offer a broad range of add-on modules and accessories that better enable customers to adapt our computers to their intended use. In particular, we believe our functional, durable and reliable docking solutions are tailored to customer needs. Service, desktop, vehicle, forklift, armored vehicle, and mobile cart docking systems have been deployed to customers.

        Heightened Safety Standards—All of our wireless-enabled tablet PC systems have been tested and certified for use in hazardous locations both in North America and in the European Union.

        Our computers are designed to be used as a mobile computing system. These systems are comprised of an Xplore hardware platform that is fully integrated with one or more software applications. Through its wide feature set, we believe the iX™ family of products allows the customization of a platform that best suits a given application. Our computers combine processing power, viewability, ruggedness and connectivity that can perform in extreme environments.

Strategy

        Our strategy is to become the leading developer and marketer of rugged mobile wireless computer systems. We currently compete in the rugged tablet PC market. Leveraging our expertise and our existing infrastructure, we plan to penetrate other product market categories, which are larger than the existing rugged tablet PC market.

Leverage Existing Markets

        We seek to continue to analyze the needs of the vertical markets we are involved in so that we can continue to grow our business. We intend to continue to focus on customer specific applications by leveraging our core products and technology, as well as our key strategic alliances.

        Our strategy includes the following key elements:

        Identifying and targeting vertical markets, major account and OEM opportunities—To achieve broad penetration of our products, we intend to continue to focus on specific vertical market applications, major accounts and OEM relationships, such as Dell, Inc., Psion Teklogix Inc. and Peak Technologies.

        Investment and nurturing of key relationships—We intend to continue to outsource our manufacturing so that we can continue to focus our efforts on our technology and product development, customer application and project deployment activities, through our collaborations on engineering and manufacturing matters with our partners, such as Wistron.

        Flexible product design and customer-centric approach—We believe the design of our products provides us with the flexibility to respond to customer-specific requirements. We involve our customers in product development and enhancements. This approach is intended to result in improved communication flow throughout the entire sales cycle and is designed to position our products as the optimal mobile computing platform for our customers.

        Delivery of high quality, reliable systems—We seek to have our manufacturing partners implement rigorous quality assurance programs that incorporate our processes, in concert with performing our custom-designed test programs.

        Marketing and distribution relationships—Within each targeted vertical industry, we intend to focus on co-marketing relationships with key application providers and systems integrators. This strategy allows us to define multiple channels of sale within a region while maintaining key strategic alliances.

Expand into New Rugged Product Markets

        We are evaluating other market opportunities, such as the growing need for rugged notebooks, which are broader in scope and opportunity. We believe that an increasing number of companies are requiring their employees to transmit data from the field or non-traditional office environments. We believe this need is supported by a white paper published by the Mobile and Wireless Practice of Venture Development Corporation (which we refer to as VDC) in July 2006, which projects worldwide sales in the rugged mobile computing market to grow to over $6.7 billion by 2010 and the market for large form factor rugged devices to grow to $2.9 billion in 2010. We currently do not have any products in the large form factor rugged mobile computer market, but expect to have three products available for sale in this segment by 2008.

        We believe our family of rugged tablet PCs are uniquely positioned to capitalize on the convergence of three current market trends:

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  the expanding wireless data movement;

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  the transition toward rugged computing solutions in non-traditional office environments; and

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  the adoption of more rugged mobile computers in the face of the failure rates for office-oriented computers that have been deployed into challenging operating environments.

        We believe companies recognize the total cost of ownership is improved by rugged computing solutions.

Sales

        We sell our systems through a multi-tiered distribution network which provides for direct and indirect sales. The network is supported by a sales team of 17 individuals who have geographic responsibilities for direct and indirect sales opportunities. While the sales team has its own prospects, it also works closely with system integrators that resell our products in defined regions based upon a standard channel agreement. We have non-exclusive agreements with system integrators based on the reseller's ability to add value to our systems in the form of application software, professional services, wireless devices, integration activities and customer support programs. We currently have approved system integrators selling into the public safety, utility, field service, logistics and military markets.

        We currently have more than 60 relationships with distribution partners. These include large computer companies such as Dell, Inc. and Hewlett-Packard Company, specialized system integrators such as Psion Teklogix Inc. and Peak Technologies, as well as leading software vendors such as Environmental Systems Research Institute (geographic information system technology). In any given year, a single customer can account for a significant portion of our revenue. For example, in fiscal 2006, Peak Technologies accounted for over 10% of our revenue for that year. Peak Technologies is one of our value-added resellers and is not an end-user of our products. In fiscal 2006, we did not have any single end-user account for over 10% of our revenue. However, as we have a variety of customers, we are not substantially dependent on any single one customer.

        Our end-users include Daimler Chrysler, Hydro One, the City of Cleveland Police Department, Shell Oil UK, Proctor & Gamble, the Royal Netherlands Air Force, the Rome Fire Department and the U.S. Federal Emergency Management Agency. Proctor & Gamble and Burlington Northern Santa Fe Railway have adopted our Tablet PC as their standard rugged tablet computer.

        Our sales from Europe, as well as from other parts of the world, have been growing due to strong market demand for our iX™ line of Tablet PCs. Our sales outside of North America grew from 22.6% of total sales in fiscal year 2005 to 36.6% of total sales in fiscal year 2006.

Marketing

        We have marketing programs aimed at increasing awareness of our products and services, product management and corporate communications. Key elements of our marketing program include:

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  Participation in targeted industry trade shows and conferences;

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  Editorial coverage and advertisements placed in targeted vertical market, technology and business mediums, including specific industry publications;

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  Product marketing refinement by obtaining customer feedback through data collected by our customer support team, as well as through surveys;

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  Distribution sales support through defined training programs;

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  Use of our web site for communications, as well as customer and channel support capabilities;

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  Inclusion of customers, industry experts and others in the product development and testing cycles; and

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  Development of proven case studies or application papers for specific vertical market applications.

        We also market our products through a number of different industry participants, including independent software vendors with application software for a specific industry, systems integrators that bring elements such as wireless communication systems to the project, agents that specialize in rugged mobile computing devices and other consultants. We believe the driving force behind these relationships is an active project where the combination of our systems with the application software and support services seeks to provide a tailored solution designed to meet customers' needs.

        An increasing number of companies and agencies have workforces that require mobile computers that can endure and perform reliably in challenging work environments where dust, shock, vibration, extremely hot or cold temperatures or moisture are present. We provide a competitively priced rugged computer by partnering with Wistron Corporation, a leading contract manufacture located in Taiwan. The market pricing for rugged computers is higher than commercial grade computers used in traditional office settings. We believe the pricing reflects the theory that the total cost of ownership of a rugged computer over a three to five year period can be significantly lower as compared to a non-rugged computer. In fact, several of our customers have disclosed in our customer-based market research studies that they used non-rugged devices and experienced firsthand the direct costs of this decision (e.g. more frequent damage, information retrieval costs, replacement costs), as well as the indirect costs such as prolonged downtime.

        We recognize that, as a small company, our key to success depends on our ability to provide a better product than our larger competitors and to be more responsive to our customers' needs. Some of our accomplishments, such as the AllVue™ screen and the Dual Mode functionality, were the result of customer feedback. When embarking on the development of a new device or an upgrade of an existing one, we devote resources to soliciting customer feedback. We believe this process, combined with our flexibility to make quick decisions and the support of a significant manufacturing partner like Wistron, has enabled us to deliver products and market leading technology ahead of our competitors.

Market Segments

        We target a number of different sectors where we believe the deployment of rugged mobile computers can greatly improve operating efficiencies and reduce related costs.

        Logistics.    We believe globalization, increased competition and heightened consumer expectations are contributing factors to the adoption of mobile computing technologies by many leading warehousing, distribution and retail entities. These operations typically require real time price modifications, product introductions and transitions, and timely inventory management. We believe these sectors will continue to automate order fulfilment, inventory control and management systems as part of an overall effort to integrate enterprise resource planning and supply chain management information systems. Our end-users in this sector include DaimlerChrysler, Andersen Windows and Clare Rose.

        Utilities & Energy.    Generally, utilities and energy related companies continuously have to respond to customers' requests and power outages more expeditiously and efficiently to remain competitive. We believe the reliable and real-time movement of information to and from the field is vital to the success of any field automation system. Hydro One utility in Canada is a major end-user in this sector, as well as Shell Oil.

        Public Safety.    Given the focus in the U.S. on security issues and the continued commitment by Federal, state and municipal governments on law enforcement, fire and emergency medical services, members of the public safety arena are searching for efficiencies that will better enable them to do their jobs. Rugged mobile computing devices assist these groups in a variety of ways. For example, having a reliable and durable Tablet PC provides law enforcement agencies with immediate and reliable access in the field to national and local criminal databases. In this market segment, our products have been sold to over 300 public safety organizations in the U.S., including the Detroit and Cleveland Police Departments, and multiple international organizations, including the Rome Fire Department.

        Military.    As the military continues to transition to commercial and industrial grade rugged mobile computing systems, we expect this segment will represent a significant opportunity. In particular, we believe the U.S. Department of Defense is generally moving away from full military specifications adherence, except for system-critical operations, and instead, is increasing emphasis on purchasing commercial, off-the-shelf equipment. Our end-users in this sector include the U.S. Air Force and the Royal Dutch Air Force.

        Field Service.    According to VDC, the second largest market segment for large form factor rugged mobile devices is the field service industry. This market segment includes mobile technicians from the telecommunications, cable and appliance sectors who typically must have real time access to mission critical data including work tickets, schematics, manuals, customer service records, inventory levels and order status. We believe that companies in this market segment recognize that linking field service personnel through the entire enterprise system can improve customer response, billing, inventory management and throughput metrics, thereby increasing operational efficiencies. Our end-users in this market segment include Cincinnati Bell, Boeing and HydroChem.

Research and Development

        We have assembled an experienced engineering and product development team. Through the collaboration of our employees, engineering and manufacturing partners, including Wistron, we believe we are able to bring significant resources to the research, development and design of our products.

        We seek to design and manage product life cycles through a controlled and structured process. We involve customers and industry experts from our target markets in the definition and refinement of product development. Product development emphasis is placed on meeting industry standards and product specifications, ease of integration, ease of use, cost reduction, design-for manufacturability, quality and reliability.

        We continue to invest in research and development to enhance and expand our rugged mobile computing systems. Additional form factors, operating systems and screen technologies are all considered for integration into our rugged platform as we seek to expand into additional markets. During the fiscal years ended March 31, 2006, 2005 and 2004, we spent $2,402,000, $2,327,000 and $2,523,000, respectively, on research and development activities.

Competition

        Competition in our industry is intense and is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To be competitive, we must continue to develop and introduce, on a timely and cost-effective basis, new products and product features that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. The principal competitive factors affecting the market for our products are the product's technical characteristics, price, customer service, reputation in the industry and brand loyalty. We believe that our strongest competitive factors are our products' durability and reputation in the industry. In order to compete, we will be required to continue to respond promptly and effectively to the challenges of technological changes and our competitors' innovations.

        Our primary competitors in the mobile rugged computer market include the following:

        Panasonic.    Panasonic is the largest provider of mobile rugged computers and offers a series of traditional and convertible notebooks. Panasonic promotes a rugged computer, known as the Toughbook, which is well known in the industry.

        Itronix.    Itronix markets its semi-rugged pen tablet computer systems as part of its mobile portfolio, which also includes rugged notebooks. Last year, Itronix was acquired by General Dynamics Corp.

        Walkabout.    Walkabout promotes a Tablet PC as its main product. Last year, Walkabout was acquired by DRS Technologies, Inc., a multibillion dollar supplier to military agencies.

        Our primary competitors have greater financial, technical, and research and development resources and marketing capabilities than we do.

Manufacturing

        We outsource the majority of our manufacturing services to Wistron, including board production, certain parts procurement, assembly, some quality assurance testing, warranty repair and service. We have a design and manufacturing agreement with Wistron. Wistron makes computers and components for some of the world's largest technology companies, such as Dell, Inc. and Hewlett-Packard Company. Wistron collaborates with Xplore on product specifications and provides us with the flexibility to make changes to our products as market conditions change.

        Under the terms of our agreement with Wistron, which we entered into on July 1, 2003, Wistron provides us with design, manufacturing and support services related to our ruggedized mobile personal computer tablets. Our purchase price of the products produced by Wistron is determined based on the specific configuration of the tablet being produced and is subject to a cost reduction plan and volume based discounts. At least quarterly, we meet with Wistron to develop the cost reduction plan, which targets a 10% annual cost reduction. The plan takes into account alternative suppliers along with components, design, process changes and other cost savings procedures. Each month we provide Wistron with a six month rolling forecast of the products we anticipate ordering. Wistron has 45 days after acceptance of the purchase order to ship the product. If products ordered during any quarter exceed the volume projected in the forecast, Wistron has agreed to use its reasonable best efforts to deliver the excess products within 20 days after acceptance of the purchase order.

        Wistron has provided several warranties to us, including that Wistron has all necessary rights required to sell the products, that each product will be free from any material defect for a period of 18 months, that the products will be free from any liens, encumbrances or defects in title and that the products will comply with all specifications. So long as we are meeting our target volumes, Wistron agrees not to design, engineer, manufacture or sell any rugged mobile tablet that is competitive with ours. The term of the agreement is for five years and automatically renews for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 120 days prior to the expiration of any renewal term.

        We maintain build-to-order capabilities and quality control functions in-house, which are the responsibility of our production and engineering teams. This includes manufacture engineering, development of production and assembly test procedures, definition of quality assurance program and development of test fixtures, build-to-order production and "out-of-box" quality assurance testing.

Intellectual Property

        Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely primarily upon a combination of patent, copyright and trade secret laws and license agreements to establish and protect proprietary rights in our products and technology. We have four U.S. patents and one Canadian patent, along with two U.S. patent applications and one Canadian patent application. We are seeking to obtain patent protection for certain key components of our technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries.

Facilities

        We maintain our corporate functions along with sales support, marketing, finance, engineering and operating groups at a leased premise totalling approximately 21,700 square feet at 14000 Summit Drive, Suite 900, Austin, Texas. The lease expires on August 31, 2009, and has a current annual base rent of approximately $232,000. We have the option to renew this lease for an additional three years. We also lease a satellite office in Helsinki, Finland, on a three-month renewable basis. We believe that our existing leases will be renegotiated as they expire or that alternative properties can be leased on acceptable terms. We also believe that our present facilities are suitable for continuing our existing operations.

Employees

        As at January 31, 2007, we had 72 full-time employees, of which 41 were employed in the operations, engineering, research and development and customer support areas, 11 were involved in corporate and administrative areas, and 20 were employed in sales and marketing. Our employees are not represented by a union or other collective bargaining unit and we have never experienced a work stoppage. We believe that our employee relations are good.

Legal Proceedings

        In June 2005, our company, our former Chief Executive Officer and our former Chief Financial Officer received notices from the staff at the Ontario Securities Commission (which we also refer to as the OSC) which stated that the OSC reviewed the facts and circumstances surrounding the recognition of revenue related to product returned from our distribution channel in fiscal years 2003 and 2004 and our accounting treatment for these transactions in our financial statements under Canadian generally accepted accounting principles. The OSC staff position was that we did not account for certain transactions between our company and some of our value added resellers and some of the revenue which we recognized in our financial statements in accordance with Canadian generally accepted accounting principles. As a result our 2002, 2003 and 2004 annual financial statements, along with our 2004 and 2005 interim and first quarter 2006 financial statements, were required to be restated. Our board of directors formed a special committee to investigate and oversee the OSC matter.

        On November 9, 2005, we filed with the Canadian provincial securities regulatory authorities our audited consolidated financial statements for the year ended March 31, 2005 and our audited restated consolidated financial statements for each of the years ended March 31, 2004, 2003 and 2002, as well as our restated interim financial statements for the years March 31 2005 and 2004 and for the first quarter for fiscal year 2006, all of which were which were prepared in accordance with Canadian generally accepted accounting principles. There are no material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements.

        On January 27, 2006, a panel of commissioners of the OSC approved a settlement agreement with us in connection with their investigation of our accounting treatment for revenue recognition in our financial statements for fiscal years 2002, 2003 and 2004. The settlement agreement resolved the outstanding regulatory issues with respect to such financial statements. Under the terms of settlement agreement, we reimbursed the OSC Cdn.$20,000 towards the costs of the investigation and hearing in this matter, made a settlement payment of Cdn.$50,000 to the OSC for the benefit of third parties, and were reprimanded for our failure to file financial statements in accordance with Canadian generally accepted accounting principles. In addition, we provided the OSC with a comfort letter confirming, among other things, that our new management team had instituted new practices and procedures designed to prevent the future improper recognition of revenue.

        On November 9, 2006, we issued a Statement of Claim against Deloitte & Touche LLP (which we refer to as Deloitte) in the Ontario Superior Court of Justice. In the Statement of Claim, we have alleged negligence against Deloitte with respect to the auditing services provided to us in connection with its audit of our 2002, 2003 and 2004 audited financial statements. The Statement of Claim seeks damages in the amount of Cdn. $4,070,000 for direct and indirect losses. Deloitte has filed an answer to the Statement of Claim.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the information included under "Our Business," "Risk Factors," "Selected Financial Data" and the financial statements included in this prospectus. It is intended to assist the reader in understanding and evaluating our financial position. Unless indicated otherwise, all financial information contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" has been presented in accordance with U.S. generally accepted accounting principles.

        This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed elsewhere in this prospectus.

General

        We engineer, develop, integrate and market rugged, mobile computing systems. Our products and features are designed to enhance the ability of persons to perform their job outside of traditional office settings. Our line of iX™ Tablet PCs are designed to operate in challenging work environments, such as extreme temperatures, repeated vibrations or dirty and dusty conditions. Further, these systems can be fitted with a wide range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals like keyboards, mouses and cases.

        We have undergone significant changes over the past few years, including the relocation of our headquarters from Mississauga, Ontario to Austin, Texas, the hiring of a new management team, improvements in our products and operational processes, and the establishment of a new sales team that expanded our market focus from primarily small public safety organizations to markets including Fortune 500 and Global 2000 companies. On May 30, 2006, we completed a recapitalization that involved the conversion of approximately $19 million in debt (including accrued interest) to equity through the issuance of Series A of Preferred Shares.

Critical Accounting Policies

        Our consolidated financial statements and accompanying notes included in this prospectus are prepared in accordance with U.S. generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management's application of accounting policies. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in Note 2 of the Notes to our Annual Consolidated Financial Statements as of March 31, 2006 and 2005 and for each of years in the three year period ended March 31, 2006. On an ongoing basis, we evaluate our estimates, including those related to our revenue recognition, inventory valuation, warranty reserves, tooling amortization, financial instruments, and income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        Our critical accounting policies are as follows:

        Revenue Recognition.    Our revenue is derived from the sale of rugged, mobile technology which includes rugged mobile computers and related accessories. Our customers are predominantly resellers. However, in limited circumstances we sell directly to end-users. We follow the principles of Staff Accounting Bulletins 101 and 104, and other related pronouncements. Revenue is recognized, net of an allowance for estimated returns, when title and risks of ownership are transferred to the customer, and all significant contractual obligations have been satisfied, the sales price is fixed or determinable and the ability to collect is reasonably assured. Our revenue recognition criteria have generally been met when the product has been shipped. Shipments are based on firm purchase orders from our customers with stated terms. The shipping terms are F.O.B. shipping point. We do not have installation, training and other commitments subsequent to shipment that are other than incidental. Our prices are determined based on negotiation with our customers and are not subject to adjustment. We do not hold inventory at our resellers and we do not expect resellers to hold significant inventories of our products. As a result, we expect returns to be minimal. Our allowance for returns is calculated and regularly reviewed based on historical experience. We have not had material adjustments as our returns have been minimal.

        Warranty Reserves.    Provisions are made at the time of sale for warranties, which are based on our experience and monitored regularly. The revenue related to warranty is recognized when our obligations are covered by a warranty coverage agreement provided by a third party. If our estimates for warranties and returns are too low, additional charges will be incurred in future periods and these additional charges could have a material adverse effect on our financial position and results of operations. Our estimates have not required significant adjustment due to actual experience.

        Inventory Valuation.    We adjust our inventory values so that the carrying value does not exceed net realizable value. The valuation of inventory at the lower of average cost or net realizable value requires us to use estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold and our assessment of expected orders from our customers. Additionally, the estimates reflect changes in our products or changes in demand because of various factors, including the market for our products, obsolescence, technology changes and competition. While the estimates are subject to revisions and actual results could differ, our experience is that the estimates overseen by current management have not been required to be adjusted based on actual results. Accordingly, while any change to the estimates could have a material impact, there have been no material corrections to originally provided amounts.

        Tooling Amortization.    We amortize tooling costs over a two year period or estimated life, whichever is shorter. Those costs are recorded as a cost of revenue, subject to an assessment that future revenue will be sufficient to fully recover the cost of the tooling. This assessment requires an assessment of the market for our products and our future revenue expectations. On a quarterly basis, this assessment is reviewed and the cost of tooling is written down to its net realizable value if its recoverability is not reasonably expected based on estimates of future revenue. There have been no instances where we determined that useful life was less than two years. Accordingly, we have not recorded material adjustments.

        Income Taxes.    We have significant valuation allowances that we intend to maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances.

        Changes in the tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. We are not aware of any such changes that would have a material effect on our results of operations, cash flows or financial position.

        Financial Instruments.    The debentures and the warrants we issued during fiscal years 2006 and 2005 have been valued separately using the Black-Scholes methodology. The debentures were originally reflected in our financial statements at their discounted value and the difference between this discount amount and the face value of the debentures, which is repayable at maturity, has been amortized as additional non-cash interest expense during the term of the debentures. The determination of the value attributed to the warrants and debentures required the use of estimates and judgments particularly related to the assumptions used in the Black-Scholes calculation. In addition, options to acquire common shares issued to employees have been valued using a Black-Scholes calculation and their valuation is impacted by the assumptions used in this calculation.

Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS 154 in fiscal 2007 will have a material impact on our consolidated balance sheets and statements of operations, shareholders' equity and cash flows.

        In December 2004, FASB issued SFAS No. 123R which revises SFAS No. 123 and is effective for small business issuers as of the beginning of the first interim or annual reporting period after December 31, 2005 with early adoption permitted. SFAS No. 123R requires public entities to measure the cost of employment services received in exchange for an award of equity instruments on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123.

        We have, as described in Note 11 to the consolidated financial statements included herein, effectively adopted the provision of SFAS 123R for the year ended March 31, 2004.

        We have valued the options separately using the Black-Scholes Option Pricing Model using discount rates of approximately 4.2%, 3.8% and 3.4% and volatility of 127%, 83% and 106% respectively, and no dividends for the years ended March 31, 2006, 2005 and 2004. Compensation costs of $527,000, $305,000, and $265,000 have been recorded for the years ended March 31, 2006, 2005 and 2004, respectively and $552,000 and $438,000 for the nine months ended December 31, 2006 and 2005, respectively.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after December 1, 2006. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative-effect adjustment to beginning retained earnings. We do not expect the new standard to have any material impact on our financial position and results of operations.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140." SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. SFAS No. 156 is effective for our company as of April 1, 2007. We do not expect the new standard to have any material impact on our financial position and results of operations.

Ontario Securities Commission

        In June 2005, our company, our former Chief Executive Officer and our former Chief Financial Officer received notices from the staff at the Ontario Securities Commission (which we refer to as the OSC) which stated that the OSC reviewed the facts and circumstances surrounding the recognition of revenue in fiscal year 2002 related to product returned from our distribution channel in fiscal years 2003 and 2004 and our accounting treatment with respect to the recognition of revenue in our financial statements prepared in accordance with Canadian generally accepted accounting principles. The OSC staff position was that we did not account for certain transactions between our company and some of our value added resellers and some of the revenue which we recognized in our financial statements in accordance with Canadian generally accepted accounting principles, and as a result, our 2002, 2003 and 2004 annual financial statements and 2004, 2005 and the first quarter of 2006 interim financial statements were required to be restated.

        Our board of directors formed a special committee to investigate and oversee the OSC matter. We restated our financial statements for the fiscal years ended 2002, 2003, and 2004, and certain interim financial statements. These restated financial statements, which were prepared in accordance with Canadian generally accepted accounting principles, were filed with the OSC on November 9, 2005. On January 27, 2006, the OSC approved a settlement agreement with us.

Restatement of Financial Statements under Canadian GAAP

        Historically, we have prepared our financial statements in accordance with Canadian generally accepted accounting principles. There are no material differences between Canadian GAAP and U.S. GAAP as it relates to our consolidated financial statements.

        Our 2002, 2003 and 2004 annual consolidated financial statements as well as our 2004 and 2005 interim consolidated financial statements were restated in accordance with Canadian generally accepted accounting principles. The restatement generally adjusted revenue and expenses between the four annual periods ended March 31, 2005. While the restatement adjustments changed our previously reported results of operations under Canadian generally accepted accounting principles in each of the individual annual periods being reported, the adjustments did not change the cumulative results of operations for the four year period. We have not previously presented, issued or restated our financial statements that have been prepared in accordance with U.S. GAAP. We are making this disclosure with respect to the restatement of our financial statements prepared in accordance with Canadian GAAP for historical purposes.

        The cumulative restated revenue and net loss for the four year period is the same as the previously reported cumulative amounts. The restatement adjustments were as follows:

Revenue Recognition

        In fiscal year 2002, approximately $9,891,000 of sales to resellers originally accounted for as revenue were restated and accounted for as inventory held by resellers. Of the $9,891,000, $2,354,000 was subsequently recognized as revenue when we were paid. The remaining $7,537,000 was subsequently returned to us. These product returns were originally accounted for as reductions in revenue and cost of revenue in fiscal years 2003 and 2004, and under the restatement adjustments were restated as inventory held by resellers. Additionally, under the restatement adjustments the March 31, 2002 allowance for doubtful accounts of $1,320,000 that specifically related to the receivables for the $7,537,000 was eliminated with the reversal of the revenue and receivables.

Inventory Valuation

        Under the restatement adjustments, a $2,519,000 inventory write-down was made in fiscal year 2002 due to the determination that sales demand for certain finished goods was less than the available inventory on-hand or on consignment with our resellers. The write-down adjusted the carrying value of this inventory from its recorded cost to the lower net realizable value. This charge was previously recorded as an inventory write-down of $388,000 in fiscal year 2004 and $811,000 in fiscal year 2005. Additionally, inventory valuation charges were originally recorded as a reduction of the $1,320,000 allowance for doubtful accounts in fiscal years 2003 and 2004. With the elimination of the allowance for doubtful accounts, these valuation adjustments were restated and accounted for in fiscal year 2002.

        We originally recorded a $1,212,000 inventory write-down in the second quarter of fiscal year 2005 for end-of-life products. Under the restatement adjustments, in fiscal year 2004 a $1,212,000 inventory write-down adjustment was made to correct for accounting errors made in the valuation of certain component parts associated with end-of-life products that were obsolete because the components were incompatible with new or other existing products.

Warranty Reserve

        We originally recorded a $755,000 increase in warranty reserves for end-of-life products in the second quarter of fiscal 2005. Under the restatement adjustments, fiscal years 2002, 2003 and 2004 were restated by $89,000, $180,000 and $486,000, respectively, to correct for accounting errors in the computation of warranty reserves and to match the expense to the related sales transactions.

Tooling Depreciation Expense

        We previously recorded the tooling depreciation expense as an operating expense as opposed to in cost of revenue. Under the restatement adjustments, cost of revenue for fiscal years 2005 and 2004 were restated by $456,000 and $591,000, respectively, to classify depreciation of tooling assets as a cost of revenue.

Other Adjustments

        Other adjustments consisted of corrections of accounting errors. Under the restatement adjustments, certain expenditures were restated in a different reporting period to match the restated revenues related to the expenditures. In addition, other expenses were accrued in earlier periods in which the obligation was incurred but not recognized. The cumulative four year period of operating expenses reflected a net reduction of $2,122,000. This reduction primarily consisted of the reclassification of the $1,320,000 allowance for doubtful accounts in fiscal year 2002 as an inventory write-down and the reclassification of $1,047,000 of tooling depreciation to cost of revenue in fiscal years 2004 and 2005.

Summary of Net Adjustments

        The following table represents the net change to amounts previously reported arising from the restatement adjustments for the four fiscal years ended March 31, 2005 under Canadian generally accepted accounting principles:

Net increase (decrease) from amounts previously reported, except for fiscal 2005 statement of loss	Year ended March 31,
					Cumulative Change
	2005	2004	2003	2002
	(In thousands of U.S. dollars, except per share data)
Statement of Loss
Revenue	$742	$1,277	$7,767	$(9,891)	$(105)
Cost of revenues	$(1,784)	$2,287	$5,587	$(4,046)	$2,044
Operating expenses	$(1,200)	$751	$148	$(1,821)	$(2,122)

Net loss	$(3,726)	$1,761	$(2,032)	$4,024	$27

Change in loss per common share	$(0.07)	$0.07	$(0.08)	$0.22

Balance Sheet
Accounts receivable, net	$(105)	$(486)	$(1,592)	$(8,571)
Inventory	$—	$(2,071)	$(280)	$4,305
All other assets	$78	$(215)	$(15)	$(351)
Accounts payable and accrued liabilities	$—	$981	$105	$(593)
Deficit	$27	$3,753	$1,915	$4,024

Results of Operations

        Revenue.    We derive revenue from sales of our rugged wireless Tablet PC systems which encompass a family of active pen and touch Tablet PC computers, embedded wireless, desktop, vehicle, fork truck docking stations and a range of supporting performance matched accessories, peripherals and support services. Our revenue also includes service revenue derived from installation related services and out-of-warranty repairs.

        Cost of Revenue.    Cost of revenue consists of the costs associated with manufacturing, assembling and testing our products, related overhead costs, maintenance, compensation and other costs related to manufacturing support, including depreciation of tooling assets. We use contract manufacturers to manufacture our products and supporting components, which represents a significant part of our cost of revenue. In addition, the costs associated with providing warranty repairs, as well as the costs associated with generating service revenue, are included in cost of revenue.

        Gross Profit.    Gross profit has been, and will continue to be, affected by a variety of factors, including competition, the product mix and average selling prices of products, maintenance, new product introductions and enhancements, the cost of components and manufacturing labor, fluctuations in manufacturing volumes, component shortages, the mix of distribution channels through which our products are sold, and warranty costs.

        Sales, Marketing and Support.    Sales, marketing and support expenses include salaries, commissions, agent fees and costs associated with co-operative marketing programs, as well as other personnel-related costs, travel expenses, advertising programs, trade shows and other promotional activities associated with the marketing and selling of our products. We are expanding our sales operations in order to increase awareness and sales of our products. We also believe part of our future success will be dependent upon establishing successful relationships with a variety of resellers. We expect that sales and marketing expenses will increase in absolute dollars as we expand our sales efforts, hire additional sales and marketing personnel and initiate additional marketing programs.

        Product Research, Development and Engineering.    Product research, development and engineering expenses consist of salaries and related expenses for development and engineering personnel, and non-recurring engineering costs, including prototype costs, related to the design, development, testing and enhancement of our product families. We expense our research and development costs as they are incurred. There may be components of our research and development efforts that require significant expenditures, the timing of which can cause quarterly fluctuation in our expenses.

        General Administration.    General administration expenses consist of salaries and related expenses for finance, accounting, legal, human resources and information technology personnel, professional fees and corporate expenses, and costs associated with being a public company, including regulatory compliance costs.

        Interest.    Interest expense includes interest on all debenture and short-term promissory note borrowings, interest on borrowings related to the bank revolving credit facility, non-cash interest charges representing the amortization of the debenture discount and amortization of deferred financing costs consisting principally of legal fees related to the financing transactions. Debentures issued in fiscal 2005 and 2004 were originally reflected in the financial statements at their discounted value and the difference between this discount amount and the face value of the debentures, which is repayable at maturity, has been amortized as additional non-cash interest expense during the term of the debentures. Interest on our one outstanding debenture is accrued at a rate of 10% per annum and paid semi-annually.

        Other Income and Expenses.    Other income and expenses includes gains and/or losses on dispositions of assets, foreign exchange and other miscellaneous income and expense.

Three and Nine Months Ended December 31, 2006 vs. Three and Nine Month Months Ended December 31, 2005

        Revenue.    Total revenues for the three months ended December 31, 2006 were $8,114,000 compared to $7,218,000 for the three months ended December 31, 2005, an increase of $896,000. Total revenues for the nine months ended December 31, 2006 were $25,953,000 compared to $19,926,000 for the nine months ended December 31, 2005, an increase of $6,027,000. Current year revenue increased over the prior year revenue by approximately 11% for the three months ended December 31, 2006 and approximately 23% for the nine months ended December 31, 2006. For the three and nine months ended December 31, 2006, approximately 67% and 61%, respectively, of the revenue growth is due to unit sales growth attributable to an increase in the size of our sales force by approximately 10% in fiscal 2007 combined with the momentum from an increased focus on the Fortune 500/Global 2000 markets, which provide for larger unit orders. For the three and nine months ended December 31, 2006, the remaining 33% and 39%, respectively, of revenue growth was due to the favorable impact of pricing. Our average selling price improved by approximately 4% and 10% for the three and nine months ended December 31, 2006, respectively, primarily due to a change in our product mix. Approximately 20% of the prior year product mix, as compared to less than 1% of the current year product mix, consisted of the discontinued Renegade product lines that were heavily discounted.

        We operate in one segment, the sale of rugged mobile wireless Tablet PC computing systems. The majority of our revenue was derived from sales in the United States. There were no other countries that accounted for more than 10% of our revenue during the three and nine month period ended December 31, 2006. Canada was the only country outside of the United States that accounted for more than 10% of our revenue for the three and nine month period ended December 31, 2005. At December 31, 2006, there was no one customer with a receivable balance that was greater than 10% of the outstanding receivables.

        Cost of Revenue.    Total cost of revenue for the three months ended December 31, 2006 was $5,871,000 compared to $5,450,000 for the three months ended December 31, 2005, an increase of $421,000 (7.7%) for the three month period. Total cost of revenue for the nine months ended December 31, 2006 was $18,788,000 compared to $15,037,000 for the nine months ended December 31, 2005, an increase of $3,751,000 (24.9%) for the nine month period. The increases for the three and nine months ended December 31, 2006 were attributable to the related respective increases in product sales. We rely on a single supplier for the majority of our finished goods. At December 31, 2006 and 2005, we owed $1,116,000 and $2,463,000, respectively, recorded in accounts payable and accrued liabilities. The year to date inventory purchases and engineering services from this supplier at December 31, 2006 and 2005 were $15,621,000 and $12,090,000, respectively.

        Gross Profit.    Total gross profit increased by $475,000 to $2,243,000 (27.6% of revenue) for the three months ended December 31, 2006 from $1,768,000 (24.5% of revenue) for the three months ended December 31, 2005. Total gross profit increased by $2,276,000 to $7,165,000 (27.6% of revenue) for the nine months ended December 31, 2006 from $4,889,000 (24.5% of revenue) for the nine months ended December 31, 2005. The improvement in gross profit as a percentage of revenue for the three and nine months ended December 31, 2006 as compared to the prior year was due to the more favorable Centrino-based product mix. The prior year product mix included sales of the older generation Renegade product lines that had been discontinued and as such discounted significantly below the Centrino-based product lines. The Renegade unit sales for the three and nine months ended December 31, 2005 were 18.2% and 22.7%, respectively, of total units sold as compared to less than one percent of total units sold in the three and nine months ended December 31, 2006. The favorable impact of the product mix shift was slightly offset by an increase in tooling amortization associated with the new C3 product lines which became available in the second quarter of fiscal 2007. The increase in tooling charges reduced the gross margin percentages by 1.5% and 0.6% for the three and nine months ended December 31, 2006, respectively.

        Sales, Marketing and Support Expenses.    Sales, marketing and support expenses for the three months ended December 31, 2006 were $1,411,000 compared to $1,403,000 for the three months ended December 31, 2005. This increase consists primarily of increases in marketing co-operative development charges of $70,000 and promotional costs related to the new C3 product lines of $65,000 offset by reductions in marketing headcount costs of $110,000 due to net reduction in personnel. Sales, marketing and support expenses for the nine months ended December 31, 2006 were $4,538,000 compared to $3,645,000 for the nine months ended December 31, 2005. This $893,000 increase was largely due to additional marketing activities consisting of increases in marketing co-operative development charges of $228,000, promotional costs and tradeshow activities related to the new C3 product line of $216,000 and incremental demonstration units related costs of $65,000. Additionally, the overall increase includes $247,000 of additional commissions commensurate with the increase in revenue. There was also a shift in personnel expenses with headcount reductions in marketing and increased headcount in sales. The larger sales force accounted for increases in travel, phone and administrative costs aggregating $157,000.

        Product Research, Development and Engineering Expenses.    Product research, development and engineering expenses for the three months ended December 31, 2006 decreased by $125,000 to $861,000 when compared to $986,000 for the three months ended December 31, 2005. For the nine months ended December 31, 2006, costs increased by $66,000 to $2,102,000 from $2,036,000 in 2005. For the three months ended December 31, 2006, additional engineers required for new development projects increased related headcount costs over the prior year by $91,000 and certification costs increased by $127,000. These increases were offset by a larger net reduction of $339,000 in non-recurring engineering costs. This decline resulted from the timing of development projects. The current quarter projects principally included initial development activities related to a rugged notebook and renewal of existing product offerings as compared to the prior year period. This included the completion of the Dual Mode AllVue™ tablet functionality released in early 2006, completion of a low-cost docking solution and initial development activity for the C3 tablet (which is RoHs compliant) that was released in the second quarter of fiscal 2007. For the nine months ended December 31, 2006, principal fluctuations include increases in headcount related costs of $334,000 and regulatory and compliance costs of $189,000 offset by a reduction in non-recurring engineering of $506,000 due to the timing of these projects. We expect our research and development costs to increase during the next year as we develop a family of rugged products.

        General Administration Expenses.    General administration expenses for the three months ended December 31, 2006 were $1,477,000 compared to $782,000 for the three months ended December 31, 2005. A significant portion of the $695,000 increase was related to our corporate migration to the United States and are non-recurring. These include legal costs of approximately $300,000, principally related to our Form S-4 Registration Statement filed with the United States Securities and Exchange Commission in November 2006. The current quarter also includes approximately $300,000 for consulting services related to our migration and funding strategies, of which $160,000 is a non-cash charge for the value of warrants issued for such services. The increase includes $184,000 for headcount costs associated with the staffing or upgrading of key positions that were vacant in the prior year, including that of our President and Chief Operating Officer. The headcount increase includes $26,000 of one-time charges. Also, $50,000 of the general administrative increase is part of a non-cash charge for the value assigned to stock options and $30,000 of costs related to our annual shareholders meeting in December 2006. These increases were offset by a one-time charge in the prior year of $175,000 for payments made in 2006 to our former Chief Executive Officer. General administration expenses for the nine months ended December 31, 2006 were $3,215,000 compared to $3,453,000 for the nine months ended December 31, 2005. The 2005 amount included a charge of approximately $1,025,000 for estimated costs to address and resolve the matters identified in the OSC notification received in June 2005. These costs consisted primarily of legal and audit professional fees. The matters were resolved during fiscal 2006. If the OSC-related costs are excluded, general administration expenses for the nine months ended December 31, 2006 would have increased by $787,000. In addition to the factors noted above, general administration costs for the nine months ended December 31, 2006 includes non-recurring relocation costs of $60,000 for our new President and Chief Operating Officer and $35,000 of one time recruiting costs.

        Interest Expense.    Interest expense for the three months ended December 31, 2006 was $27,000 compared to $545,000 for the three months ended December 31, 2005. Interest expense for the nine months ended December 31, 2006 was $423,000 compared to $1,264,000 for the nine months ended December 31, 2005. The decrease was attributable to our recapitalization completed in May 2006 and the reduction in working capital borrowings since we raised capital through private placements in our second quarter of our current fiscal year.

        Other Income (Expense).    Other income (expense) for the three months ended December 31, 2006 was $8,000 compared to ($5,000) for the three months ended December 31, 2005, an absolute difference of $13,000. Other income (expense) for the nine months ended December 31, 2006 was ($901,000) compared to $225,000 for the nine months ended December 31, 2005, an absolute difference of ($1,126,000). Included in other expense is non-cash interest expense associated with the amortization of deferred financing costs and the debenture discount. There was no non-cash interest for the three months ended December 31, 2006 and 2005. Non-cash interest expense for the nine months ended December 31, 2006 and 2005 was $905,000 and $635,000, respectively. The charge for the nine months ended December 31, 2006 was related to the value assigned to warrants issued to short-term debenture holders for the extension of the maturity date of the debentures and the charge for the nine months ended December 31, 2005 was related to the debenture discount associated with the December 17,

2004 financing. The period ending December 31, 2005 included $877,000 of other income resulting primarily for the sale of previously developed rugged handheld technology to a foreign value added reseller.

        Net Loss.    The net loss for the three months ended December 31, 2006 was $1,525,000 ($0.03 per share) compared to $1,953,000 ($0.03 per share) for the three months ended December 31, 2005. The net loss for the nine months ended December 31, 2006 was $4,014,000 ($0.07 per share) compared to a net loss of $5,284,000 ($0.10 per share) for the nine months ended December 31, 2005.

        Net loss attributable to common shareholders.    In fiscal 2007, we issued Series A and B Preferred Shares that earn a cumulative 5% dividend. For the three and nine months ended December 31, 2006, there were accrued dividends of $315,000 and $683,000, respectively. These dividends increased the net loss attributable to common shareholders and increased the loss per share attributable to the common shareholders by $0.01 for the nine months ended December 31, 2006.

Fiscal Year Ended March 31, 2006 vs. Fiscal Year Ended March 31, 2005

        Revenue.    Total revenue for the year ended March 31, 2006 was $27,480,000 compared to $17,530,000 for the year ended March 31, 2005, an increase of $9,950,000. An increase in unit sales growth accounted for approximately 95% of the revenue increase. The unit growth was attributable to a full year of sales of our Centrino-based tablet, our second generation of the iX104 tablet, that was available for approximately one quarter in the prior year. Centrino-based unit sales increased approximately 300% and accounted for approximately 80% of the fiscal 2006 product mix as compared to approximately 30% of the fiscal 2005 product mix. The increase in Centrino units was offset by an approximate 57% decline in the first generation iX104 unit sales. The first generation iX104 accounted for approximately 20% of the fiscal 2006 product mix as compared to approximately 70% of the fiscal 2005 product mix. We believe the processing power of the Centrino-based tablet and, most notably, our AllVue™ outdoor readable display technology contributed to the increase in Centrino unit sales. Additionally, fiscal year 2006 had a full year's benefit of approximately half of our new sales team established in the first half of fiscal year 2005. The new team was part of our strategy to expand our market focus from primarily small public safety organizations to markets including Fortune 500/Global 2000 companies. Improvements in average unit sales price accounted for approximately 5% of the revenue increase. This was most notably attributable to the improved functionality and premium associated with the Dual Mode AllVue™ screens introduced in late fiscal 2006.

        We operate in one segment, the sale of rugged mobile wireless Tablet PC computing systems. European sales, as well as sales from other parts of the world outside of North America, have been growing due to strong demand for our Tablet PC. From fiscal year 2005 to fiscal year 2006, our sales outside of North America grew from 22% to 37% of total sales, with Europe contributing most of this growth. In fact, revenue from Europe in fiscal year 2006 was $8,629,000, over three times the prior year's amount of $2,752,000.

        The majority of our revenue is derived from sales in the U.S. Other than the Netherlands, with 12.5% of the total revenue, no other country besides the U.S. accounted for more than 10% of our total revenue in fiscal year 2006. In fiscal year 2005, there was no one country, other than the U.S., that accounted for more than 10% of our total revenue. In fiscal years ended March 31, 2006 and 2005, revenues from customers within the U.S. totaled approximately $14.8 million and $13.1 million, respectively, and revenues from customers outside the U.S. totaled approximately $12.7 million and $4.4 million, respectively.

        We have a number of customers, however, in a given year a single customer can account for a significant portion of our sales. For the fiscal year ended March 31, 2006, we had one customer that represented more than 10% of our total revenue and that customer was located in the Netherlands. In fiscal year 2005, there were no customers that accounted for more than 10% of our total revenue.

        Cost of Revenue.    Total cost of revenue for the year ended March 31, 2006 was $20,671,000 compared to $13,860,000 for the year ended March 31, 2005, an increase of $6,811,000. Cost of revenue increased by approximately 49% from fiscal year 2005 to fiscal year 2006, and most of this was attributable to the approximately 57% increase in revenue from fiscal year 2005 to fiscal year 2006. The cost of revenue did not grow at the same rate as revenue in fiscal year 2006. This was in part because the tooling depreciation expense for fiscal year 2006 was less than fiscal year 2005 by approximately $450,000 as the majority of the tooling assets became fully depreciated during fiscal year 2005.

        Gross Profit.    Total gross profit increased by $3,139,000 to $6,809,000 (24.8% of revenue) for the year ended March 31, 2006 from $3,670,000 (20.9% of revenue) for the year ended March 31, 2005. This increase was due to increased revenues driven by a 54% increase in unit sales as well as a reduction in tooling depreciation as noted above.

        Sales, Marketing and Support.    Sales, marketing and support expenses for the year ended March 31, 2006 were $5,284,000 compared to $4,839,000 for the year ended March 31, 2005, an increase of $445,000. This increase was primarily commission costs of $380,000 commensurate with the increase in revenue, as well as $124,000 of travel related expense and advertising costs of $66,000, offset by ($204,000) of head count related costs. We plan to continue investing in sales generation activities as we grow our revenues.

        Product Research, Development and Engineering.    Product research, development and engineering expenses for the year ended March 31, 2006 were $2,402,000 compared to $2,327,000 for the year ended March 31, 2005, an increase of $75,000. Both fiscal years had comparable levels of headcount and development activities. Fiscal year 2005 included costs related to our Centrino® based product that was completed in the third quarter of fiscal 2005, as well as some of the development costs for a rugged handheld product completed in the second quarter of fiscal 2005. We sold the handheld technology during the second quarter of fiscal year 2006. The fiscal year 2006 development costs related principally to enhancement initiatives for our Centrino® based tablet, including the new Dual Mode AllVue™ functionality.

        General Administration.    General administration expenses for the year ended March 31, 2006 were $4,143,000 compared to $4,179,000 for the year ended March 31, 2005, a decrease of $36,000. Included in fiscal year 2006 was a charge of approximately $1,025,000 for estimated costs to address and resolve the matters identified in the OSC notification received in June 2005. Without giving effect to the OSC charge, general administration expenses declined by $1,061,000. This reduction was partially due to efficiencies gained from cost maintenance programs implemented in the middle of fiscal year 2005 and maintained during fiscal year 2006, including reductions of $344,000 in headcount related costs. In addition, fiscal year 2005 included non-recurring legal costs of approximately $717,000 related to our successful defense of certain litigation, various non-recurring expenses associated with our physical migration to the U.S. that was completed during the second quarter of fiscal year 2005, and increased administrative costs related to regulatory compliance requirements. All of the defense litigation matters were settled and the suits against us were dismissed in October 2004. The benefit of these expense reductions were partially offset in fiscal year 2006 by a charge of $175,000 representing future cash payments for separation pay to our former Chief Executive Officer who resigned in September 2005.

        For fiscal years 2006 and 2005, the fair value of employee stock-based compensation expense was $522,000 and $305,000, respectively. This expense was recorded in the employee related functional classification. The increase in expense was primarily attributable to an option grant to all of our employees in January 2006. Fiscal year 2006 has a full year of expense for this grant as compared to only one quarter of expense in fiscal year 2005.

        Depreciation and amortization expenses for fiscal years 2006 and 2005 were $464,000 and $645,000, respectively. The majority of the fiscal year 2005 expense relates to the amortization of tooling costs of approximately $450,000, which were expensed over a two year period and recorded in cost of revenue. The majority of the tooling assets were fully depreciated at March 31, 2005, which accounted for the decline from fiscal year 2005 to 2006. This decline was partially offset by an increase in the amount of depreciation of approximately $204,000 related to our Centrino-based demonstration units in fiscal year 2006. The cost of demonstration units is depreciated on a straight-line basis over six months. The remaining depreciation expense was recorded in general administration and increased by $65,000 related to the new fixed assets associated with the relocation to Austin, Texas.

        Interest.    Interest expense for the year ended March 31, 2006 was $2,454,000 compared to $1,208,000 for the year ended March 31, 2005, an increase of $1,246,000. Interest on debenture and short-term borrowings was $1,548,000 for fiscal year 2006 and $877,000 for fiscal year 2005. The increase in outstanding borrowings account for the increase in interest expense. Interest on our bank revolving credit facility was $121,000 in fiscal year 2006 and nil in fiscal year 2005, as the facility was established in fiscal year 2006. Non-cash interest expense associated with the amortization of the debenture discount was $635,000 for fiscal year 2006 and $310,000 for fiscal year 2005. The fluctuation was attributable to the timing of the debenture financing. Fiscal year 2006 included $150,000 of deferred financing costs as compared to $21,000 in fiscal year 2005. The increase was attributable to an increase in the number of financing transactions.

        Other Income and Expenses.    Other income for the year ended March 31, 2006 was $901,000 compared to other expenses of $8,000 for the year ended March 31, 2005, a net increase of $909,000. In August 2005, we sold a previously developed rugged handheld technology to a foreign value added reseller. The sale agreement provided for an initial payment of approximately $900,000, which we received on August 5, 2005, and a future payment of approximately $700,000, net of our share of future development costs, upon the completion of certain agreed upon production activities by a third party manufacturer. As of March 31, 2006, the agreed upon production activities were not completed and it is uncertain as to whether the purchaser will complete its obligations under the sale agreement. The proceeds received in August 2005, net of related selling expenses, in the amount of $877,000 have been reflected in other income for fiscal year 2006. Our investment in the rugged handheld technology was previously expensed when incurred since the expenditures were research and development related. The technology was in a development stage and did not account for any of our revenue.

        Net Loss.    The net loss for the year ended March 31, 2006 was $6,573,000 ($0.12 per share) compared to a net loss of $8,891,000 ($0.18 per share) for the year ended March 31, 2005. The decrease in the amount of net loss was primarily due to the year-over-year increases in revenue and gross margin, and a relatively smaller increase in operating expenses compared to the prior period.

Fiscal Year Ended March 31, 2005 vs. Fiscal Year Ended March 31, 2004

        Revenue.    Total revenue for the year ended March 31, 2005 was $17,530,000 compared to $24,631,000 for the year ended March 31, 2004, a decrease of $7,101,000. Non-recurring sales to a single customer in fiscal year 2004 of approximately $5.1 million, the net reduction in Home Depot revenue of approximately $3.1 million, and the net reduction in orders from the police departments of Cleveland, Ohio and Detroit, Michigan accounted for the decline in revenue. This decline was partially offset by revenue attributable to the launch of our new rugged Centrino® based iX104 systems in late December 2004, which accounted for 30% of our product mix.

        In fiscal years ended March 31, 2005 and 2004, revenue from customers within the United States totaled approximately $13.1 million and $20.3 million, respectively, and revenue from customers outside the United States totaled approximately $4.4 million and $4.3 million, respectively. In fiscal year 2005 there were no customers that accounted for more than 10% of total revenue. In fiscal year 2004, there were three customers (Gold Type Business Machine, Home Depot USA and Symbol Technologies) who individually accounted for more the 10% of our total revenue. All of these customers are located in the United States and together they accounted for an aggregate 52% of our total revenue.

        Cost of Revenue.    Total cost of revenue for the year ended March 31, 2005 was $13,860,000 compared to $20,880,000 for the year ended March 31, 2004, a decrease of $7,020,000. The $7.1 million decline in revenue from fiscal year 2004 combined with the impact of $2.0 million of charges for inventory write-downs and $486,000 for warranty reserves in fiscal year 2004 account for the decline in cost of revenue. The majority of the inventory write-down charges were related to end-of-life products that were obsolete and/or incompatible with our new products.

        Gross Profit.    Total gross profit decreased by $81,000 to $3,670,000 (20.9% of revenue) for the year ended March 31, 2005 from $3,751,000 (15.2% of revenue) for the year ended March 31, 2004. The net decline was primarily due to a 30% decline in unit sales that accounted for the decrease in revenues and slightly offset by a 3% improvement in pricing due to a more favorable Centrino-based product mix.

        Sales, Marketing and Support.    Sales, marketing and support expenses for the year ended March 31, 2005 were $4,839,000 compared to $4,504,000 for the year ended March 31, 2004, an increase of $335,000. This increase was primarily due to the expansion of our sales team, by more than 50%, with related costs of $418,000 in salary. These costs were offset by commission expense which decreased by $203,000 commensurate with the decrease in revenue.

        Product Research, Development and Engineering.    Product research, development and engineering expenses for the year ended March 31, 2005 were $2,327,000 compared to $2,523,000 for the year ended March 31, 2004, a decrease of $196,000. This decrease was due to the completion of development initiatives related to our Centrino® product.

        General Administration.    General administration expenses for the year ended March 31, 2005 were $4,179,000 compared to $4,616,000 for the year ended March 31, 2004, a decrease of $437,000. This decrease was primarily due to the reduction in headcount related costs of our corporate staff of approximately $202,000 and the reduction in legal fees associated with the resolution of litigation related to one of our value added resellers of approximately $221,000.

        For the fiscal years 2005 and 2004, the fair value of employee stock-based compensation expense was $305,000 and $265,000, respectively. This expense was recorded in the employee related functional classification.

        Depreciation and amortization expenses for the year ended March 31, 2005 were $645,000 compared to $683,000 for the year ended March 31, 2004, a decrease of $38,000. Depreciation expenses related primarily to the amortization of tooling costs of approximately $450,000 which are amortized over a two year period and recorded in cost of revenue. The remaining depreciation expense was recorded in general administration expenses.

        Interest.    Interest expense for the year ended March 31, 2005 was $1,208,000 compared to $4,478,000 for the year ended March 31, 2004, a decrease of $3,270,000. This decrease was primarily due to the decline in non-cash interest expense associated with the amortization of the debenture discount from $3,210,000 in fiscal year 2004 to $310,000 in fiscal year 2005. The debentures were originally reflected in the financial statements at their discounted value and the difference between this discount amount and the face value of the debentures, which was repayable at maturity, was amortized as additional non-cash interest expense during the term of the debentures. The timing of the conversion of certain debentures in consideration for the payment of the exercise price for certain warrants also contributed to the decline in interest expense, offset by the issuance of new debentures in fiscal year 2005.

        Other Income and Expenses.    Other expenses for the year ended March 31, 2005 were $8,000 compared to $329,000 for the year ended March 31, 2004, a decrease of $321,000. This decrease was the result of the loss which occurred in the prior period on foreign exchange primarily related to the impact of the increase in the value of the Canadian dollar on our bank indebtedness which was denominated in Canadian dollars. This indebtedness was fully repaid in fiscal year 2004.

        Net Loss.    The net loss for the year ended March 31, 2005 was $8,891,000 ($0.18 per share) compared to a net loss of $12,699,000 ($0.41 per share) for the year ended March 31, 2004. The decrease in the amount of net loss was primarily due to the reduction in the non-cash interest expense of $2,900,000, a reduction in operating expenses as discussed above.

Liquidity and Capital Resources

        The rate of growth in the tablet market for our products and our success in gaining market share has been less than we anticipated. We have incurred net losses in each fiscal year since our inception and we expect to report operating losses through the end of our fiscal year ending March 31, 2008. As at December 31, 2006, our working capital was $6,635,000 and our cash and cash equivalents were $565,000. From inception we have financed our operations and met our capital expenditure requirements primarily from the gross proceeds of private and public sales of debt and equity securities totaling approximately $87.6 million.

Prior Financings

        In April 2005, we entered into a loan and security agreement with a commercial bank that enabled us to finance certain eligible accounts receivable up to a maximum $2,625,000. In September 2005, we replaced that credit facility with a new two-year $5 million credit facility with the same commercial bank. Under the terms of this two-year agreement, we may finance certain eligible accounts receivable up to a maximum of $5.0 million. Borrowings under the facility bear interest at prime rate plus 2.25%. We are obligated to repay each loan advance on the earliest of the date on which a financed receivable payment is received or the date on which the financed receivable becomes ineligible or 90 days past due. In addition, we are obligated to pay a monthly fee equal to 0.25% of the unused portion of the credit facility. Borrowings are secured by all our assets and intellectual property. Pursuant to the terms of various subordination agreements between us and the commercial bank, a debenture holder and a supplier, the commercial bank has a first priority security interest in all of our assets, the supplier has a priority security interest in certain of our trade debts, and the debenture holder has a security interest in all of our assets. The loan agreement contains a number of financial and operational covenants and, as of February 5, 2007, we are in compliance with such covenants. As of February 5, 2007, there was $1,351,000 of borrowings outstanding under this facility.

        In May and July 2005, we received aggregate gross proceeds of $3 million from one of our principal shareholders, Phoenix Venture Fund LLC (which we refer to as Phoenix), an affiliate of Phoenix and another lender, in connection with the issuance of 10% secured promissory notes in the aggregate principal amount of $3 million. The notes had an original maturity date of August 31, 2005, which was subsequently extended to September 15, 2005. The proceeds were used for working capital and development purposes. The notes were paid in full on September 15, 2005 as part of a later financing with Phoenix.

        On September 15, 2005, we entered into a debenture purchase agreement with Phoenix and other lenders, including an affiliate of Phoenix (which we refer to as the Lenders), whereby the Lenders agreed to provide an aggregate of $5 million of financing to us. The debentures had an original maturity date of March 31, 2006 and borrowings under those debentures bore interest at 10% per annum. We initially drew on the facility and issued debentures to the Lenders in the aggregate amount of $3 million. We used the gross proceeds to re-pay promissory notes in the aggregate amount of $3 million previously issued by our U.S. subsidiary in May and July 2005. On September 29, 2005, November 4, 2005 and November 7, 2005, we made additional draws on the facility and issued debentures to the Lenders in the aggregate amount of $2 million. The proceeds were used for working capital and general corporate purposes. In connection with this financing, the maturity date of all of our other outstanding debentures was extended to April 30, 2007.

        We agreed to issue warrants to the holders of such debentures in the event that any these debentures were not paid in full on or prior to March 31, 2006 entitling the holder to purchase that number of our common shares equal to the number of dollars representing the aggregate amount then due on such holder's debenture. Since the debentures were not repaid on March 31, 2006, on April 10, 2006 we issued warrants to purchase 5,235,343 of our common shares to the Lenders at an exercise price of Cdn.$0.45. The warrants are exercisable through April 10, 2008 and the exercise price of the warrants was based on the average current market price of our common shares for the five days before the date of issuance. In contemplation of our recapitalization (described immediately below), the maturity date of the debentures was extended to June 30, 2006.

        On April 21, 2006, we entered into a financing agreement with Phoenix pursuant to which Phoenix agreed, at its sole discretion, to provide up to $5 million in financing to us. In connection with the financing, we issued Phoenix a 10% secured debenture in the aggregate principal amount of $1.0 million, which had a maturity date of June 30, 2006. The debenture and related accrued and unpaid interest were exchanged for 2,970,185 Series A Preferred Shares as part of the recapitalization discussed below. The remaining $4 million balance under the financing could be funded at any time through June 30, 2006 (subsequently amended to July 31, 2006), in Phoenix's sole discretion, through the issuance of additional Series A Preferred Shares, at a purchase price of $0.34 per share, to Phoenix and/or its assigns.

        On May 30, 2006, we completed a recapitalization pursuant to which approximately $18.9 million of indebtedness was exchanged for 55,520,542 of our Series A Preferred Shares. The recapitalization represented the conversion of all of our outstanding 10% secured debentures (except for one debenture in the aggregate principal amount of $250,000), including accrued interest.

        On July 6, 2006, pursuant to the terms of the April 2006 financing agreement, we issued 2,920,585 Series A Preferred Shares in a private placement resulting in gross proceeds of approximately $993,000, which were used for working capital and general corporate purposes. On July 31, 2006, pursuant to the terms of the April 2006 financing agreement, we issued 5,031,768 Series A Preferred Shares in a private placement resulting in gross proceeds of approximately $1.7 million, which were used for working capital and general corporate purposes.

        On August 9, 2006, we issued 9,988,513 Series B Preferred Shares resulting in gross proceeds of approximately $3.4 million. The net proceeds from this offering are being used for working capital and general corporate purposes. On September 22, 2006, we issued 2,848,253 common shares resulting in gross proceeds of approximately $1.0 million. The net proceeds from this offering are being used for working capital and general corporate purposes.

        On February 7, 2007, we have agreed with our senior lender to increase our revolving credit facility to up to $8 million, subject to definitive documentation. Under the proposed terms of the amended facility, our borrowing formula will be increased to up to the lesser of $8 million or 80% of our U.S. and Canadian accounts receivable outstanding for 90 days or less, plus 80% of our foreign accounts receivable (up to $2.5 million) plus 25% of eligible inventory (up to $1,750,000). The interest rate on our borrowings will remain at prime plus 2.25% (or prime plus 2.5% in the case of borrowings related to our inventory). Under the proposed terms, the maturity date for borrowings under this facility will be extended to March 31, 2008. The amended agreement will include financial covenants that will require us to have a minimum tangible net worth of at least $3,750,000 at all times and a minimum excess availability of $750,000. We expect to enter into definitive documents with respect to this amended credit facility by March 2007.

        In February 2007, our principal shareholder, Phoenix, has agreed to provide or arrange to provide us with additional financing, to the extent necessary, to fund our planned operations over the next 12 months.

        We believe that cash flow from operations, together with borrowings from our credit facility and, if necessary, financial support from Phoenix will be sufficient to fund our anticipated operations, working capital, capital spending and debt service for the next 12 months. However, we may seek to access the public or private markets whenever conditions are favorable even if we do not have an immediate need for additional capital at that time.

Cash Flow Results

        The table set forth below provides a summary statement of cash flows for the periods indicated:

	Nine Months Ended December 31,
	2006	2005
	(in thousands of US dollars)
Cash used in operating activities	$(5,438)	$(6,257)
Cash provided by (used in) investing activities	$(353)	$646
Cash provided by financing activities	$6,300	$6,712
Cash and cash equivalents	$565	$2,343

        Cash used in operating activities in the nine months ended December 31, 2006 and 2005 was $5,438,000 and $6,257,000, respectively. The decrease in cash used in operating activities as compared to the prior period is principally due to the decline in our operating losses due to increased revenues, a prior year non-recurring, non-operating $877,000 gain on the sale of technology, a $611,000 increase in inventory, a $621,000 decrease in accounts receivable that are offset by a $2,900,000 increase in cash applied to accounts payable.

        Cash used in investment activities consists of additions to fixed assets, principally tooling equipment, for our new products, and demonstration units. Net cash provided by investing activities was due to the $877,000 of net proceeds from the sale of technology.

        Cash provided by financing activities for the nine months ended December 31, 2006 and 2005 was $6,300,000 and $6,712,000, respectively. In 2006, net borrowings from the working capital facility were the only activities while in the prior year the financing activities included the net borrowings from the working capital facility and capital raised in a private placement. The 2006 financing activities reflect funds raised through the July 2006 offering of Series A Preferred Shares, the August 2006 offering of Series B Preferred Shares and the September 2006 offering of common shares.

        The table set forth below provides a summary statement of cash flows for the periods indicated:

	Year Ended March 31,
	2006	2005	2004
	(in thousands of US dollars)
Cash used in operating activities	$(8,668)	$(6,317)	$(3,759)
Cash provided by (used in) investing activities	$288	$(332)	$(310)
Cash provided by financing activities	$7,194	$7,177	$4,664
Cash and cash equivalents	$56	$1,242	$714

        Fiscal 2006.    Cash used in operating activities in fiscal year 2006 was $8,668,000. While our net loss was $6,573,000, our net cash used was higher in fiscal year 2006 as compared to fiscal year 2005 primarily due to increases in accounts receivable of $2,750,000, inventory of $759,000 offset by an increase in accounts payable of $897,000 commensurate with the increases in revenue and related activities in our business.

        Cash provided by investing activities in fiscal year 2006 represented the net proceeds from the sale of technology of $877,000 less additions to capital assets of $589,000. Additions in the 2006 fiscal year were principally comprised of the use of our Centrino® based tablets for sales and marketing demonstrations and internal use.

        The cash provided by financing activities of $7,194,000 is comprised of $1,582,000 of net borrowings from the bank indebtedness, $5 million of proceeds from the issuance of short-term debentures and $612,000 of proceeds from the issuance of shares in connection with warrants and options that were exercised in fiscal year 2006.

        Fiscal 2005.    Cash used in operating activities in fiscal year 2005 was $6,317,000. While our net loss was $8,891,000, our net cash used was lower due to significant improvements in our collections processes and business practices that resulted in a $3,452,000 reduction in accounts receivable during fiscal year 2005. At March 31, 2005, accounts receivable were $1,863,000 as compared to $5,315,000 at March 31, 2004 even though approximately $5 million of sales product was shipped in the fourth quarter of each fiscal year. The benefit of the accounts receivable reduction was diminished by an $896,000 increase in inventory necessary to fulfill demand related to our Centrino® based tablets, which were new to the marketplace at the end of the 2005 fiscal year.

        The additions to capital assets of $332,000 represent all of the cash used in investing activities. Additions in the 2005 fiscal year were principally comprised of the use of our new Centrino® based tablets for marketing demonstrations and internal use.

        The increase in cash provided by financing activities of $7,177,000 in fiscal year 2005 as compared to $4,664,000 in fiscal year 2004 is due to timings of related funding. In fiscal year 2005, we received approximately $800,000 in April 2004 in connection with the issuance of common shares, shortly after the end of the 2004 fiscal year and $5 million in the December 2004 private placement.

        Fiscal 2004.    In fiscal year 2004, net cash used in our operating activities was $3,759,000 in fiscal year 2004. Our net loss in fiscal year 2004 was $12,699,000. The impact was reduced on a cash basis by a $5,099,000 reduction in inventory and $3,210,000 of non-cash interest expense. We generated $6,618,000 of cash through the issuance of common shares and debentures and repaid the remaining outstanding balance of our commercial bank indebtedness of $1,969,000. With the remaining proceeds from financing activities, we funded the operating deficits and our investing activities of $310,000 which were solely fixed asset purchases.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

        At March 31, 2006, our contractual obligations consisted of the following:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bank indebtedness	$1,672,000	$1,672,000	—	—	—
Debentures(1)	$17,005,000	16,755,000	$250,000	—	—
Operating leases	$800,000	$244,000	$556,000	—	—
Purchase obligations	$2,900,000	$2,900,000	—	—	—
Other(2)	$87,500	$87,500	—	—	—

Total	$22,464,500	$21,658,500	$806,000	—	—

(1)
On May 30, 2006, we completed a recapitalization pursuant to which approximately $18,877,000 of indebtedness, represented by 10% secured debentures in the original principal amount of

  $17,755,000 and accrued interest of $1,122,000, was exchanged for 55,520,542 Series A Preferred Shares. As of September 30, 2006, we have one secured debenture outstanding in an aggregate principal amount of $250,000 due on April 30, 2009.

(2)
On January 3, 2006, we entered into an agreement with our former Chief Executive Officer whereby we were obligated to pay him $175,000 over an eleven month period which ended on November 1, 2006.

        Our future contractual obligations include future minimum lease payments under non-cancelable operating leases primarily related to our corporate headquarters in Austin, Texas. At March 31, 2006, we had purchase obligations to certain contract manufacturers and other inventory suppliers of approximately $2.9 million related to inventory and product development items extending into fiscal year 2007.

Changes in and Disagreements with Accountants in Accounting and Financial Disclosure under Canadian GAAP

        On March 30, 2005, Deloitte & Touche LLP (which we refer to as Deloitte), who were our independent accountants for more than four years, resigned as our auditor. Deloitte's report with respect to its audit of our financial statements for the two years ended March 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. Prior to Deloitte's resignation, we had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in connection with its report. On April 13, 2005, our board of directors approved a proposal to appoint Mintz & Partners LLP as our auditor effective April 11, 2005.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, current exchange rates, commodity prices or other market factors. We are exposed to market risk related to changes in interest and foreign currency exchange rates, each of which could adversely affect the value of our current assets and liabilities. At December 31, 2006, we had cash and cash equivalents consisting of cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days. If market interest rates were to increase immediately and uniformly by 10% from its levels at December 31, 2006, the fair value would decline by an immaterial amount. We do not believe that our results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates relative to our cash and cash equivalents, given our current ability to hold our money market investments to maturity. We do not enter into foreign exchange contracts to manage exposure to currency rate fluctuations related to our United States dollar denominated cash and money market investments.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information concerning the directors and executive officers of our company as of January 31, 2007:

Name	Age	Positions with our Company
Philip S. Sassower	67	Chairman of the Board of Directors and Chief Executive Officer
Mark Holleran	49	President and Chief Operating Officer
Michael J. Rapisand	47	Chief Financial Officer and Corporate Secretary
Andrea Goren	39	Director
Thomas F. Leonardis	63	Director
Brian E. Usher-Jones	61	Director

        Philip S. Sassower has served as our Chief Executive Officer since February 2006 and has been a director of our company and served as Chairman of the Board of Directors since December 2004. Mr. Sassower is the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. Mr. Sassower served as Chairman of the Board of Communication Intelligence Corp., an electronic signature solution provider, from 1998 to 2002 and Chairman of the Board of Newpark Resources, Inc., an environmental services company, from 1987 to 1996.

        Mark Holleran has served as our President and Chief Operating Officer since February 2006. Mr. Holleran served as Vice President of Sales from April 2003 to February 2006. Prior to joining our company, Mr. Holleran was a consultant with the U.K. based consulting firm of Cox Consulting Ltd. from 2002 to 2003. Prior to that, Mr. Holleran served as President and Chief Executive Officer of Wavestat Wireless Inc., a developer of wireless products, from 2000 to 2002. Mr. Holleran served as Vice-President—Sales and Marketing at Cabletron Systems of Canada from 1996 to 1999.

        Michael J. Rapisand has served as our Chief Financial Officer and Corporate Secretary since August 2004. Prior to joining our company, Mr. Rapisand served as Chief Financial Officer of TippingPoint Technologies, Inc., a network-based security hardware manufacturer, from October 2002 to March 2004. Prior to that, Mr. Rapisand served as Chief Financial Officer and Vice President of ThinkWell Corporation, a publishing company, from October 2001 to September 2002. From March 1997 to July 2001, Mr. Rapisand served as Finance Director of Dell Inc. In October 2006, Mr. Rapisand became a director of DataMetrics Corporation, a designer and manufacturer of rugged electronic products.

        Andrea Goren has been a director of our company since December 2004. Mr. Goren is a Managing Director of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003 and has been associated with Phoenix Enterprises LLC since January 2003. Prior to that, Mr. Goren served as Vice President of Shamrock International, Ltd., a private equity firm, from June 1999 to December 2002.

        Thomas F. Leonardis has been a director of our company since June 2005. Mr. Leonardis has been President and Chief Executive Officer of Ember Industries, Inc., a contract electronics manufacture, since November 2001. Mr. Leonardis has been a director of DataMetrics Corporation, a designer and manufacturer of rugged electronic products, since November 2001.

        Brian E. Usher-Jones has been a director of our company since 1996. Since 1992, Mr. Usher-Jones has been self-employed as a merchant banker. Mr. Usher-Jones is currently a director of Wireless Age

Communications Inc. From November 2000 to September 2006, Mr. Usher-Jones served as Chairman and Chief Executive Officer of Oromente Resources Inc., a mining exploration company. From November 2002 to September 2005, Mr. Usher-Jones served as Chairman of Greenshield Resources Ltd., a mining exploration company. From April 1997 to June 2004, Mr. Usher-Jones served as a director of Calvalley Petroleum Inc., an oil exploration company. From June 2001 to July 2004, Mr. Usher-Jones served as a director of Pivotal Self-Service Technologies Inc., which installs ATM machines. From January 2001 to December 2003, Mr. Usher-Jones served as Chairman of International Vision Direct, an internet seller of contact lenses. Mr. Usher-Jones served as Treasurer and Interim Chief Financial Officer of our company from August 1996 to November 1997 and from August 2001 to December 2001.

        There are no family relationships between any director or executive officer of the Company.

Audit and Executive Committees

        We are required to have an Audit Committee, which presently consists of Brian E. Usher-Jones, Andrea Goren and Thomas Leonardis. Mr. Usher-Jones is Chairman of the Audit Committee. We also have an Executive Committee, which presently consists of Philip S. Sassower and Andrea Goren.

Executive Compensation

        The following table sets forth, for each of our last three completed fiscal years, the compensation paid to our Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer (which we refer to as "Named Executive Officers") who were serving as executive officers at the end of the most recently completed fiscal year, where the total annual salary and bonus of such individual exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
							Awards		Payouts
Name and Principal Position	Fiscal Year	Salary US($)	Bonus US($)		Other Annual Compensation US($)(1)		Restricted Stock Award(s)($)	Securities Under Options/SARs Granted(#)	LTIP payouts ($)	All Other Compensation US$
Philip S. Sassower Chief Executive Officer(2)	2006 2005 2004	— — —	— — —		— — —		— — —	150,000 — —	— — —	— — —
Brian R. Groh(3) President and Chief Executive Officer	2006 2005 2004	84,642 201,002 107,546	— — —		144,108 54,643 —	(8) (9)	— — —	300,000 367,328 562,000	— — —	— — —
Michael J. Rapisand(4) Chief Financial Officer	2006 2005 2004	145,000 96,330 —	50,000 — —	(10)	— — —		— — —	— 830,000 —	— — —	— — —
Richard Perley(5) Senior Vice President	2006 2005 2004	140,000 130,000 116,000	— — —		— — —		— — —	200,000 340,420 255,000	— — —	— — —
Mark Holleran(6) President and Chief Operating Officer	2006 2005 2004	147,973 137,846 156,611	123,737 106,865 —	(11) (11)	— — —		— — —	340,000 78,334 175,000	— — —	— — —
Steven Sienkiewcz(7) Vice President of Operations	2006 2005 2004	56,341 143,346 —	— — —		— — —		— — —	— 830,000 —	— — —	— — —

(1)
Except as otherwise indicated, perquisites and other personal benefits, securities or property did not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus of the Named Executive Officer for the fiscal year.

(2)
Mr. Sassower was appointed Chief Executive Officer on February 17, 2006. Mr. Sassower does not receive a salary in connection with his services.

(3)
Mr. Groh resigned effective September 22, 2005. Mr. Groh received additional payments from us after his resignation pursuant to a settlement agreement.

(4)
Mr. Rapisand joined our company on August 9, 2004.

(5)
Mr. Perley resigned effective March 10, 2006. He continues to provide services to us pursuant to a consulting agreement.

(6)
Mr. Holleran joined our company on April 28, 2003 and was appointed President and Chief Operating Officer on February 17, 2006. He previously held the position of Vice President of Sales.

(7)
Mr. Sienkiewicz joined our company on April 12, 2004 and resigned effective June 24, 2005.

(8)
This payment was made pursuant to a settlement agreement entered into in connection with Mr. Groh's resignation.

(9)
Represents reimbursement for relocation costs.

(10)
This payment represents a one-time bonus made to Mr. Rapisand.

(11)
Represents sales commissions.

        The following table sets forth information concerning options granted to purchase common shares to the Named Executive Officers during the most recently completed fiscal year.

Option Grants During the Fiscal Year Ended March 31, 2006

						Potential Relalizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
				Market Value of Securities Underlying Options on the Date of Grant C($)
		% of Total Options Granted to Employees in Financial Year
Name	Securities Under Options Granted(#)		Exercise Price C($)
					Expiration Date	5%(C$)	10%(C$)
Philip S. Sassower	150,000	9.5%	$0.93	$0.93	June 21, 2010	146,475	153,450
Brian R. Groh	300,000	19.0%	$0.93	$0.93	June 21, 2010	292,950	306,900
Michael J. Rapisand	—	—	—	—	—	—	—
Richard Perley	200,000	12.7%	$0.93	$0.93	June 21, 2010	195,300	204,600
Mark Holleran	340,000	21.5%	$0.93	$0.93	June 21, 2010	332,010	347,820
Steven Sienkiewicz	—	—	—	—	—	—	—

(1)
The amounts shown reflect hypothetical gains that could be achieved for the options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Potential realizable values in the table above are calculated by:

  •
  Multiplying the number of shares of our common stock subject to the option by C$0.93.

  •
  Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 5-year term of the option.

  •
  Subtracting from that result the total option exercise price.

        The 5% or 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

        The following table sets forth information concerning the exercise of options to purchase common shares during the most recently completed fiscal year by each of the Named Executive Officers and the financial year-end value of unexercised options, on an aggregated basis.

Aggregated Options Exercises During the Fiscal Year Ended March 31, 2006
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized C($)	Unexercised Options at March 31, 2006 (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at March 31, 2006 C($) Exercisable/ Unexercisable(1)
Philip S. Sassower	—	—	0/150,000	$0/$0
Brian R. Groh	—	—	666,006/0	$0/$0
Michael J. Rapisand	—	—	394,167/435,833	$0/$0
Richard Perley	—	—	396,388/0	$0/$0
Mark Holleran	—	—	195,001/554,999	$0/$0
Steven Sienkiewicz	—	—	0/0	$0/$0

(1)
Based on the market value of Cdn.$0.45 for the underlying common shares as at March 31, 2006, less the exercise price.

Compensation of Directors

        In June 2006, our board of directors approved a compensation program for our directors pursuant to which we pay each of our directors who is not our employee, whom we refer to as a non-employee director, fees for attendance at board meetings. Each non-employee director receives $1,500 for each board meeting he attends in person and $750 for each board meeting he attends by teleconference. In addition, from time to time, we have granted options to our directors to purchase our common shares.

        We reimburse each director of our board of directors for out-of-pocket expenses incurred in connection with attending our board and board committee meetings. Compensation for our directors, including cash and equity compensation, is determined, and remains subject to adjustment, by our board of directors.

Employee Agreements

Mark Holleran

        On June 30, 2006, we entered into an employment agreement with Mark Holleran, our President and Chief Executive Officer. The agreement is for a period of two years, and may be renewed for an additional one year period. In consideration for his services, during the term Mr. Holleran is entitled to receive a base salary of $250,000 per year, subject to any increase as may be approved by our board of directors. Mr. Holleran is also entitled to receive a performance bonus of up to 100% of his base salary based on his achievement of defined objectives in the following categories: revenues, hiring new employees, product development, retention of staff, EBITDA performance and additional financing. In addition, we may award, in our sole discretion, Mr. Holleran additional performance bonuses in recognition of his performance. In connection with entering into the employment agreement, Mr. Holleran was awarded options to purchase 1.2 million of our common shares at a price of $0.34 per share. The options will vest in equal annual installments over a period of three years. As part of this grant, Mr. Holleran agreed to the extinguishment of any options previously granted to him that did not vest on or before June 22, 2006.

        Mr. Holleran is also eligible to participate in a transaction bonus pool in the event of the sale of our company during the term of Mr. Holleran's employment agreement. The amount of the transaction bonus pool will be based upon the total consideration received by our shareholders from the sale of our company, less our transaction expenses. Mr. Holleran will be entitled to receive 50% of the total amount of the transaction bonus pool, while 30% will be allocated to our Chief Financial Officer and the remaining 20% will be distributed among our senior management team as decided by our board of directors.

        If we do not renew Mr. Holleran's employment agreement after the initial period of two years, he will be entitled to continue to receive his base salary for an additional period of one year, less any amounts he earns from any employment or self-employment during that time. Mr. Holleran will also be entitled to receive an amount equal to the average of his performance bonus paid to him during the term of his employment agreement. In addition, Mr. Holleran may be eligible to continue to participate in our group health plans during this one year period.

        As part of the employment agreement, we agreed to reimburse Mr. Holleran up to $80,000 of his expenses incurred in connection with his relocation from Toronto, Canada to Austin, Texas. We also agreed that if we terminate Mr. Holleran's employment without cause during the term of his employment agreement, in addition to any payments due to him under the terms of the agreement, we will reimburse Mr. Holleran up to $80,000 of his expenses incurred in connection with his relocation back to Canada. The employment agreement also contains customary non-compete, non-solicitation, non-disparagement and confidentiality provisions.

Brian R. Groh

        Brian R. Groh, our former President and Chief Executive Officer, entered into a corporate relocation agreement with our company in September 2005. In addition to the reimbursement of certain relocation costs and expenses related to his relocation to Austin, Texas, the agreement provided for an annual salary of $200,000, of which $150,000 and $175,000 were paid in cash and $50,000 and $25,000 in stock compensation in the first year and second year, respectively. In 2004, Mr. Groh also received options to purchase 150,000 common shares under our Share Option Plan.

        Effective January 3, 2006, in connection with his resignation from our company, we entered into an agreement with Mr. Groh whereby, among other things, we agreed to pay him a total of $175,000, consisting of an up-front payment of $25,000 and 12 monthly payments of $12,500 each, and extend the maturity date of his options to purchase 95,672 of our common shares to April 28, 2006 and his options to purchase 570,334 of our common shares to November 1, 2006. In return, Mr. Groh agreed to terminate his prior agreement with us and acknowledged that he was not entitled to any payments or benefits from our company other than as set forth in the separation agreement. The agreement also contains provisions prohibiting Mr. Groh from soliciting any of our employees or competing against us for a period of one year. We made our last payment to Mr. Groh in October 2006 and on November 1, 2006, all of his options to purchase our common shares expired unexercised.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Andrea Goren, Brian E. Usher-Jones and Thomas F. Leonardis. Mr. Goren is co-manager of the managing member of Phoenix Venture Fund LLC, one of our principal shareholders. Mr. Usher-Jones served as our Interim Chief Financial Officer from August 1996 to November 1997 and from August 2001 to December 2001. For information concerning transactions between us and Phoenix Venture Fund, see "Certain Relationships and Related Transactions."

Certain Relationships and Related Transactions

        In April 2003, we raised gross proceeds of $2,000,000 through two private placements of 10% secured debentures and common share purchase warrants to acquire up to an aggregate of 9,090,912 common shares. Each warrant entitles the holder to acquire one common share at an exercise price of C$0.33 until April 2006. In connection with this financing, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust (which we refer to as the Sassower Trust), of which Philip S. Sassower, our Chairman of the Board and Chief Executive Officer, is Trustee, purchased $502,500 aggregate principal amount of 10% secured debentures and common share purchase warrants to acquire up to an aggregate of 2,284,092 common shares.

        In March 2004, we raised gross proceeds of $3,234,000 through a private placement of 4,042,000 units at $0.80 per unit, each unit comprised of one common share and one common share purchase warrant. Kilgorie Investments Ltd., a corporation controlled by Richard Hamm, one of our former directors, purchased 156,250 units in this transaction. In addition, Phoenix Enterprises LLC, of which Philip S. Sassower, our Chairman of the Board and Chief Executive Officer, is Chief Executive Officer, assisted us with this financing and received an advisory fee of $90,000.

        During the year ended March 31, 2004, we issued warrants to Brian E. Usher-Jones, one of our directors, in consideration for a $270,000 bridge loan that he provided to us on October 18, 2002. These warrants entitled Mr. Usher-Jones to acquire up to 270,000 common shares at an exercise price of C$0.50.

        In September 2004, we issued a 10% senior secured debenture in the original principal amount of $1.05 million to the Sassower Trust. The principal and accrued interest under this debenture were paid in full with the proceeds from our December 2004 private placement of convertible debentures.

        In November 2004, we issued a 10% senior secured debenture in the principal amount of $1.6 million to Phoenix. Mr. Sassower and Andrea Goren, a director of our company, are the co-managers of the managing member of Phoenix. The principal and accrued interest under this debenture were paid in full with the proceeds from our December 2004 private placement of convertible debentures.

        In December 2004, we completed a $5 million private placement of 10% secured convertible debentures and common share purchase warrants to acquire an aggregate of 9,100,000 common shares at $0.55 per share. The principal amount of each debenture could be converted, at the holder's option, into common shares at a conversion price of $0.44 per share. Interest accrued on the debentures could be satisfied, at the option of the holder, by the issuance of our common shares. The debentures had an original maturity date of October 31, 2005. Pursuant to this transaction, we issued a $4.9 million debenture and a warrant to purchase 8,918,000 common shares to Phoenix.

        In May 2005, we raised $1.5 million through the issuance of a 10% secured promissory note to Phoenix. The original maturity date of the note, July 20, 2005, was subsequently amended to August 31, 2005 and then to September 15, 2005. The principal amount of this note was paid in full from the proceeds of our September 2005 private placement of debentures.

        In July 2005, we raised $1.5 million through the issuance of 10% secured promissory notes to Phoenix, the Sassower Trust and another lender. The original maturity dates of the notes, August 31, 2005, was subsequently amended to September 15, 2005. The principal amount of these notes was paid in full from the proceeds of our September 2005 private placement of debentures.

        On September 15, 2005, we entered into a debenture purchase agreement with Phoenix, the Sassower Trust and another lender (which we refer to as the Lenders), whereby the Lenders agreed to provide an aggregate of $5 million of financing to us. The debentures had an original maturity date of March 31, 2006, which was subsequently amended to June 30, 2006. Borrowings under those debentures bore interest at 10% per annum. We initially drew on the facility and issued debentures to the Lenders in the aggregate amount of $3 million. We used the gross proceeds to re-pay promissory notes in the aggregate amount of $3 million previously issued by our U.S. subsidiary in May and July 2005. On September 29, 2005, November 4, 2005 and November 7, 2005, we made additional draws on the facility and issued debentures to the Lenders in the aggregate amount of $2 million. The proceeds were used for working capital and general corporate purposes. In connection with this financing, the maturity date of all of our other outstanding debentures was extended to April 30, 2007. Of this $5 million facility, we issued debentures in an aggregate principal amount of $4.5 million to Phoenix and the Sassower Trust.

        Since the debentures issued pursuant to this debenture purchase agreement were not paid in full by March 31, 2006, in accordance with the terms of the agreement, we issued warrants to the holders of those debentures entitling the holder to purchase that number of our common shares equal to the number of dollars representing the aggregate amount then due on such holder's debenture. Thus, on April 10, 2006, we issued to Phoenix and the Sassower Trust warrants to purchase 4,724,144 of our common shares at an exercise price of Cdn.$0.45. The warrants are exercisable through April 10, 2008 and the exercise price of the warrants was based on the average current market price of our common shares for the five days before the date of issuance.

        On April 21, 2006, we entered into a financing agreement with Phoenix pursuant to which Phoenix agreed, at its sole discretion, to provide up to $5 million in financing to us. In connection with this financing, we issued a $1 million 10% secured debenture to Phoenix, which had a maturity date of June 30, 2006. The debenture (including accrued and unpaid interest) was exchanged for 2,970,185 Series A Preferred Shares as part of our recapitalization. The remaining $4 million balance under the financing could be funded at any time through June 30, 2006 (subsequently amended to July 31, 2006), in Phoenix's sole discretion, through the issuance of additional Series A Preferred Shares, at a purchase price of $0.34 per share, to Phoenix and/or its assigns. Phoenix later assigned its right to purchase $2,703,800 of the remaining $4 million debentures to non-affiliated third parties (except for $50,000 which was assigned to Michael J. Rapisand, our Chief Financial Officer), which was subsequently exchanged for 7,952,353 Series A Preferred Shares, including 147,059 Series A Preferred Shares issued to Mr. Rapisand.

        On April 21, 2006, we entered into a purchase and exchange agreement with Phoenix and certain other debenture holders, whereby the debenture holders agreed to exchange their outstanding debentures for our Series A Preferred Shares at the rate of one Series A Preferred Share for every $0.34 of principal and accrued and unpaid interest. On May 30, 2006, we completed a recapitalization, pursuant to which approximately $18.9 million of indebtedness, representing all of our outstanding 10% secured debentures, including accrued interest (except for one debenture in the aggregate principal amount of $250,000), was exchanged for 55,520,542 of our Series A Preferred Shares. Pursuant to this recapitalization, we issued 45,012,677 Series A Preferred Shares to Phoenix, the Sassower Trust, Mr. Sassower and another entity controlled by Mr. Sassower in exchange for debentures in the aggregate principal amount of $14,307,500.

        In February 2007, Phoenix agreed to provide or arrange to provide us with additional financing, to the extent necessary, to fund our planned operations over the next 12 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficially ownership of our capital stock as of January 31, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our "named executive officers" and (iv) our directors and executive officers as a group.

	Common Shares Beneficially Owned			Series A Preferred Shares Beneficially Owned			Series B Preferred Shares Beneficially Owned
Name of Beneficial Owner(1)	Number of Common Shares(2)		Percentage of Class(3)	Number of Series A Preferred Shares		Percentage of Class(4)	Number of Series B Preferred Shares	Percentage of Class(5)	Percentage of Combined Classes(6)
Philip S. Sassower	2,839,917	(7)	4.6%	13,676,370	(15)	21.5%	—	—	12.2%
Mark Holleran	366,668	(8)	*	—		—	—	—	*
Michael J. Rapisand	612,084	(9)	*	147,059		*	—	—	*
Brian E. Usher-Jones	413,750	(10)	*	—		—	—	—	*
Andrea Goren	60,000	(11)	*	—		—	—	—	*
Thomas F. Leonardis	50,000	(12)	*	—		—	—	—	*
Phoenix Venture Fund LLC 110 East 59th Street New York, NY 10022	13,117,452	(13)	17.7%	31,032,014	(16)	48.9%	—	—	29.9%
Alex and James Goren 150 East 52nd Street New York, NY 10022	—		—	3,595,961	(17)	5.7%	—	—	2.7%
William Freas c/o Joseph Gunnar & Co. 30 Broad Street New York, NY 10004	47,516		*	—		—	2,941,177	29.4%	2.2%
Ross Irvine c/o Sky Capital LLC 110 Wall Street New York, NY 10005	16,155		*	—		—	1,000,000	10.0%	*
All directors and executive officers as a group (6 persons)	4,342,419	(7)(14)	6.9%	13,823,429	(15)(18)	21.8%	—	—	13.3%

*
Represents less than 1% of class or combined classes.

(1)
Except as otherwise indicated above, the address of each shareholder identified is c/o Xplore Technologies Corp., 14000 Summit Drive, Suite 900, Austin, Texas 78728. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)
Options and warrants exercisable within 60 days of the record date are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(3)
Based on 60,890,900 common shares issued and outstanding as of January 31, 2007.

(4)
Based on 63,472,895 Series A Preferred Shares issued and outstanding as of January 31, 2007.

(5)
Based 9,988,513 Series B Preferred Shares issued and outstanding as of January 31, 2007.

(6)
Based on 60,890,900 common shares, 63,472,895 Series A Preferred Shares and 9,988,513 Series B Preferred Shares issued and outstanding as of January 31, 2007.

(7)
Includes 2 million common shares owned of record by Phoenix Enterprises Family Fund, LLC, an entity controlled by Mr. Sassower, 50,000 common shares that Mr. Sassower has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007 and 524,692 common shares that Mr. Sassower has the right to acquire under outstanding warrants exercisable within 60 days after October 31, 2006 owned of record by The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, an entity controlled by Mr. Sassower. Does not include 13,117,452 common shares Phoenix Venture Fund LLC, of which Mr. Sassower is the co-manager of the managing member of, has the right to acquire under outstanding warrants exercisable within 60 days after January 31, 2007. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

(8)
Includes 366,668 common shares that Mr. Holleran has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007.

(9)
Includes 612,084 common shares that Mr. Rapisand has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007.

(10)
Includes 150,000 common shares that Mr. Usher-Jones has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007.

(11)
Includes 50,000 common shares that Mr. Goren has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007. Does not include 13,117,452 common shares Phoenix Venture Fund LLC, of which Mr. Goren is the co-manager of the managing member of, has the right to acquire under outstanding warrants exercisable within 60 days after January 31, 2007. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

(12)
Includes 50,000 common shares that Mr. Leonardis has the right to acquire under outstanding options exercisable within 60 days after January 31, 2007.

(13)
Consists of 13,117,452 common shares that Phoenix Venture Fund LLC has the right to acquire under outstanding warrants exercisable within 60 days after January 31, 2007. Voting and investment power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

(14)
Includes 1,278,752 common shares our directors and executive officers have the right to acquire under outstanding options exercisable within 60 days after January 31, 2007 and 524,692 common shares our directors and executive officers have the right to acquire under outstanding warrants exercisable within 60 days after January 31, 2007.

(15)
Includes 5,171,847 Series A Preferred Shares owned of record by Phoenix Enterprises Family Fund, LLC and 7,135,973 Series A Preferred Shares owned of record by The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, entities controlled by Mr. Sassower. Does not include 31,032,014 Series A Preferred shares beneficially owned by Phoenix Venture Fund LLC, of which Mr. Sassower is the co-manager of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

(16)
Voting and investment power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

(17)
Consists of 2,497,976 Series A Preferred Shares owned of record by JAG Multi Investment LLC and 1,097,985 Series A Preferred Shares owned of record by Goren Brothers LP. Voting and investment power over these shares is held equally by Alex Goren and James Goren.

(18)
Does not include 31,032,014 Series A Preferred shares beneficially owned by Phoenix Venture Fund LLC, of which Philip S. Sassower and Andrea Goren are the co-manager of the managing member. Mr. Sassower and Mr. Goren each disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

INTEREST OF MANAGEMENT IN THE DOMESTICATION

        No person who has been a director or executive officer of our company since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the domestication other than those interests arising from their ownership of our capital stock.

LEGAL MATTERS

        Certain legal matters under United States law relating to the issuance of shares of capital stock of Xplore Technologies in connection with the domestication and certain matters relating to the United States tax consequences of the domestication will be passed upon by Thelen Reid Brown Raysman & Steiner LLP. Certain legal matters relating to the Canadian tax consequences of the domestication will be passed upon by Davis & Company LLP.

EXPERTS

        The consolidated financial statements of Xplore Technologies as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, have been included in this prospectus in reliance upon the report of Mintz & Partners LLP, independent registered auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

        Any shareholder's proposal that is intended to be presented at the 2007 annual meeting of shareholders must be received by the company no later than August 10, 2007. The proposal can then be included in the proxy statement (or management information circular if the domestication is not approved or not consummated) and the proxy for the 2007 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this prospectus at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this prospectus by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Xplore Technologies, that file electronically with the SEC. The address of the SEC's Internet website is http://www.sec.gov.

        Additional information relating to our company is also available on SEDAR at www.sedar.com. Financial information for our most recently completed financial year is provided in the comparative financial statements and management's discussion and analysis for our most recently completed financial year. Copies of our audited consolidated financial statements and management's discussion and analysis, may be obtained upon request from our Corporate Secretary at 14000 Summit Drive, Suite 900, Austin, Texas 78728.

        The contents and the sending of this circular have been approved by the board of directors of Xplore Technologies Corp.

DATED:                        , 2007.

Name: Michael J. Rapisand Title: Corporate Secretary and Chief Financial Officer

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF

XPLORE TECHNOLOGIES CORP.

 XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands of United States dollars)

	UNAUDITED	AUDITED
	December 31, 2006	March, 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$565	$56
Accounts receivable	5,782	4,613
Inventory	5,331	3,713
Prepaid expenses and other current assets	356	826

Total current assets	12,034	9,208

Fixed assets, net	556	597
Deferred charges (Notes 5 and 6)	77	1,419

	$12,667	$11,224

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,660	$7,042
Bank indebtedness (Notes 4 and 11)	739	1,672
Short-term debentures (Note 5)	—	5,000

Total current liabilities	5,399	13,714

Debentures (Note 5)	250	12,005

	5,649	25,719

Commitments and contingencies (Notes 4, 5 and 9)
SHAREHOLDERS' EQUITY (DEFICIENCY):
Series A Preferred Shares (Notes 5, 6 and 7)	20,704	—
Series B Preferred Shares (Note 6)	2,707	—
Share capital—Common Shares (Note 6)	64,972	66,153
Additional paid-in-capital (Note 5)	4,637	1,340
Accumulated other comprehensive loss	(2,474)	(1,104)
Accumulated deficit	(83,528)	(80,884)

	7,018	(14,495)

	$12,667	$11,224

See accompanying notes to unaudited consolidated financial statements.

 XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss—Unaudited

(in thousands of United States dollars, except loss per common share)

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
REVENUE (Note 8)	$8,114	$7,218	$25,953	$19,926
COST OF REVENUE	5,871	5,450	18,788	15,037

GROSS PROFIT	2,243	1,768	7,165	4,889

EXPENSES:
Sales, marketing and support	1,411	1,403	4,538	3,645
Product research, development and engineering	861	986	2,102	2,036
General administration (Note 6)	1,477	782	3,215	3,453

	3,749	3,171	9,855	9,134

LOSS FROM OPERATIONS	(1,506)	(1,403)	(2,690)	(4,245)

OTHER INCOME (EXPENSE):
Interest expense (Notes 4, 5 and 7)	(27)	(545)	(423)	(1,264)
Amortization of deferred financing costs (Note 5)	—	—	(905)	(635)
Other income (expense) (Note 10)	8	(5)	4	860

	(19)	(550)	(1,324)	(1,039)

NET LOSS	(1,525)	(1,953)	(4,014)	(5,284)
Dividends attributable to Preferred Shares (Note 6)	(315)	—	(683)	—

Net loss attributable to common shareholders (Notes 3 and 6)	$(1,840)	$(1,953)	$(4,697)	$(5,284)

LOSS PER SHARE	(0.03)	(0.03)	(0.07)	(0.10)
Dividends attributable to Preferred Shares (Note 6)	—	—	(0.01)	—

Loss per share attributable to common shareholders (Note 6)	$(0.03)	$(0.03)	$(0.08)	$(0.10)

Weighted average number of common shares outstanding (Note 3)	60,897	56,455	58,973	55,485

See accompanying notes to unaudited consolidated financial statements.

 XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows—Unaudited

(in thousands of United States dollars)

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash used in operations:
Net loss	$(1,525)	$(1,953)	$(4,014)	$(5,284)
Items not affecting cash:
Depreciation and amortization	173	51	394	170
Net gain on sale of technology	—	—	—	(877)
Amortization of deferred financing costs	—	—	981	635
Stock-based compensation expense	259	113	552	438
Equity instruments issued in exchange for services	172	—	212	—
Changes in operating assets and liabilities:
Accounts receivable	(318)	(973)	(1,169)	(1,790)
Inventory	632	683	(1,618)	(1,007)
Prepaid expenses and other current assets	(229)	(486)	470	(217)
Accounts payable and accrued liabilities	(2,485)	1,479	(1,246)	1,675

Net cash used in operating activities	(3,321)	(1,086)	(5,438)	(6,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of technology	—	—	—	877
Additions to fixed assets	(58)	(80)	(353)	(231)

Net cash provided by (used in) investing activities	(58)	(80)	(353)	646

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	4,000	4,855	17,825	7,752
Repayments of bank indebtedness	(3,261)	(4,425)	(18,758)	(6,652)
Proceeds from notes payable to related parties	—	—	—	3,000
Repayment of notes payable to related parties	—	—	—	(3,000)
Proceeds from issuance of debentures	—	1,250	1,000	5,000
Proceeds on issuance of Common Shares	—	612	944	612
Net proceeds from issuance of Series A Preferred Shares	—	—	1,451	—
Net proceeds from issuance of Series B Preferred Shares	—	—	2,908	—
Proceeds on issuance of warrants	—	—	800	—
Proceeds from exercise of warrants	—	—	130	—

Net cash provided by financing activities	739	2,292	6,300	6,712

CHANGE IN CASH AND CASH EQUIVALENTS	(2,640)	1,126	509	1,101
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,205	1,217	56	1,242

CASH AND CASH EQUIVALENTS, END OF PERIOD	$565	$2,343	$565	$2,343

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$21	$—	$268	$730

Payments for income taxes	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

 XPLORE TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements

(in thousands of United States dollars, except share and per share amounts)

1.    DESCRIPTION OF BUSINESS

        Xplore Technologies Corp. (the "Company"), a corporation amalgamated under the laws of Canada, is engaged in the business of the development, integration and marketing of rugged mobile wireless Tablet PC computing systems. The Company's products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company's rugged computing products, the Company's end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company's end-users are in the following markets: utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

2.    BASIS OF PRESENTATION

        The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Xplore Technologies Corporation of America.

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation rugged computer products. The Company has had recurring losses and expects to report operating losses through fiscal 2008. The Company believes that cash flow from operations, together with borrowings from its senior lender and financial support from the Phoenix Venture Fund LLC ("Phoenix"), its significant shareholder, if necessary, will be sufficient to fund the anticipated operations for the next 12 months. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

        The preparation of financial statements in accordance with United States generally accepted accounting principles ("GAAP") requires the use of management's estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Significant accounting estimates used in the preparation of these financial statements included assessment of the allowance for returns, the inventory valuation reserve and the warranty provision. Actual results could differ from these estimates.

3.    LOSS PER SHARE

        Loss per share has been computed based on the weighted-average number of common shares issued and outstanding during the period, and is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. The options granted under the Company's share option plan, the effect of the exercise of outstanding options, the effect of the exercise of outstanding warrants and the effect of the conversion of convertible Series A Preferred Shares, Series B Preferred Shares and debentures were excluded from the loss per share calculation for the three and nine months ended December 31, 2006 and 2005 as their inclusion is anti-dilutive. Accordingly, diluted loss per share has not been presented.

4.    SHORT-TERM BANK INDEBTEDNESS

        On April 22, 2005, the Company entered into a loan and security agreement with a commercial bank. Under the terms of this agreement, as amended, the Company could finance certain eligible accounts receivable up to a maximum $2,625. Borrowings yielded interest at prime rate plus 3%. The Company was obligated to repay each loan advance on the earliest of the date on which the financed receivable payment was received or the date to which the financed receivable became ineligible or 90 days past due. Borrowings were secured by all assets and intellectual property of the Company.

        On September 15, 2005, the Company entered into a loan and security agreement with the same commercial bank which replaced the April 22, 2005 agreement. Under the terms of this two year agreement, the Company may finance certain eligible accounts receivable up to a maximum of $5,000. Borrowings under the facility bear interest at prime rate plus 2.25%. The Company is obligated to repay each loan advance on the earliest of the date on which the financed receivable payment is received or the date to which the financed receivable becomes ineligible or 90 days past due. The Company is committed to pay a fee equal to .25% of the unused portion of the credit facility. Borrowings are secured by all assets and intellectual property of the Company. Pursuant to the terms of various subordination agreements between the commercial bank, the Company's one debenture holder and one of its suppliers, the commercial bank has a first priority security interest in all of the assets of the Company, under certain circumstances the supplier has a priority security interest in certain trade debts of the Company, and the Company's one debenture holder has a security interest in all of the assets of the Company. The loan agreement contains a number of financial and operational covenants. As of February 5, 2007, the Company was in full compliance with these covenants and there was $1,351 of borrowings outstanding.

5.    DEBENTURES

        The Company had issued debentures as detailed in the tables below.

Debenture Issuance Date	March 31, 2006 Balance	New Issuances	Value Assigned to Warrants	Payments	Accretion of Non-cash Interest	Converted to Series A Preferred Shares (Note 6)	December 31, 2006 Balance
Short-term Debentures:
September 15, 2005	$3,000	—	—	—	—	(3,000)	$—
September 29, 2005	750	—	—	—	—	(750)	—
November 7, 2005	1,250	—	—	—	—	(1,250)	—
April 21, 2006	—	1,000	—	—	—	(1,000)	—

	$5,000	$1,000	—	—	—	(6,000)	$—

Long-term Debentures:
November 5, 2002	$4,590	—	—	—	—	$(4,590)	$—
December 6, 2002	970	—	—	—	—	(720)	250
April 9, 2003	725	—	—	—	—	(725)	—
April 29, 2003	720	—	—	—	—	(720)	—
December 17, 2004	5,000	—	—	—	—	(5,000)	—

	$12,005	—	—	—	—	$(11,755)	$250

        On April 21, 2006, the Company entered into a financing agreement with Phoenix. Under this agreement, Phoenix agreed, at its sole discretion, to provide up to $5,000 in financing to the Company. In connection with the financing, the Company initially issued a 10% secured debenture in the aggregate principal amount of $1,000 to Phoenix on April 21, 2006, which had a maturity date of June 30, 2006. The debenture and related accrued and unpaid interest were exchanged for 2,970,185 Series A Preferred Shares as part of the recapitalization discussed below. Of the remaining $4,000 of available financing, the Company received gross proceeds of approximately $800 in June 2006 and approximately $1,904 in July 2006 in exchange for a total of 7,952,353 Series A Preferred Shares issued to certain investors, as designated by Phoenix.

        On May 30, 2006, the Company completed a recapitalization pursuant to which approximately $18,877 of indebtedness, represented by 10% secured debentures in the original principal amount of $17,755 and accrued interest of $1,122 was exchanged for 55,520,542 shares of Series A Preferred Shares. The Series A Preferred Shares are convertible initially on a one-for-one basis into common shares of the Company at any time at the option of the holder and will convert upon the occurrence of specified events. The conversion rate is subject to adjustment for stock dividends, splits, combinations and similar events. In the event that the Company issues additional securities at a purchase price less than the then current Series A Preferred Share conversion price, such conversion price will be adjusted in accordance with the formula specified in the share conditions set out in the Company's Articles of Incorporation. The Series A Preferred Shares are entitled to one vote per share at meetings of the Company's shareholders, are entitled to appoint two directors, a cumulative 5% dividend that is paid quarterly in common shares, have certain protective provisions, and contain a liquidation preference over the common shares. One debenture in the amount of $250 and related accrued interest was not exchanged and remains outstanding. This debenture bears interest at 10% per annum and the interest is payable semi-annually on June 30 and December 31. In connection with the recapitalization, the maturity of the debenture was extended to April 30, 2009. The debenture purchase agreement contains a number of financial and operational covenants which the Company is in full compliance with.

        Warrants issued in connection with the certain debenture issuances have been valued separately at fair value using the Black-Scholes methodology. The fair value calculations relating to the warrants associated with the first $5,000 of short-term debentures assumed a discount rate of approximately 4.8%, volatility of approximately 127% and no dividends. The value of $1,329 assigned to these warrants issued in connection with the short-term debenture financings was initially recorded as a separate component of shareholders' deficiency and as a deferred charge that was amortized as additional non-cash interest expense during the remaining term of the debentures. During the nine months ended December 31, 2006, non-cash interest expense of $905 was recorded to reflect the amortization of the deferred financing costs through the date of the recapitalization when the related debentures were exchanged for Series A Preferred Shares. The remaining unamortized deferred financing cost of $424 was recorded as Series A Preferred Shares issuance costs. There was no non-cash interest expense for the three months ended December 31, 2006. Other Series A Preferred Shares issuance costs incurred as of December 31, 2006 were $453 and principally consist of charges associated with the special shareholders meeting and legal fees.

        In fiscal 2005, in connection with the issuance of the December 17, 2004 debentures and common share purchase warrants, the fair value calculations assumed a discount rate of approximately 3.4%, volatility of approximately 100% and no dividends. There was no non-cash interest expense for the three months ended December 31, 2005. During the nine months ended December 31, 2005, there was $635 of non-cash interest expense representing the amortization of the debenture discount related to this funding.

6.    SHARE CAPITAL

        On August 9, 2006, the Company issued 9,988,513 Series B Preferred Shares on a private placement basis for gross proceeds to the Company of approximately $3,396. The Series B Preferred Shares issued in this private placement generally have the rights and preferences similar to those attached to the Series A Preferred Shares. The Series B Preferred Shares are convertible initially on a one-for-one basis into common shares of the Company at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. The Series B Preferred Shares are entitled to one vote per share at meetings of the Company's shareholders, are entitled to a cumulative 5% dividend paid quarterly in common shares, have certain protective provisions, and contain a liquidation preference over the common shares.

        For the three and nine months ended December 31, 2006, there were accrued dividends of $272 and $616, respectively, for the Series A Preferred Shares and $43 and $67, respectively, for the Series B Preferred Shares. At December 31, 2006, the liquidation preference values of the Series A and Series B Preferred Shares was $21,581 and $3,396, respectively. The Series B Preferred Shares shall rank on parity with the Series A Preferred Shares with respect to a liquidation.

        On September 25, 2006, the Company issued 2,848,253 common shares on a private placement basis for gross proceeds to the Company of approximately $997.

        In connection with the Series B Preferred Shares and common shares private placements, the Company issued to a sales agent warrants to purchase 499,425 common shares at an exercise price of $0.58 per share and an expiration date of August 9, 2009 and warrants to purchase 142,412 common shares at an exercise price of $0.35 per share and an expiration date of September 23, 2009. The $239 value of these warrants was recorded as issuance costs. The Company also entered into a six-month agreement with the sales agent to provide consulting services related to the Company's corporate migration to the U.S. and future financings. As part of the agreement terms, the Company issued to the sales agent warrants to purchase 499,429 common shares at an exercise price of $0.58 per share and an expiration date of August 9, 2009 and warrants to purchase 142,416 common shares at an exercise price of $0.35 per share and an expiration date of September 23, 2009. The $239 value of these warrants and other cash compensation of $220 are recorded as general administrative expenses over the term of the agreement.

        The warrants issued to the sales agent have been valued separately at fair value using the Black-Scholes methodology. The fair value calculations relating to the warrants assumed a volatility of approximately 113%, a life of three years and no dividends.

7.    RELATED PARTY TRANSACTIONS

        In the event that certain short-term debentures, which were issued in connection with the Company's September 2005 financing, were not paid in full on or prior to March 31, 2006, the Company agreed to issue warrants to the holders of such debentures, entitling each holder to purchase that number of common shares equal to the number of dollars representing the aggregate amount then due on such holder's debenture. As the debentures were not repaid on March 31, 2006, on April 10, 2006 the Company issued to Phoenix and an affiliate of Phoenix warrants to purchase 4,724,144 common shares at an exercise price of Cdn.$0.45. The warrants are exercisable through April 10, 2008 and the exercise price of the warrants was based on the average current market price of the common shares for the five days before the date of issuance.

        There was no interest expense for the three months ended December 31, 2006 related to borrowings from Phoenix and its affiliates. Interest expense for the three months ended December 31, 2005 includes $286 related to Phoenix and its affiliates. Interest expense for the nine months ended December 31, 2006 and 2005 includes $129 and $522, respectively, related to borrowings from Phoenix and its affiliates. Accrued dividends for the three and nine months ended December 31, 2006 includes $193 and $451, respectively, relating to the Series A Preferred Shares held by Phoenix and its affiliates. There were no accrued dividends in the corresponding periods for fiscal year 2006.

8.    SEGMENTED INFORMATION AND CONCENTRATIONS

        The Company operates in one segment, the sale of rugged mobile wireless Tablet PC computing systems. The majority of the Company's revenue is derived from sales in the United States of America. There were no countries, outside of the United States of America, that accounted for more than 10% of the Company's revenue during the three and nine month periods ended December 31, 2006. Canada was the only country, outside of the United States of America, that accounted for more than 10% of the Company's revenues for both the three and nine month periods ended December31, 2005. The distribution of revenue by country is segmented as follows:

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenue by country:
United States of America	$5,181	$4,570	$15,173	$12,022
Canada	$339	$466	$2,231	$2,025
All other countries	$2,594	$2,182	$8,549	$5,879

	$8,114	$7,218	$25,953	$19,926

Significant customers that represented more than 10% of revenue:
Number of customers	None	1	None	1
Percent of revenue	n/a	28.0%	n/a	12%
Country	n/a	USA	n/a	USA

        The Company has a variety of customers, however, in a given year a single customer can account for a significant portion of sales. For the three and nine months ended December 31, 2006, the Company had no one customer that accounted for more than 10% of total revenue. For the three and nine months ended December 31, 2005, the Company had one customer that accounted for more than 10% of total revenue and that customer was located in the United States.

        Substantially all of the Company's capital assets are owned by its wholly-owned subsidiary, Xplore Technologies Corporation of America, a corporation organized under the laws of the State of Delaware. No country, other than the United States of America, had more than 10% of the Company's assets for each of the three and nine months ended December 31, 2006 and 2005. At December 31, 2006 there was no one customer with a receivable balance that was greater than 10% of the outstanding receivables.

        The Company relies on a single source supplier for the majority of its finished goods. At December 31, 2006 and 2005 the Company owed $1,116 and $2,463, respectively, recorded as accounts payable and accrued liabilities. The year to date inventory purchases and engineering services for this supplier at December 31, 2006 and 2005, were $15,621 and $12,090, respectively.

9.    COMMITMENTS AND CONTINGENT LIABILITIES

  a)
  Premises

        The Company leases facilities in Austin, Texas. The annual lease commitment is $232 and the lease maturity is August 31, 2009. The Company also leases a satellite office in Helsinki, Finland, on a 3-month renewable basis.

        Minimum annual payments by fiscal year required under all of the Company's operating leases are:

2007	$232
2008	232
2009	229
2010	95

Total	$788

  b)
  Purchase commitment

        At December 31, 2006, the Company had purchase obligations of approximately $2,591 related to inventory and product development items.

  c)
  Litigation

        The Company and its subsidiary are engaged in legal actions, arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

10.    SALE OF TECHNOLOGY

        On August 3, 2005, the Company sold a previously developed rugged handheld technology to a foreign value added reseller. The sale agreement provided for an initial payment of approximately $900 which the Company received on August 5, 2005, and a future payment of approximately $700, net of the Company's share of future development costs, upon completion of certain agreed upon production activities by a third party manufacturer. At December 31, 2006, the agreed upon production activities were not completed and it is uncertain as to whether the purchaser will complete its obligations under the sale agreement. The proceeds received in August, net of related selling expenses, have been reflected in other income for the nine months ended December 31, 2005. The Company's investment in the rugged handheld technology was previously expensed when incurred since the expenditures were research and development related. The technology was in a development stage and did not account for any of the Company's revenue.

11.    SUBSEQUENT EVENTS

        On February 7, 2007, the Company agreed with its senior lender to increase the revolving credit facility up to $8 million, subject to definitive documentation. Under the proposed terms of the amended facility, the borrowings formula will be increased to up to the lesser of $8 million or 80% of the Company's U.S. and Canadian accounts receivable outstanding for 90 days or less, plus 80% of the Company's foreign accounts receivable (up to $2,500) plus 25% of eligible inventory (up to $1,750). The interest rate on the borrowings will remain at prime plus 2.25% (or prime plus 2.5% in the case of borrowings related to our inventory). Under the proposed terms, the maturity date for borrowings under this facility will be extended to March 31, 2008. The amended agreement will include financial covenants that will require the Company to have a minimum tangible net worth of at least $3,750 at all times and a minimum excess availability of $750. The Company expects to enter into definitive documents with respect to this amended credit facility by March 2007.

        In February 2007, the Company's principal shareholder, Phoenix, has agreed to provide or arrange to provide additional financing, to the extent necessary, to fund the planned operations over the next 12 months.

REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Board of Directors and
Stockholders of Xplore Technologies Corp.

        We have audited the accompanying consolidated balance sheets of Xplore Technologies Corp. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of loss, stockholders' deficiency and cash flows for the years ended March 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Xplore Technologies Corp. and subsidiaries as of March 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended March 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ MINTZ & PARTNERS LLP
CHARTERED ACCOUNTANTS

North York, Ontario
June 20, 2006
(except for Notes 19(a) and 19(c), as to
which the date is November 8, 2006 and Note 2 for
which the date is February 6, 2007)

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands of United States dollars)

	March 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56	$1,242
Accounts receivable (Note 13)	4,613	1,863
Inventory (Note 5)	3,713	2,954
Prepaid expenses and other current assets (Note 5)	826	563

	9,208	6,622
Fixed assets, net (Note 6)	597	472
Deferred charges (Note 9)	1,419	—

	$11,224	$7,094

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Bank indebtedness (Note 7)	$1,672	$—
Accounts payable and accrued liabilities (Note 8)	7,042	6,231
Short-term debentures (Notes 9 and 19)	5,000	11,450

Total current liabilities	13,714	17,681
Debentures (Notes 9 and 19)	12,005	—

	25,719	17,681

Commitments and contingencies (Notes 3, 13, 15 and 19)
SHAREHOLDERS' DEFICIENCY:
Share capital (Notes 10 and 19)	63,834	62,705
Additional paid-in capital (Notes 9, 10 and 19)	3,659	2,123
Accumulated other comprehensive loss	(1,104)	(454)
Accumulated deficit	(80,884)	(74,961)

	(14,495)	(10,587)

	$11,224	$7,094

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss

(in thousands of United States dollars, except share and per share amounts)

	Year Ended March 31,
	2006	2005	2004
REVENUE (Note 14)	$27,480	$17,530	$24,631
COST OF REVENUE	20,671	13,860	20,880

GROSS PROFIT	6,809	3,670	3,751

EXPENSES:
Sales, marketing and support	5,284	4,839	4,504
Product research, development and engineering	2,402	2,327	2,523
General administration (Note 3)	4,143	4,179	4,616

	11,829	11,345	11,643

LOSS FROM OPERATIONS	(5,020)	(7,675)	(7,892)

OTHER INCOME (EXPENSE):
Interest expense (Notes 7, 9, 16 and 19)	(2,454)	(1,208)	(4,478)
Other income (expense) (Note 17)	901	(8)	(329)

	(1,553)	(1,216)	(4,807)

NET LOSS	$(6,573)	$(8,891)	$(12,699)

LOSS PER SHARE	$(0.12)	$(0.18)	$(0.41)

Weighted average number of common shares outstanding	55,938,753	50,091,486	30,832,656

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Stockholders' Deficiency

(in thousands of United States dollars)

	Common Shares
			Additional Paid in Capital	Other Comprehensive Loss	Accumulated Deficit
	Number	Amount				Total
	(Notes 10 and 19)		(Notes 9, 10 and 19)
Balances, March 31, 2003	23,269,941	$51,202	$3,096	$238	$(54,064)	$472
Warrants issued in connection with financing	—	—	83	—	—	83
Warrants exercised	10,418,181	2,744	(1,473)	—	—	1,271
Value assigned to warrants issued	—	—	924	—	—	924
Issuance of shares, net of issuance costs of $125	5,114,520	3,877	—	—	—	3,877
Shares issued for services	143,608	98	—	—	—	98
Options issued to employees and directors	—	—	265	—	—	265
Options exercised	42,000	15	—	—	—	15
Foreign currency translation adjustments	—	—	—	(271)	—	(271)
Net loss	—	—	—	—	(12,428)	(12,428)

Balances, March 31, 2004	38,988,250	57,936	2,895	(33)	(66,492)	(5,694)
Warrants exercised	11,806,131	2,550	(2,022)	—	—	528
Value assigned to warrants issued	—	—	945	—	—	945
Issuance of shares, net of issuance costs of $47	3,975,041	2,062	—	—	—	2,062
Shares issued for services	65,360	101	—	—	—	101
Options issued to employees and directors	—	—	305	—	—	305
Options exercised	150,835	56	—	—	—	56
Foreign currency translation adjustments	—	—	—	(421)	—	(421)
Net loss	—	—	—	—	(8,469)	(8,469)

Balances, March 31, 2005	54,985,617	62,705	2,123	(454)	(74,961)	(10,587)
Warrants exercised	2,067,330	963	(315)	—	—	648
Value assigned to warrants issued	—	—	1,329	—	—	1,329
Shares issued for services	315,440	126	—	—	—	126
Options issued to employees and directors	—	—	522	—	—	522
Options exercised	100,000	40	—	—	—	40
Foreign currency translation adjustments	—	—	—	(650)	—	(650)
Net loss	—	—	—	—	(5,923)	(5,923)

Balances, March 31, 2006	57,468,387	$63,834	$3,659	$(1,104)	$(80,884)	$(14,495)

See accompany notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows

(in thousands of United States dollars)

	Year Ended March 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITES:
Cash used in operations:
Net loss	$(6,573)	$(8,891)	$(12,699)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	464	645	683
Net gain on sales of technology	(877)	—	—
Amortization of deferred financing costs	635	310	3,210
Stock-based compensation expense	522	305	265
Equity instruments issued in exchange for services	126	101	98
Changes in operating assets and liabilities:
Accounts receivable	(2,750)	3,452	(3,230)
Inventory	(759)	(896)	5,099
Prepaid expenses and other assets	(353)	(61)	(188)
Accounts payable and accrued liabilities	897	(1,282)	3,003

Net cash used in operating activities	(8,668)	(6,317)	(3,759)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sales of technology	877	—	—
Additions to fixed assets	(589)	(332)	(310)

Net cash provided by (used in) investing activities	288	(332)	(310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds on bank indebtedness	14,592	—	—
Repayment of bank indebtedness	(13,010)	—	(1,969)
Proceeds from notes payable to related party	3,000	2,650	—
Repayment of notes payable to related party	(3,000)	(2,650)	—
Proceeds on issuance of debentures	5,000	5,000	1,828
Proceeds on issuance of shares	572	2,062	4,790
Proceeds from exercise of options	40	115	15

Net cash provided by financing activities	7,194	7,177	4,664

CHANGE IN CASH AND CASH EQUIVALENTS	(1,186)	528	595
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,242	714	119

CASH AND CASH EQUIVALENTS, END OF YEAR	$56	$1,242	$714

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$730	$823	$843

Payments for income taxes	$—	$—	$—

See accompanying notes to consolidated financial statements.

XPLORE TECHNOLOGIES CORP.

Notes to the Consolidated Financial Statements

(in thousands of United States dollars, except share and per share amounts)

1.    DESCRIPTION OF BUSINESS

        Xplore Technologies Corp. (the "Company"), a corporation amalgamated under the laws of Canada, is engaged in the business of the development, integration and marketing of rugged mobile wireless Tablet PC computing systems. The Company's products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company's rugged computing products, the Company's end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company's end-users are in the following markets: utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

2.    SIGNIFICANT ACCOUNTING POLICIES

        The financial statements were prepared using accounting principles generally accepted in the United States of America, and reflect the following significant accounting policies:

  a)    Basis of consolidation and presentation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Xplore Technologies Corporation of America.

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and next generation rugged computer products. The Company has had recurring losses and expects to report operating losses through fiscal 2008. The Company believes that cash flow from operations, together with borrowings from its senior lender and financial support from the Phoenix Venture Fund LLC, as described in Note 9, its significant shareholder, if necessary, will be sufficient to fund the anticipated operations for the next 12 months. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

        Comparative amounts are reclassified to conform to the current year's financial statement presentation.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management's estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Significant accounting estimates used in the preparation of these financial statements included assessment of the allowance for returns, the inventory valuation reserve and the warranty provision. Actual results could differ from these estimates.

  b)    Cash and cash equivalents

        Cash and cash equivalents comprise cash and highly liquid investments with original maturities of less than ninety days. Cash equivalents are carried at cost, which approximates market value.

  c)    Inventory

        Inventory is recorded at the lower of average cost determined on a first-in-first-out basis or net realizable value. The valuation of inventory requires the use of estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold based on an assessment of expected orders for these products from the Company's customers. Additionally, the estimates reflect changes in the Company's products or changes in demand because of various factors including the market for the Company's products, obsolescence, product discontinuation, technology changes and competition.

  d)    Fixed assets

        Fixed assets are recorded at cost. The straight line depreciation method is used to depreciate the recorded value of fixed assets over their estimated useful lives.

Fixed Asset	Estimated Useful Lives
Tooling and fixtures	2 years
Office equipment	2 years
Machine equipment	5 years
Leasehold improvements	lesser of 5 years or lease term
Computer equipment	2 years
Computer software	2 years
Demonstration units	6 months

        The Company performs reviews for the impairment of fixed assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

  e)    Deferred charges

        Deferred charges represent deferred financing costs consisting of the value of warrants issued to holders of short-term debentures. The value of the warrants was determined using the Black-Scholes methodology. These charges are amortized over the remaining term of the short-term debentures. Also included in deferred charges are legal fees related to the Company's recapitalization discussed in Note 19.

  f)    Foreign currency translation

        The accounts of certain of the Company's subsidiaries are translated into United States dollars using the temporal method for integrated operations. Assets and liabilities of a monetary nature are translated at the exchange rate in effect at the balance sheet date, with non-monetary assets and liabilities translated at historical rates. Exchange gains or losses are included in the determination of earnings for the period. Revenues and expenses are translated using weighted average rates. Foreign currency transactions are translated at the exchange rate in effect at the date of the transaction. Foreign currency balances are translated at the exchange rate in effect at the balance sheet date.

  g)    Revenue recognition

        The Company's revenue is derived from the sale of its rugged mobile computers. The Company's customers are predominantly resellers, however, in limited circumstances, the Company's sells directly to end-users. Revenue is recognized, net of an allowance for estimated returns, when title and risk is transferred to the customer, all significant contractual obligations have been satisfied, the sales price is fixed or determinable, and the ability to collect is reasonably assured. The Company's revenue recognition criteria have been met generally when the product has been shipped. The shipping terms are FOB shipping point.

  h)    Cost of revenue

        The Company's cost of revenue consists of the costs associated with manufacturing, assembling and testing its products, related overhead costs, maintenance, compensation and other costs related to manufacturing support, including the depreciation of tooling assets. The Company uses contract manufacturers to manufacture the Company's products and supporting components, and a significant portion of the Company's cost of revenue is attributable to component costs and payments to these contract manufacturers.

        Cost of revenue also includes warranty costs. The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its warranty. The specific warranty terms and conditions generally included are technical support, repair parts, and labor for a period that is generally three years. The Company re-evaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary and any change, based on current information, is recorded as a change in estimate.

  i)    Income taxes

        The Company accounts for income taxes in accordance with the liability method. The determination of future tax assets and liabilities is based on the difference between financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the period in which the differences are expected to reverse. Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

  j)    Stock-based compensation

        The Company adopted the provisions of SFAS No. 123 (revised 2004), ("FAS No. 123 (R)"), Share-Based Compensation Cost in respect of the fair value method of accounting for all of its employee stock-based compensation on a prospective basis effective April 1, 2003.

  k)    Loss per share

        Loss per share has been computed based on the weighted-average number of common shares issued and outstanding during the period, and is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. The options granted under the Company's share option plan, the effect of the exercise of outstanding options, the effect of the exercise of outstanding warrants and the effect of the exercise of convertible debentures were excluded from the loss per share calculation for the years presented as their inclusion is anti-dilutive. Accordingly, diluted loss per share has not been presented.

  l)    Other comprehensive loss

        Other comprehensive loss consists solely of cumulative translation adjustments arising from changes in exchange rates and are accounted for as a separate component of shareholders' deficiency.

3.    ONTARIO SECURITIES COMMISSION NOTICE AND SETTLEMENT

        In June 2005, the Company, the Company's then Chief Executive Officer and the Company's former Chief Financial Officer received notices from the staff at the Ontario Securities Commission (the "OSC"). The notices indicated that the staff of the OSC had reviewed the facts and circumstances surrounding the recognition of revenue in fiscal year 2002 related to product returned from the Company's distribution channel in fiscal years 2003 and 2004 ("Revenue Recognition") and the Company's accounting treatment for the Revenue Recognition in its financial statements. The OSC staff position was that the Company did not account for certain transactions between the Company and some of its value added resellers or the Revenue Recognition in its financial statements in accordance with Canadian GAAP. As a result, the Company's 2002, 2003 and 2004 annual financial statements and 2004, 2005 and the first quarter of 2006 interim financial statements were required to be restated.

        The Company's Board of Directors formed a Special Committee to oversee the OSC matter and the Company dedicated significant resources to complete the restated financial statements that were filed and made available on SEDAR on November 9, 2005.

        As of January 27, 2006, the OSC approved a settlement agreement between the Company and the OSC that resolved the Company's outstanding regulatory issues with respect to its financial statements. Under the terms of settlement, the Company reimbursed the OSC CAD$20 towards the costs of the investigation and hearing, made a settlement payment of CAD$50 to the OSC for allocation to and for the benefit of third parties, was reprimanded for its failure to file financial statements in accordance with generally accepted accounting principles and provided a letter of comfort to the OSC confirming, amongst other things, that the Company has instituted new practices and procedures related to preventing the future improper recognition of revenue.

        General administration expense for the year ended March 31, 2006 includes $1,025 for costs to address and resolve this matter. These costs consisted primarily of legal and audit fees and the aforementioned settlement payments to the OSC.

4.    RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS UNDER CANADIAN GAAP

        The Company's 2004 annual consolidated financial statements and 2005 interim consolidated financial statements that were prepared under Canadian GAAP have been restated. The restatement generally adjusted revenue and expenses between the four annual periods ended March 31, 2005. While the restatement adjustments changed the Company's previously reported results of operations in each of the individual annual periods being reported, the adjustments did not change the cumulative results of operations for the four year period.

        The restatement adjustments were:

  1.    Revenue recognition

        In fiscal 2002 certain sales to resellers, originally accounted for as revenue, were restated and accounted for as inventory held by resellers and subsequently recognized as revenue when the Company was paid. The product returns were originally accounted for as reductions in revenue and cost of revenue in fiscal years 2003 and 2004, and under the restatement, adjustments were restated as inventory held by resellers. The impact of these adjustments increased revenue by $1,277 for fiscal 2004 and $742 for fiscal 2005.

  2.    Inventory valuation

        Under the restatement adjustments, an inventory write-down was made in fiscal 2002 due to the determination that sales demand for certain finished goods was less than the available inventory on-hand or on consignment with the Company's resellers. The write-down adjusted the carrying value of this inventory from its recorded cost to the lower net realizable value. This charge was previously recorded as an inventory write-down of $388 in fiscal 2004 and $811 in fiscal 2005.

        The Company originally recorded a $1,212 inventory write-down in the second quarter of fiscal 2005 for end-of-life products. Under the restatement adjustments, a $1,212 inventory write-down adjustment was made in fiscal 2004 to correct for accounting errors made in the valuation of certain component parts associated with end-of-life products that were obsolete because the components were incompatible with new or other existing products.

  3.    Warranty reserve

        The Company originally recorded a $755 increase in warranty reserves for end-of-life products in the second quarter of fiscal 2005. Under the restatement adjustments, fiscal year 2004 and prior years were restated by $486 and $269, respectively, to correct for accounting errors in the computation of warranty reserves and to match the expense to the related sales transactions.

  4.    Tooling depreciation expense

        The Company originally recorded tooling depreciation expense as an operating expense as opposed to in cost of revenue. Under the restatement adjustments, cost of revenue for fiscal 2005 and 2004 were restated by $456 and $591, respectively, to classify depreciation of tooling assets as a cost of revenue.

  5.    Other adjustments

        Other adjustments consist of corrections of accounting errors. Under the restatement adjustments, certain expenditures were restated in a different reporting period to match the restated revenues related to the expenditures. In addition, other expenses were accrued in earlier periods in which the obligation was incurred but not recognized. The net impact of these adjustments reduced fiscal 2005 operating expenses by $1,200 and increased fiscal 2004 operating expenses by $751.

        There are no material differences between U.S. and Canadian GAAP. Any differences between U.S. and Canadian GAAP have an insignificant impact on our consolidated financial statements.

5.    INVENTORY

	March 31,
	2006	2005
Computer components	$1,422	$1,403
Finished goods	2,291	1,551

Total inventory	$3,713	$2,954

        Inventory sent to end-users for which revenue recognition attributes have not been completed is included in prepaid expenses and other current assets and was $370 at March 31, 2005. There was none at March 31, 2006.

        Prepaid expenses and other current assets at March 31, 2006 include $580 representing advances to a supplier to secure the supply of components to be delivered in fiscal 2007.

        Inventory held by resellers represents finished goods located at various resellers. The majority of the amounts reported were physically returned to the Company in fiscal 2004. The Company discontinued this practice at the end of fiscal 2004, and accordingly, there was no inventory located at resellers at March 31, 2005.

        Cost of revenue for the year ended March 31, 2004 includes inventory write-downs of $2.0 million (including adjustments discussed in note 4). In fiscal 2004, the inventory write-down charges arose from management's determination that certain component parts associated with end-of-life products were obsolete because the components were incompatible with new or other existing products. Accordingly, the write-down adjusts the carrying values of the inventory from its cost to the lower net realizable values and was applied against the computer components and finished goods categories above.

6.    FIXED ASSETS

	March 31,
	2006	2005
Cost
Tooling and fixtures	$1,246	$1,056
Office equipment and leasehold improvements	570	560
Computer equipment and demonstration units	1,014	703
Computer software	582	526

	3,412	2,845

Accumulated depreciation
Tooling and fixtures	1,056	1,047
Office equipment and leasehold improvements	370	284
Computer equipment and demonstration units	869	572
Computer software	520	470

	2,815	2,373

Total fixed assets, net	$597	$472

7.    BANK INDEBTEDNESS

        On April 22, 2005, the Company entered into a loan and security agreement with a commercial bank. Under the terms of this agreement, as amended, the Company could finance certain eligible accounts receivable up to a maximum $2,625. Borrowings yielded interest at prime rate plus 3%. The Company was obligated to repay each loan advance on the earliest of the date on which the financed receivable payment was received or the date to which the financed receivable became ineligible or 90 days past due. Borrowings were secured by all assets and intellectual property of the Company.

        On September 15, 2005, the Company entered into a loan and security agreement with the same commercial bank which replaced the April 22, 2005 agreement. Under the terms of this two year agreement, the Company may finance certain eligible accounts receivable up to a maximum of $5,000. Borrowings under the facility bear interest at prime rate plus 2.25%. The Company is obligated to repay each loan advance on the earliest of the date on which the financed receivable payment is received or the date to which the financed receivable becomes ineligible or 90 days past due. The Company is committed to pay a fee equal to .25% of the unused portion of the credit facility. Borrowings are secured by all assets and intellectual property of the Company. Pursuant to the terms of various subordination agreements between the commercial bank, the Company's debentures holders and one of its suppliers, the commercial bank has a first priority security interest in all of the assets of the Company, under certain circumstances the supplier has a priority security interest in certain trade debts of the Company, and the Company's debenture holders have a security interest in all of the assets of the Company. The loan agreement contains a number of financial and operational covenants. As of June 20, 2006 the Company was in full compliance with these covenants. As of June 20, 2006, there was $2,183 of borrowings outstanding.

8.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	March 31,
	2006	2005
Accounts payable	$4,309	$2,779
Accrued interest payable	981	304
Warranty accrual	525	675
Other accrued liabilities	1,227	2,473

Total	$7,042	$6,231

        The details of the Company's warranty accrual liability are as follows:

	Fiscal Year
	2006	2005
Balance beginning of year	$675	$895
Accruals	26	—
Payments	(176)	(220)

Balance at end of year	$525	$675

9.    DEBENTURES

        The Company had issued and outstanding debentures at March 31, 2006 and 2005, as detailed in the tables below.

Short-term Debentures:

Debenture Issuance Date	Balance	New Issuances	Value Assigned to Warrants	Payments	Accretion of Non-cash Interest	Converted to Shares	Balance
	March 31, 2005						March 31, 2006
September 15, 2005	$—	3,000	—	—	—	—	$3,000
September 29,2005	$—	750	—	—	—	—	$750
November 7, 2005	$—	1,250	—	—	—	—	$1,250

	$—	5,000	—	—	—	—	$5,000

Long-term Debentures:

Debenture Issuance Date	Balance	New Issuances	Value Assigned to Warrants	Payments	Accretion of Non-cash Interest	Converted to Shares	Balance
	March 31, 2004						March 31, 2005
November 5, 2002	$5,000	$—	$—	$—	$—	$(335)	$4,665
December 6, 2002	970	—	—	—	—	—	970
April 9, 2003	790	—	—	—	—	(65)	725
April 29, 2003	790	—	—	—	—	(65)	725
December 17, 2004	—	5,000	(945)	—	310	—	4,365

	$7,550	$5,000	$(945)	$—	$310	$(465)	$11,450

	March 31, 2005						March 31, 2006
November 5, 2002	$4,665	$—	$—	$—	$—	$(75)	$4,590
December 6, 2002	970	—	—	—	—	—	970
April 9, 2003	725	—	—	—	—	—	725
April 29, 2003	725	—	—	—	—	(5)	720
December 17, 2004	4,365	—	—	—	635	—	5,000

	$11,450	$—	$—	$—	$635	$(80)	$12,005

        From November 2002 through March 2006, the Company raised aggregate gross proceeds of $18,000 through the issuance of 10% secured debentures and common share purchase warrants. As discussed in Note 19, on May 30, 2006, all of the short-term and long-term debentures (plus accrued interest), except for one debenture in the original principal amount of $250, were exchanged for Series A Preferred Shares of the Company.

        On September 15, 2005, the Company entered into a debenture purchase agreement with Phoenix Venture Fund LLC ("Phoenix") and other lenders, including an affiliate of Phoenix (collectively, the "Lenders"), whereby the Lenders provided an aggregate of $5,000 of financing to the Company through the issuance of short-term debentures. The Chairman and one Director of the Company are co-managers of Phoenix. The short-term debentures had an original maturity date of March 31, 2006 and borrowings under the short-term debentures bear interest at 10% per annum. Borrowings were secured by all of the Company's assets and were subordinated to the commercial bank credit facility and certain trade debts. The Company initially drew on the facility and issued short-term debentures to the Lenders in the aggregate amount of $3,000. The Company used the gross proceeds to re-pay promissory notes in the aggregate principal amount of $3,000 previously issued by its U.S. subsidiary due on September 15, 2005. On September 29, 2005, the Company made another draw on the facility and issued short-term debentures to the Lenders in the aggregate principal amount of $750 to be used for working capital and general corporate purposes. On November 7, 2005 a final draw in the principal amount of $1,250 was made that increased aggregate principal borrowings to $5,000.

        In the event that any outstanding short-term debentures were not paid in full on or prior to March 31, 2006, the Company agreed to issue warrants to the holder of such short-term debentures. The short-term debentures were not repaid and on April 10, 2006, the Company issued to the Lenders 5,235,343 warrants with an exercise price of CAD $0.45. The warrants will be exercisable through April 10, 2008 and the exercise price of the warrants was based on the average current market price of the Company's common shares for the five days before the date of issuance. The warrants have been valued separately at fair value using the Black-Scholes methodology. The fair value calculations assumed a discount rate of approximately 4.8%, volatility of approximately 127% and no dividends. The value of $1,329 assigned to these warrants issued in connection with the short-term debenture financings is reflected as a separate component of shareholders' deficiency and as a deferred charge that will be amortized as additional non-cash interest expense during the remaining term of the debentures. In connection with the Company's recapitalization (See Note 19), the maturity date of the short-term debentures was extended to June 30, 2006. These short-term debentures and accrued interest were exchanged for Series A Preferred Shares on May 30, 2006.

        The Company's other outstanding debentures bear interest at 10% per annum calculated on the outstanding face value amount. The interest is payable semi-annually in arrears on June 30 and December 31. The interest payable on the December 17, 2004 debentures is convertible, at the option of the holder, at a price per share equal to the volume weighted average trading price of the Company's common shares on the Toronto Stock Exchange for the 10 trading days preceding the date of the interest payment, less the maximum discount permitted by the Toronto Stock Exchange. As of March 31, 2006, the Company had unpaid interest of approximately $400 to certain debenture holders that was due on December 31, 2005. As discussed in Note 19, on May 30, 2006, this interest amount and interest accrued since December 31, 2006 was exchanged for Series A Preferred Shares.

        The December 17, 2004 debentures also have a conversion feature which permits the holder to convert the principal amount of each debenture into common shares of the Company at a conversion price of $0.44 per share. This conversion price is subject to adjustment as provided by the debenture agreement for dividends, distributions, subdivisions, combinations and reorganizations of the Company. The maturity date of the outstanding debentures was October 31, 2005; however, in September 2005 the maturity date was extended to April 30, 2007, subject to acceleration on the occurrence of certain specified events.

        The December 17, 2004 debentures included the issuance of $4,900 in debentures to Phoenix. The debenture purchase agreements provide that, as long as any amounts owed under the debentures remain outstanding, Phoenix will have the right to designate two members of the Board of Directors of the Company and to designate two persons as members of each committee of the Board.

        The Company's outstanding debentures are secured by all assets and intellectual property of the Company. The December 17, 2004 debenture holders had a priority security interest over the security interest granted to the remaining debenture holders.

        The debenture purchase agreements contained a number of financial and operational covenants which, through June 20, 2006, and the Company was in full compliance with these covenants.

        The debentures and the warrants have been valued separately at fair value using the Black-Scholes methodology. In fiscal 2005, in connection with the issuance of the December 17, 2004 debentures and common share purchase warrants the fair value calculations assumed a discount rate of approximately 3.4%, volatility of approximately 100% and no dividends. The debentures have been reflected in the financial statements at their discounted value of $4,055 and the difference between this discount amount and the face value of $5,000, which is repayable at maturity, will be amortized as additional non-cash interest expense during the term of the debentures. The value assigned to warrants issued in connection with the debenture financings are reflected as a separate component of shareholders' deficiency. Upon exercise of the warrants, the related value assigned to such warrants is reclassified into share capital. The 2005 warrants issued are reflected as a separate component of shareholders' deficiency with a value of $945.

        The calculations for issuances in fiscal 2004 assumed a discount rate of approximately 3.37% and volatility of approximately 106%. Warrants issued in connection with fiscal 2004 debenture financings had an assigned value of $942. In March 2004, the debenture holders and the Company agreed to extend the maturity date of the debentures to October 31, 2005. As a result of this amendment, the Company determined that the modification of the terms represented a settlement of the original debt. As a result, the balance of the unamortized debenture discount and the associated deferred financing costs were charged to expense for the fiscal year ended March 31, 2004, resulting in a $451 increase in interest expense.

        Upon exercise of the warrants, the related value assigned to such warrants is reclassified into share capital.

        During the years ended March 31, 2006, 2005 and 2004, certain of the debenture holders surrendered their debentures to the Company as consideration for the exercise price of warrants they held. As a result, the face value of the outstanding debentures was reduced by $80 in 2006, $465 in 2005 and $450 in 2004. Additionally, during the years ended March 31, 2006, 2005 and 2004, the amounts of non-cash interest expense of $635, $310 and $3,210, respectively, were recorded relating to the amortization of debenture discount (see Note 19).

10.    SHARE CAPITAL

        The Company is authorized to issue an unlimited number of common shares (see Note 19).

Year-ended March 31, 2006

        During the year ended March 31, 2006, a number of warrant holders elected to exercise their warrants. The Company issued 2,067,330 common shares upon the exercise by warrant holders of 2,067,330 warrants. The Company received cash proceeds of $572 and received surrendered debentures in the face amount of $80 as payment for the warrant exercise price.

Year-ended March 31, 2005

        During the year ended March 31, 2005, a number of warrant holders elected to exercise their warrants. The Company issued 1,853,408 common shares upon the exercise by warrant holders of 1,853,408 warrants. The Company received cash proceeds of $59 and received surrendered debentures in the face amount of $465 as payment for the warrant exercise price. Further, in fiscal 2005 the

Company issued 9,952,723 common shares upon the exercise, on a cashless basis in accordance with their terms, of 12,500,744 warrants.

        During the year ended March 31, 2005, the Company raised gross proceeds of $800 through the completion of a private placement of 1,000,030 units at $0.80 per unit, each unit comprised of one common share of the Company and one common share purchase warrant.

        In December 2004, the Company agreed with a key supplier to sell 2,975,011 common shares of the Company for approximately $1.3 million. In addition, the supplier entered into an intercreditor agreement with the debenture holders whereby the supplier was granted a priority security interest in certain trade debts of the Company in excess of $2 million.

        In connection with the issuance of the December 17, 2004 debentures in a private placement, the Company issued 9,100,000 warrants. The warrants are exercisable for common shares of the Company at an exercise price per share of $0.55 until the later of 36 months after December 17, 2004 and 24 months after the debentures are fully repaid or converted; provided, however, that in no event will any warrant be exercisable on or after December 17, 2009.

Year-ended March 31, 2004

        During the year ended March 31, 2004, a number of warrant holders elected to exercise their warrants. The Company issued 4,260,562 common shares upon the exercise by warrant holders of 4,260,562 warrants. The Company received cash proceeds of $900 and received surrendered debentures in the face amount of $450 as payments for the warrants exercise price. Included in warrants exercised are 270,000 warrants which were issued to a Director of the Company in consideration for a bridge loan in the amount of Cdn$270,000 provided to the Company in November 2003. The Director's warrants had an exercise price of Cdn$0.50. Further, the Company issued 6,157,619 common shares upon the exercise, on a cashless basis in accordance with their terms, of 8,664,226 warrants.

        In March 2004, the Company raised gross proceeds of $4,092 through the private placements of 5,114,520 units, at $0.80 per unit, each unit comprised of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of the Company at exercise prices in the range of $1.20 to $1.50 depending upon the exercise date, and expires in March 2006.

        During the year ended March 31, 2004, the Company issued 9,090,912 warrants in connection with its April 2003 debenture financings in the aggregate amount of $2.0 million and 250,000 warrants to a commercial bank. These warrants have an exercise price of Cdn$0.33 and expire in April 2006.

        The fair value of the warrants issued to the commercial bank and the Director of the Company were calculated using the Black-Scholes methodology and recorded as additional paid in capital in the amount of $83.

Warrants outstanding

        There were 15,789,919 warrants outstanding at March 31, 2006 as detailed in the table below:

Number Outstanding	Exercise Price	Expiry Date
454,546	C$0.33	April 9 – April 28, 2006(1)
1,000,030	US$1.30 – US$1.50	April 22, 2006(2)
9,100,000	US$0.55	December 17, 2007
5,235,343	C$0.45	April 10, 2008

(1)
These warrants were exercised subsequent to year-end.

(2)
These warrants were not exercised subsequent to year-end and expired.

11.    STOCK-BASED COMPENSATION PLAN

        In 1995, the Board of Directors approved a Share Option Plan, as amended and restated in December 2004. The Share Option Plan is administered by the Board of Directors and provides that options may be granted to employees, officers, Directors and consultants to the Company. The exercise price of an option is determined at the time of grant and is to be based on the closing price of the common shares on The Toronto Stock Exchange, or other applicable Exchange, on the day preceding the grant. Unless otherwise provided for, the options are exercisable only during the term of engagement of the employee, officer or consultant or during the period of service as a Director of the Company. The maximum aggregate number of common shares reserved for issuance upon the exercise of all options granted under the Share Option Plan, as amended, is not to exceed 11,400,000 common shares of the Company. The options under the plan generally vest over a 3-year period in equal annual amounts.

        The options have been valued separately using the Black-Scholes methodology and the calculations for issuances in fiscal 2006, 2005 and 2004 assumed discount rates of approximately 4.2%, 3.8% and 3.37%, respectively, and volatility of approximately 127%, 83% and 106%, respectively, and no dividends for all years. The Company recorded compensation cost of $522 in fiscal 2006, $305 in fiscal 2005 and $265 in fiscal 2004 for option grants issued since April 1, 2003.

        A summary of the activity in the Company's Share Option Plan during the years ended March 31, 2006, 2005 and 2004 is as follows:

	Year ended March 31,
	2006		2005		2004
	Options	Weighted Average Exercise Price (Cdn$)	Options	Weighted Average Exercise Price (Cdn$)	Options	Weighted Average Exercise Price (Cdn$)
Outstanding at beginning of year	6,821,588	$1.05	3,886,679	$1.63	1,461,826	$3.67
Granted	1,579,500	$0.88	4,409,748	$0.76	2,584,000	$0.54
Exercised	100,000	$0.47	150,835	$0.46	42,000	$0.46
Forfeited	2,769,738	$1.25	1,324,004	$1.83	117,147	$3.57

Outstanding at end of year	5,531,350	$0.91	6,821,588	$1.05	3,886,679	$1.63

        At March 31, 2006, the total number of common shares issued in connection with the exercise of options is 521,385 since the inception of the Share Option Plan.

        A summary of the options outstanding and exercisable as at March 31, 2006 is as follows:

	Options outstanding		Options exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number Outstanding		Number Exercisable
Cdn$
$0.40 – 0.47	1,469,669	1.4	1,175,672
$0.50 – $0.56	2,024,979	3.4	601,011
$0.65 – 1.18	1,222,500	3.8	159,837
$1.24 – 1.85	384,502	2.2	242,507
$2.29 – 7.10	429,700	0.1	429,367

	5,531,350		2,608,394

        During the year ended March 31, 2006, grants covering 300,000 common shares were issued to non-executive Directors of the Company at an exercise price of C$0.93.

12.    INCOME TAXES

        The tax effects of temporary differences that give rise to future income tax assets are as follows:

	March 31, 2006	March 31, 2005
Future income tax assets:
Net operating losses	22,004	20,723
Inventory allowance	502	365
Warranty accrual	184	236
Valuation allowance	(22,690)	(21,324)
Deferred tax asset	$—	—

        The provision for income taxes varies from the expected provision at statutory rates for the following reasons:

	2006	2005	2004
Combined basic Canadian statutory rates	37%	37%	37%

Recovery of income taxes based on the above rates	$(2,432)	$(3,289)	$(4,699)
Increase (decrease) in income taxes resulting from:
Effect of differences between US and foreign tax rates	73	179	254
Permanent difference—financing fees	235	115	1,188
Permanent difference—issuance costs	—	(17)	(80)
Permanent difference—stock compensation	193	113	98
Non-recognition of loss carry forwards	1,931	2,899	3,239

Provision for income taxes	$—	$—	$—

        The Company has non-capital losses for income tax purposes totalling approximately $62,868, which under certain conditions, may be carried forward and applied to reduce future year's taxable income. The potential benefit associated with these losses is not reflected in these statements as management does not believe that recovery is more likely than not. The right to claim these losses expires as follows:

Expiry Year	Canada	United States	Total
2007	490	—	490
2008	1,857	—	1,857
2010	3,195	—	3,195
2014	4,823	—	4,823
2015	2,889	—	2,889
2016	1,707	1,282	2,989
2017	—	737	737
2018	—	5,293	5,293
2019	—	2,978	2,978
2020	—	1,486	1,486
2021	—	3,116	3,116
2022	—	6,412	6,412
2023	—	10,746	10,746
2024	—	4,433	4,433
2025	—	7,764	7,764
2026	—	3,660	3,660

	$14,961	$47,907	$62,868

13.    FINANCIAL INSTRUMENTS

  Fair value of financial instruments

        The estimated fair value of accounts receivable, accounts payable, accrued liabilities and debentures is equal to the book value given their short-term nature and terms.

  Interest rate risk

        At March 31, 2006, all of the Company's debentures bear interest at a fixed rate of 10% and the Company is not exposed to future fluctuations in interest rates. At September 15, 2005, the Company entered into a loan and security agreement with a commercial bank and the interest rate has a variable component based on bank's prime rate. If the Company borrowed 100% of the facility's available line for a full year and the bank's prime rate increased by 1%, the Company's borrowing costs would increase by $50,000.

  Foreign exchange risk

        The United States dollar is the Company's reporting currency. As the majority of the Company's revenues and expenses are in United States dollars, foreign exchange is limited to non—U.S. dollar denominated revenues and net expenditures in Canadian dollars, which represents 2%, 1%, and 7% of revenues and 9%, 8% and 9% of net expenditures in each of the years ended March 31, 2006, 2005 and 2004, respectively.

  Credit risk

        The Company's exposure to accounts receivable credit risk is as follows:

As of March 31,	Accounts Receivable (in millions)	Number of Customers with Receivable Balance > 10% of Total Receivables	Customer Share as a Percent of Total Receivables	Percentage Share of Total Receivables
2006	$4.6	1	42%	42%
2005	$1.9	2	13% & 11%	24%

        The receivable representing 42% of the accounts receivable balance at March 31, 2006 was subsequently collected on May 16, 2006.

  Supplier risk

        The Company relies on a single supplier for the majority of its finished goods. At March 31, 2006 and 2005, the Company owed $3,497 and $3,280, respectively, recorded as accounts payable and accrued liabilities. The inventory purchases and engineering services from this supplier for the years ended March 31, 2006, 2005 and 2004 were $17,225, $9,088 and $8,737, respectively.

14.    SEGMENTED INFORMATION

        The Company operates in one segment, the sale of rugged mobile wireless Tablet PC computing systems. The majority of the Company's revenue is derived from sales in the United States of America. Other than the Netherlands with 12.5% of the total revenue, no other country outside of the United States of America accounted for more than 10% of the Company's revenue for the year ended March 31, 2006. The distribution of revenue by country is segmented as follows:

	Year ended March 31,
	2006	2005	2004
Revenue by country:
United States of America	$14,839	$13,089	$20,335
Netherlands	$3,467	$24	$—
All other countries	9,174	4,417	4,296

	$27,480	$17,530	$24,631

        The Company has a variety of customers, however, in a given year a single customer can account for a significant portion of sales. For the year ended March 31, 2006, the Company had one customer that had sales that were 10% or greater of total revenue and the customer was located in the Netherlands. In fiscal 2005, there were no customers who accounted for more than 10% of total revenue and in fiscal 2004, there were three customers, all located in the United States, who accounted for more than 10% of total revenue. The percentages of total revenue from these customers are as follows:

Fiscal Year	Total Revenue (in millions)	Number of Customers with Revenue > 10% of Total Revenue	Customer Share as a Percent of Total Revenue	Percentage Share of Total Revenue
2006	$27.5	1	10%	10%
2005	$17.5	None	—	—
2004	$24.6	3	21%, 16% & 15%	52%

        Substantially all of the Company's capital assets are owned by its wholly-owned subsidiary, Xplore Technologies Corporation of America, a corporation organized under the laws of the State of Delaware. No country, other than the United States of America, had more than 10% of the Company's assets for the two years ended March 31, 2006.

15.    COMMITMENTS AND CONTINGENT LIABILITIES

  a)
  Premises

        The Company leases facilities in Austin, Texas. The annual lease commitment is $232 and the lease maturity date was extended from May 31, 2007 to August 31, 2009. The Company also leases a satellite office in Helsinki, Finland, on a 3-month renewable basis.

        Minimum annual payments by fiscal year required under all of the Company's operating leases are:

2007	$244
2008	232
2009	229
2010	95

$800

  b)
  Executive agreement

        On January 3, 2006, the Company entered into an agreement with the former Chief Executive Officer ("CEO") of the Company whereby the Company is obligated to pay the former CEO $175 over an eleven month period ending November 1, 2006. In addition, the expiration dates of approximately 666,000 vested option shares were extended to periods through November 1, 2006. Amongst other terms, the Company and former CEO agreed to certain confidentiality and non-compete provisions.

  c)
  Purchase commitment

        At March 31, 2006, the Company had purchase obligations extending into fiscal 2007 of approximately $2,900 related to inventory and product development items.

  d)
  Litigation

        In December 2003, the Company received notice of a third party claim in connection with ongoing litigation between one of its value added resellers (VARs) and the VAR's customer. This third party claim was made in connection with a subcontract performance bond issued by the Company in the amount of $1.7 million to its reseller during fiscal 2001 and the bond surety also made a claim against the Company in the matter. In April 2004, this VAR voluntarily dismissed its claim against the Company. In October 2004, the remaining parties to this litigation dismissed their claim against the Company.

        The Company and its subsidiaries are engaged in legal actions, arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

16.    RELATED PARTY TRANSACTIONS

        On May 20, 2005, the Company raised $1,500 through the issuance of a 10% secured promissory note due August 31, 2005 (subsequently extended to September 15, 2005) in the original principal amount of $1,500 to Phoenix. The note was repaid on September 15, 2005.

        On July 19, 2005, the Company raised $1,500 through the issuance of 10% secured promissory notes due August 31, 2005 (subsequently extended to September 15, 2005) to Phoenix and other lenders, including an affiliate of Phoenix in the aggregate original principal amount of $1,500. The notes were repaid on September 15, 2005.

        During the fiscal year ended March 31, 2005, the Company had short-term borrowings of $2,650 from Phoenix and affiliates. The 10% interest bearing notes were secured by assets of the Company and repaid with proceeds from the $5,000 December 17, 2004 private placement. A description of borrowings from Phoenix and other affiliates is included in Note 9.

        Interest expense for the fiscal years ended 2006, 2005 and 2004 includes $1,167, $520, and $378 respectively, related to borrowings from Phoenix and its affiliates. At March 31, 2006, 2005, and 2004 outstanding debentures issued to such affiliates were $13,208, $8,708 and $3,808, respectively.

17.    SALE OF TECHNOLOGY

        On August 3, 2005, the Company sold previously developed rugged handheld technology to a foreign value added reseller. The sale agreement provided for an initial payment of approximately $900, which the Company received on August 5, 2005, and a future payment of approximately $700, net of the Company's share of future development costs, upon the completion of certain agreed upon production activities by a third party manufacturer. At March 31, 2006, the agreed upon production activities were not completed and it is uncertain as to whether the purchaser will complete its obligations under the sale agreement. The proceeds received in August, net of related selling expenses, have been reflected in other income for the year ended March 31, 2006. The Company's investment in the rugged handheld technology was previously expensed when incurred since the expenditures were research and development related. The technology was in a development stage and did not account for any of the Company's revenue.

18.    QUARTERLY OPERATING RESULTS

        The following tables provide a summary of the Company's unaudited operating results for each of the quarters ended on the date indicated:

Quarter ended	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
Revenue	$6,125	6,583	7,218	7,554
Gross profit	1,429	1,692	1,768	1.920
Operating expenses	2,666	3,297	3,171	2,695
Loss from operations	(1,237)	(1,605)	(1,403)	(776)
Other expenses	(607)	118	(550)	(513)
Net loss	$(1,844)	(1,487)	(1,953)	(1,289)
Loss per common share	$(0.03)	(0.03)	(0.03)	(0.03)
Average shares outstanding (000s)	54,986	55,008	56,455	57,326
Quarter ended	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
Revenue	$4,479	3,052	4,881	5,118
Gross profit	943	311	1,180	1,236
Operating expenses	2,975	3,623	2,487	2,260
Loss from operations	(2,032)	(3,312)	(1,307)	(1,024)
Other expenses	(194)	(230)	(275)	(517)
Net loss	$(2,226)	(3,542)	(1,582)	(1,541)
Loss per common share	$(0.05)	(0.07)	(0.03)	(0.03)
Average shares outstanding (000s)	43,212	49,900	52,303	54,983

19.    SUBSEQUENT EVENTS

  (a)
  Financing

        On April 21, 2006, the Company entered into a financing agreement with Phoenix pursuant to which Phoenix agreed, at its sole discretion, to provide up to $5,000 in financing to us. In connection with the financing, the Company issued a $1,000 10% secured debenture to Phoenix, which had a maturity date of June 30, 2006. The debenture and related accrued and unpaid interest were exchanged for 2,970,185 Series A Preferred Shares as part of the recapitalization discussed below. Of the remaining $4,000 of available financing, the Company received gross proceeds of approximately $800 in June 2006 and approximately $1,904 in July 2006 in exchange for a total of 7,952,353 Series A Preferred Shares issued to certain investors, as designated by Phoenix.

  (b)
  Recapitalization

        On June 1, 2006, the Company announced that it completed a recapitalization pursuant to which $18,877 of indebtedness, represented by 10% secured debentures and accrued interest, was exchanged for 55,520,542 Series A Preferred Shares. The Series A Preferred Shares were issued on May 30, 2006 and are convertible initially on a one-for-one basis into common shares of the Company at any time at the option of the holder and will convert upon the occurrence of specified events. The conversion rate is subject to adjustment for stock dividends, splits, combinations and similar events. In the event that the Company issues additional securities at a purchase price less than the then current Series A Preferred Share conversion price, such conversion price will be adjusted in accordance with the formula specified in the Company's articles of incorporation. The Series A Preferred Shares are entitled to one vote per share at meetings of the Company's shareholders, are entitled to appoint two of our directors, a cumulative 5% dividend that may be paid in preferred shares, have certain protective provisions, and contain a liquidation preference over the common shares. One debenture in the amount of $250 and related accrued interest was not exchanged and remains outstanding.

  (c)
  Additional Financing

        On August 9, 2006, the Company issued 9,988,513 Series B Preferred Shares in a private placement for gross proceeds to the Company of approximately $3,396. The Series B Preferred Shares generally have the same rights and preferences as the Series A Preferred Shares. The Series B Preferred Shares are convertible initially on a one-for-one basis into common shares of the Company at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. The Series B Preferred Shares are entitled to one vote per share at meetings of the Company's shareholders, are entitled to a cumulative 5% dividend paid quarterly in common shares, have certain protective provisions, and contain a liquidation preference over the common shares.

        On September 25, 2006, the Company issued 2,848,253 Common Shares in a private placement for gross proceeds to the Company of approximately $997.

EXHIBIT A

RESOLVED AS A SPECIAL RESOLUTION THAT:

  1.
  The Corporation is authorized to apply to the Secretary of State of the State of Delaware to file a certificate of domestication and a certificate of incorporation under the Delaware General Corporation Law (the "DGCL") as if it has been incorporated thereunder (the "Domestication").

  2.
  The Corporation is authorized to apply to the Director appointed under the Canada Business Corporations Act (the "CBCA") for authorization to permit the Domestication.

  3.
  Subject to the issuance of certified copies of the certificate of domestication and certificate of incorporation under the DGCL, and without affecting the validity or existence of the Corporation under its current articles or by-laws or of any act done thereunder, the amendments to the articles of incorporation of the Corporation by deleting all of the provisions thereof and substituting therefor articles of incorporation in the form set out as Schedule C to the management information circular/prospectus of the Corporation dated as of February     •    , 2007 (the "Circular) are authorized and approved.

  4.
  Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

  5.
  Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolutions, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

A-1

EXHIBIT B

CERTIFICATE OF DOMESTICATION

OF

XPLORE TECHNOLOGIES CORP.

        The undersigned, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

        FIRST: The corporation was incorporated on August 20, 1996 and the jurisdiction of incorporation was the province of Ontario, Canada. The corporation was subsequently continued under the federal laws of Canada on March 22, 2000 and, on March 25, 2000, was amalgamated with its parent corporation under the federal laws of Canada to continue as Xplore Technologies Corp.

        SECOND: The name of the corporation immediately prior to the filing of this certificate is Xplore Technologies Corp.

        THIRD: The name of the corporation as named in the Certificate of Incorporation filed in accordance with Section 388(b)(2) of the Delaware General Corporation Law is Xplore Technologies Corp.

        FOURTH: The jurisdiction constituting the principal place of business of the corporation immediately prior to the filing of this certificate was Austin, Texas.

        FIFTH: The domestication has been approved by the shareholders of Xplore Technologies Corp. in accordance with Canadian law.

        Executed on this            day of                        , 2007.

Name: Title:

B-1

EXHIBIT C

CERTIFICATE OF INCORPORATION

OF

XPLORE TECHNOLOGIES CORP.

        The undersigned (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the State of Delaware hereby certifies that:

        FIRST:    The name of the corporation is Xplore Technologies Corp. (hereinafter called the "Corporation").

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

        THIRD:    The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the Corporation is authorized to issue is Three Hundred Ninety Million (390,000,000) shares of capital stock consisting of: (i) Three Hundred Million (300,000,000) shares of common stock, $.001 par value (the "Common Stock"), and (ii) Ninety Million (90,000,000) shares of Preferred Stock, $.001 par value (the "Preferred Stock").

        Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation (as defined below) relating to any series of Preferred Stock).

        FIFTH:    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, subject to any limitations prescribed by law, to provide for the issue of all or any of the shares of the Preferred Stock in one or more series and to file a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation") to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the outstanding shares of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. The authority of the Board of Directors with respect to each additional series shall include, but not be limited to, determination of the following:

          (A)  The number of shares constituting that series and the distinctive designation of that series;

          (B)  Whether that series shall be entitled to dividends and, if so, the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (C)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (D)  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (E)  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (F)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (G)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (H)  Any other relative rights, preferences and limitations of that series.

  A.    SERIES A PREFERRED STOCK

        The first such series of Preferred Stock shall be designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and the number of shares constituting such series shall be Sixty-Four Million (64,000,000) shares. The Series A Preferred Stock shall have the following rights, designations, powers and privileges:

        1.    Dividends.

          (a)   From and after the date of the issuance of any Series A Preferred Stock (which for purposes hereof includes the issuance by the Corporation prior to its domestication under Section 388 of the Delaware General Corporation Law), dividends at the rate per annum of 5% of the Series A Original Issue Price (as hereinafter defined) per share shall accrue on such shares of Series A Preferred Stock (the "Series A Dividends"). Series A Dividends shall accrue, whether or not declared, and shall be cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of shares of the Corporation other than any other series of Preferred Stock entitled to receive dividends in priority to or concurrently with the holders of the Series A Preferred Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series A Dividends. The "Series A Original Issue Price" shall mean $0.34 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

          (b)   The Series A Dividends shall be mandatory and shall be paid, out of funds legally available, quarterly on the first day Business Day (as defined below) of March, June, September and December of each year (each a "Series A Dividend Payment Date"), commencing on the first

  Business Day next succeeding the Series A Initial Dividend Period (as defined below). Subject to the approval of the Toronto Stock Exchange, or such other Canadian or United States securities exchange or quotation system which on the date of determination constitutes the principal securities market for the Common Stock (the "Principal Securities Market"), the Series A Dividends shall be paid, out of funds legally available, in that number of shares of Common Stock as is determined by dividing (i) the aggregate amount of the Series A Dividends then payable by (ii) the U.S. dollar equivalent (as determined based on the noon rate of exchange posted by the Bank of Canada on the third trading day immediately preceding the Series A Dividend Payment Date) of the volume weighted average trading price of the Common Stock on the Principal Securities Market over the 10 trading days ending on the third trading day immediately preceding the Series A Dividend Payment Date, less, if applicable, the maximum discount permitted by the Principal Securities Market at that time. Notwithstanding anything contained herein to the contrary, in the event of a Liquidation (as defined in Section 2(a) below), an amount equal to all accrued but unpaid Series A Dividends shall be paid in cash, out of funds legally available. If any Series A Dividend is not paid on a Series A Dividend Payment Date, then the amount of such unpaid dividend shall continue to accrue from the applicable Series A Dividend Payment Date until paid.

          (c)   For greater certainty, the amount of Series A Dividends payable for each full Series A Dividend Period (as defined below) for the Series A Preferred Stock shall be 1.25% of the Series A Original Issue Price. For greater certainty, the amount of Series A Dividends payable for (i) the Series A Initial Dividend Period shall be equal to 5% of the Series A Original Issue Price multiplied by the quotient obtained by dividing the number of days in the period for which the shares of Series A Preferred Stock were outstanding by 365, and (ii) any other period shorter than a full Series A Dividend Period shall be equal to 1.25% of the Series A Original Issue Price multiplied by the quotient obtained by dividing the number of days elapsed since the first day of the applicable Series A Dividend Period by 90.

          (d)   Fractional shares of Common Stock will not be issued upon payment of any Series A Dividends and any amount of fractional shares of Common Stock otherwise issuable upon payment of any Series A Dividends shall, in the sole discretion of the Board of Directors, either be paid in cash or, to the fullest extent permitted by law, continue to accrue until the next Series A Dividend Payment Date.

          (e)   Series A Dividends to be paid on a Series A Dividend Payment Date shall be paid, out of funds legally available, to the holders of record of the Series A Preferred Stock as they appear on the share register of the Corporation at the close of business fifteen (15) days preceding the applicable Series A Dividend Payment Date. Holders of Series A Preferred Stock shall be entitled to receive dividends, out of funds legally available, in preference to and in priority over dividends upon the Common Stock and any other series or class of the Corporation's capital stock that ranks junior as to dividends to the Series A Preferred Stock, and shall be on parity as to dividends with any series or class of the Corporation's share capital that does not rank senior or junior as to dividends with the Series A Preferred Stock. The holders of Series A Preferred Stock shall not be entitled to dividends in excess of full cumulative dividends as herein provided.

          (f)    The term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close. The term "Series A Dividend Period" shall mean quarterly dividend periods commencing on the first day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Series A Dividend Period (other than the Series A Initial Dividend Period). The term "Series A Initial Dividend Period" shall mean the period commencing on the Series A Original Issue Date and ending on (and including) February 28, 2007.

        2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

          (a)    Payments to Holders of Series A Preferred Stock.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of shares ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Series A Original Issue Price, plus an amount equal to any Series A Dividends accrued but unpaid thereon which dividends shall be paid in cash (and not in Common Stock), and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the "Series A Liquidation Amount"). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Section 2(a), the holders of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (b)    Distribution of Remaining Assets.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock pursuant hereto, the holders of Series A Preferred Stock will not be entitled to share in any of the remaining assets of the Corporation available for distribution.

          (c)    Deemed Liquidation Events.

              (i)  To the fullest extent permitted by law, each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a "Series A Deemed Liquidation Event"), unless the holders of at least a majority of the voting power of Series A Preferred Stock vote or consent otherwise at least five days prior to the effective date of any such event:

              (A)  a merger or consolidation in which

                 (I)  the Corporation is a constituent party, or

                (II)  a subsidiary of the Corporation is a constituent party and the Corporation issues shares pursuant to such merger or consolidation,

    except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of the Corporation outstanding immediately prior to such merger, or consolidation continue to represent, or are converted into or exchanged for shares which represent, immediately following such merger or consolidation at least a majority of the voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the shares of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(c)(i), all shares of Common Stock issuable upon exercise of

    Options (as defined below) outstanding immediately prior to such merger, or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

              (B)  the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

             (ii)  The Corporation shall not, without the vote or written consent described in Section 2(c)(i), effect a Series A Deemed Liquidation Event referred to in Subsection 2(c)(i)(A)(I) above unless the agreement or plan of merger, arrangement or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of shares in the capital of the Corporation in accordance with Subsections 2(a) and 2(b) above.

            (iii)  In the event of a Series A Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such Series A Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Series A Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such Series A Preferred Stock, out of funds legally available therefor, and (B) if the holders of at least a majority of the voting power of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Series A Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Series A Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the "Series A Net Proceeds"), to the extent legally available therefore, on the 150th day after such Series A Deemed Liquidation Event to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Series A Net Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock and any other series of Preferred Stock ranking on redemption on parity with the Series A Preferred Stock that is required to then be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem the pro rata portion of each holder's shares of Series A Preferred Stock and any other series of Preferred Stock ranking on redemption on parity with the Series A Preferred Stock on a pari passu basis based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. To the fullest extent permitted by law, prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Series A Deemed Liquidation Event without the written consent or affirmative vote of the holders of at least a majority of the voting power of Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, unless the Board of Directors of the Corporation, including the Series A Directors (as hereinafter defined), has approved such expenditure.

            (iv)  The amount deemed paid or distributed to the holders of Series A Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation in accordance with the following guidelines:

              (A)  For securities not subject to investment letters or other similar restrictions on free marketability,

                 (I)  if traded on the Toronto Stock Exchange, the New York Stock Exchange, a national securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three trading days prior to the closing of such transaction;

                (II)  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three trading days prior to the closing of such transaction; or

              (III)  if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

              (B)  The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

        3.    Voting.

          (a)    General.    To the fullest extent permitted by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law or by the provisions of Subsection 3(b) or 3(c) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock entitled to vote at such meeting or by written consent, as a single class.

          (b)    Election of Directors.    The holders of record of a majority of the voting power of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the "Series A Directors"). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of a majority of the voting power of the holders of the Series A Preferred Stock given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of holders of the Series A Preferred Stock then outstanding. At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the voting power of Series A Preferred Stock shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of Series A Preferred Stock shall be filled only by written consent or affirmative vote of the holders of at least a majority of the voting power of Series A Preferred Stock or appointed by any remaining director elected by the holders of Series A Preferred Stock pursuant to this Subsection 3(b). The rights of the holders of the Series A Preferred Stock to elect the Series A Directors shall permanently terminate on the first date following the Series A Original Issue Date (as defined below) on which there are issued and outstanding less than ten percent (10%) of the total shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision or other similar recapitalization affecting such shares) that were outstanding on the last Series A Original Issue Date (63,472,895 shares of Series A Preferred Stock).

          (c)    Protective Provisions.    At any time when at least ten percent (10%) of the total shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, subdivision or other similar recapitalization affecting such shares) that were outstanding on the last Series A Original Issue Date (63,472,895 shares of Series A Preferred Stock) are issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the voting power of Series A Preferred Stock, consenting or voting (as the case may be) separately as a class:

              (i)  liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Series A Deemed Liquidation Event, or consent to any of the foregoing;

             (ii)  amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

            (iii)  create, or authorize the creation of, or issue any additional class or series of shares unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends, or increase the authorized number of shares of Series A Preferred Stock;

            (iv)  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares in the capital of the Corporation other than dividends or distributions on the shares of Series A Preferred Stock and the shares of Series B Preferred Stock as expressly authorized herein;

             (v)  create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security unless such debt security has received the prior approval of the Board of Directors, including the approval of the Series A Directors;

            (vi)  increase or decrease the authorized number of directors constituting the Board of Directors; or

           (vii)  terminate the employment of the Corporation's then current Chief Executive Officer, President or Chief Financial Officer or hire or appoint anyone to any such offices or their respective equivalents.

        4.    Optional Conversion.    The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Series A Conversion Rights"):

          (a)    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock calculated by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. Subject to the approval of the Principal Securities Market, the shares of Series A Preferred Stock that are converted into Common Stock pursuant to this Section 4 shall be entitled to receive, out of funds legally available, an amount equal to any accrued but unpaid Series A Dividends thereon through the Series A Conversion Time calculated in accordance with Section 1 and payable to the holders of such Series A Preferred Stock in accordance with Section 4(d) concurrently with the issuance and delivery of certificates representing shares of Common Stock issuable upon such conversion. The "Series A Conversion Price" shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price and the rate at which Series A Preferred Stock may be converted into Common Stock shall be subject to adjustment as provided below.

          (b)    Termination of Conversion Rights.    In the event of a liquidation, dissolution or winding up of the Corporation or a Series A Deemed Liquidation Event, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

          (c)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

          (d)    Mechanics of Conversion.

              (i)  In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into Common Stock, such holder shall surrender the certificate or certificates for such Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Series A Conversion Time"), and the Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series A Conversion Time, issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

             (ii)  To the fullest extent permitted by law, the Corporation shall at all times when shares of the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

            (iii)  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, shall immediately cease and terminate at the Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of an amount equal to any dividends accrued but unpaid thereon out of funds legally available. Any shares of Series A Preferred Stock so converted shall, upon the taking of appropriate action by the Board of Directors, be retired and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

            (iv)  Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any accrued but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

             (v)  To the fullest extent permitted by law, the Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (e)    Adjustments to Series A Conversion Price for Diluting Issues.

              (i)  Special Definitions.    For purposes of this Article Fifth A., the following definitions shall apply:

              (A)  "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

              (B)  "Series A Original Issue Date" shall mean the date on which the shares of Series A Preferred Stock were actually issued.

              (C)  "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

              (D)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the following ("Exempted Securities"):

                 (I)  Common Stock, Options or Convertible Securities issued or deemed issued as a dividend or distribution on the Series A Preferred Stock or the Series B Preferred Stock;

                (II)  Common Stock, Options or Convertible Securities issued or issuable by reason of a dividend, stock split, split-up or other distribution on the Common Stock that is covered by Subsection 4(f), 4(g), 4(h) and 4(i) below;

              (III)  Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement either in effect as of the Series A Original Issue Date or approved by the Board of Directors of the Corporation, including the Series A Directors; or

              (IV)  Common Stock or Convertible Securities actually issued upon the exercise of Options, or Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

             (ii)  No Adjustment of Conversion Price.    No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the voting power of Series A Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock.

            (iii)  Deemed Issue of Additional Shares of Common Stock.

              (A)  If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exerciseability, convertibility or exchangeability, but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

              (B)  If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no re-adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

              (C)  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(e)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(e)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(e)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

              (D)  Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security, or portion thereof, never been issued.

              (E)  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Subsection 4(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Subsection 4(e)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Subsection 4(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

            (iv)  Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii) ), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = (CP1 * (A + B)) ÷ (A + C)

    For purposes of the foregoing formula, the following definitions shall apply:

              (A)  "CP2" shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

              (B)  "CP1" shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

              (C)  "A" shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Option therefor) immediately prior to such issue);

              (D)  "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

              (E)  "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.

             (v)  Determination of Consideration. For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

              (A)  Cash and Property: Such consideration shall:

                 (I)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                (II)  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

              (III)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

              (B)  Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                 (I)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (II)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

            (vi)  Multiple Closing Dates.    In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(e)(iv) above then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any subsequent issuances within such period).

          (f)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (g)    Adjustment for Certain Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

             (1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

             (2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

  Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into shares of Common Stock on the date of such event.

          (h)    Adjustments for Other Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, out of funds legally available simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Preferred Stock had been converted into shares of Common Stock on the date of such event.

          (i)    Adjustment for Merger or Reorganization, etc.    Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the shares of Common Stock (but not the shares of Series A Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (f) , (g) or (h) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A

  Preferred Stock shall thereafter be convertible (in lieu of the Common Stock into which it was convertible prior to such event) into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation, including the Series A Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

          (j)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) trading days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the shares of Series A Preferred Stock.

          (k)    Notice of Record Date.    In the event:

              (i)  the Corporation shall take a record of the holders of its Common Stock (or other shares or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

             (ii)  of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Series A Deemed Liquidation Event; or

            (iii)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

  then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other shares or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least five (5) days prior to the record date or effective date for the event specified in such notice.

        5.    Mandatory Conversion.

          (a)    Trigger Events.    Upon the earlier of: (i) the closing of the sale of shares of Common Stock to the public at a price of not less than $0.85 per share (subject to appropriate adjustment for stock splits, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to a prospectus or an effective registration statement resulting in at least $20,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation, and (ii) a date specified by vote or written consent of the holders of at least a majority of the voting power of Series A Preferred Stock (the earlier of (i) and (ii) above being the "Series A Mandatory Conversion Date"), each share of Series A Preferred Stock then outstanding shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock calculated by dividing the Series A Original Issue Price by the Series A Conversion Price then in effect on the Series A Mandatory Conversion Date, and such shares may not be reissued by the Corporation. Subject to the approval of the Principal Securities Market, the shares of Series A Preferred Stock that are converted into Common Stock pursuant to this Section 5 shall be entitled to receive an amount equal to any accrued but unpaid Series A Dividends out of funds legally available through the Series A Mandatory Conversion Date, calculated in accordance with Section 1; and payable to the holders of such Series A Preferred Stock in accordance with Section 5(b) concurrently with the issuance and delivery of certificates representing the shares of Common Stock issuable upon such conversion.

          (b)    Procedural Requirements.    All holders of record of Series A Preferred Stock shall be given written notice of the Series A Mandatory Conversion Date and the place designated for mandatory conversion of all such Series A Preferred Stock pursuant to this Section 5. Upon receipt of such notice, each holder of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Series A Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including, without limitation, the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefore, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and, if applicable, payment of any accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Series A Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (c)    Effect of Mandatory Conversion.    All shares of Series A Preferred Stock shall, from and after the Series A Mandatory Conversion Date, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate on the Series A Mandatory Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued but unpaid thereon. Such converted shares of Series A Preferred Stock shall be retired, upon the taking of appropriate action by the Board of Directors, and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

        6.    Redeemed or Otherwise Acquired Shares.    Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be immediately retired, upon the taking of appropriate action by the Board of Directors, and shall not be reissued, sold or transferred. The Corporation shall not exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

        7.    Waiver.    To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the voting power of Series A Preferred Stock.

        8.    Notices.    Any notice required or permitted by the provisions hereto to be given to a holder of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation and shall be deemed sent upon such mailing.

        9.    Withholding Rights.    Notwithstanding anything herein inconsistent with this Section 9, the Corporation is entitled to deduct and withhold from any dividend or other amount payable to any holder of Series A Preferred Stock such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes hereof as having been paid to the holder of the Series A Preferred Stock in respect of which such deduction and withholding was made.

  B. SERIES B PREFERRED STOCK

        The second such series of Preferred Stock shall be designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") and the number of shares constituting such series shall be Ten Million (10,000,000) shares. The Series B Preferred Stock shall have the following rights, designations, powers and privileges:

  1.
  Dividends.

          (a)   From and after the date of the issuance of any Series B Preferred Stock (which for purposes hereof includes the issuance by the Corporation prior to its domestication under Section 388 of the Delaware General Corporation Law), dividends at the rate per annum of 5% of the Series B Original Issue Price (as hereinafter defined) per share shall accrue on such shares of Series B Preferred Stock (the "Series B Dividends"). Series B Dividends shall accrue, whether or not declared, and shall be cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of shares of the Corporation, other than the Corporation's Series A Preferred Stock and any other series of Preferred Stock entitled to receive dividends in priority to or concurrently with the holders of the Series B Preferred Stock, unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series B Dividends. The "Series B Original Issue Price" shall mean $0.34 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

          (b)   The Series B Dividends shall be mandatory and shall be paid, out of funds legally available, quarterly on the first day Business Day of March, June, September, and December of each year (each a "Series B Dividend Payment Date"), commencing on the first Business Day next succeeding the Series B Initial Dividend Period (as defined below). Subject to the approval of the Principal Securities Market, the Series B Dividends shall be paid, out of funds legally available, in that number of shares of Common Stock as is determined by dividing (i) the aggregate amount of the Series B Dividends then payable by (ii) the U.S. dollar equivalent (as determined based on the noon rate of exchange posted by the Bank of Canada on the third trading day immediately preceding the Series B Dividend Payment Date) of the volume weighted average trading price of the Common Stock on the Principal Securities Market over the 10 trading days ending on the third trading day immediately preceding the Series B Dividend Payment Date less, if applicable, the maximum discount permitted by the Principal Securities Market at that time. Notwithstanding anything contained herein to the contrary, in the event of a Liquidation, an amount equal to all accrued but unpaid Series B Dividends shall be paid in cash, out of funds legally available. If any Series B Dividend is not paid on a Series B Dividend Payment Date, then the amount of such unpaid dividend shall continue to accrue from the applicable Series B Dividend Payment Date until paid.

          (c)   For greater certainty, the amount of Series B Dividends payable for each full Series B Dividend Period (as defined below) for the Series B Preferred Stock shall be 1.25% of the Series B Original Issue Price. For greater certainty, the amount of Series B Dividends payable for (i) the Series B Initial Dividend Period shall be equal to 1.25% of the Series B Original Issue Price multiplied by the quotient obtained by dividing the number of days in the period for which the shares of Series B Preferred Stock were outstanding by 90, and (ii) any other period shorter than a full Series B Dividend Period shall be equal to 1.25% of the Series B Original Issue Price multiplied by the quotient obtained by dividing the number of days elapsed since the first day of the applicable Series B Dividend Period by 90.

          (d)   Fractional shares of Common Stock will not be issued upon payment of any Series B Dividends and any amount of fractional shares of Common Stock otherwise issuable upon payment of any Series B Dividends shall, in the sole discretion of the Board of Directors, either be paid in cash or, to the fullest extent permitted by law, continue to accrue until the next Series B Dividend Payment Date.

          (e)   Series B Dividends to be paid on a Series B Dividend Payment Date shall be paid, out of funds legally available, to the holders of record of the Series B Preferred Stock as they appear on the share register of the Corporation at the close of business fifteen (15) days preceding the applicable Series B Dividend Payment Date. Holders of Series B Preferred Stock shall be entitled to receive dividends, out of funds legally available, in preference to and in priority over dividends upon the Common Stock and any other series or class of the Corporation's capital stock that ranks junior as to dividends to the Series B Preferred Stock, and shall be on parity as to dividends with any series or class of the Corporation's share capital that does not rank senior or junior as to dividends with the Series B Preferred Stock. The Series B Preferred Stock shall rank on parity with the Series A Preferred Stock with respect to dividends. The holders of Series B Preferred Stock shall not be entitled to dividends in excess of full cumulative dividends as herein provided.

          (f)    The term "Series B Dividend Period" shall mean quarterly dividend periods commencing on the first day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Series B Dividend Period (other than the Series B Initial Dividend Period). The term "Series B Initial Dividend Period" shall mean the period commencing on the Series B Original Issue Date and ending on (and including) August 31, 2006.

        2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

          (a)    Payments to Holders of Series B Preferred Stock.    In the event of a Liquidation, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders (on a pari passu basis with the holders of the Series A Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of shares ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Series B Original Issue Price, plus an amount equal to any Series B Dividends accrued but unpaid thereon, which dividends shall be paid in cash (and not in shares of Common Stock), and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the "Series B Liquidation Amount"). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock and Series B Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock the full amount to which they shall be entitled under this Section 2(a), the holders of the Series A Preferred Stock and Series B Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Series B Preferred Stock shall rank on parity with the Series A Preferred Stock with respect to a Liquidation or a Series B Deemed Liquidation Event (as defined below).

          (b)    Distribution of Remaining Assets.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock pursuant hereto, and holders of the Series A Preferred Stock and any other series of Preferred Stock ranking on liquidation on parity with or priority to the Series B Preferred Stock, the holders of Series B Preferred Stock will not be entitled to share in any of the remaining assets of the Corporation available for distribution.

          (c)    Deemed Liquidation Events.

              (i)  To the fullest extent permitted by law, each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a "Series B Deemed Liquidation Event"), unless the holders of at least a majority of the voting power of Series B Preferred Stock vote or consent otherwise at least five days prior to the effective date of any such event:

              (A)  a merger or consolidation in which

                 (I)  the Corporation is a constituent party, or

                (II)  a subsidiary of the Corporation is a constituent party and the Corporation issues shares pursuant to such merger or consolidation,

      except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares which represent, immediately following such merger, or consolidation at least a majority of the voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the shares of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(c)(i), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

              (B)  the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

             (ii)  The Corporation shall not, without the vote or written consent described in Section 2(c)(i), effect a Series B Deemed Liquidation Event referred to in Subsection 2(c)(i)(A)(I) above unless the agreement or plan of merger, arrangement or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of shares in the capital of the Corporation in accordance with Subsections 2(a) and 2(b) above.

            (iii)  In the event of a Series B Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such Series B Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series B Preferred Stock no later than the 90th day after the Series B Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such Series B Preferred Stock, out of funds legally available therefor, and (B) if the holders of at least a majority of the voting power of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Series B Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Series B Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the "Series B Net Proceeds"), to the extent legally available therefore, on the 150th day after such Series B Deemed Liquidation Event to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Series B Net Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock and any other series of Preferred Stock (including the Series A Preferred Stock) ranking on redemption on parity with the Series B Preferred Stock that is required to then be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder's shares of Series B Preferred Stock and any other series of Preferred Stock (including the Series A Preferred Stock) ranking on redemption on parity with the Series B

    Preferred Stock on a pari passu basis based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. To the fullest extent permitted by law, prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Series B Deemed Liquidation Event; provided, however, that following the approval of the Board of Directors of the Corporation, the Corporation may discharge expenses incurred in the ordinary course of business.

            (iv)  The amount deemed paid or distributed to the holders of Series B Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation in accordance with the following guidelines:

              (A)  For securities not subject to investment letters or other similar restrictions on free marketability,

                 (I)  if traded on the Toronto Stock Exchange, the New York Stock Exchange, a national securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three trading days prior to the closing of such transaction;

                (II)  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three trading days prior to the closing of such transaction; or

              (III)  if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

              (B)  The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

        3.    Voting.

          (a)    General.    To the fullest extent permitted by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which the Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law or by the provisions of Subsection 3(b)below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock entitled to vote at such meeting or by written consent, as a single class.

          (b)    Protective Provisions.    At any time when at least ten percent (10%) of the shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend,

  stock split, combination, subdivision or other similar recapitalization affecting such shares) that were outstanding on the Series B Original Issue Date are issued and outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the voting power of Series B Preferred Stock, consenting or voting (as the case may be) separately as a class:

              (i)  amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

             (ii)  create, or authorize the creation of, or issue any additional class or series of shares unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends, or increase the authorized number of shares of Series B Preferred Stock; or

            (iii)  purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares in the capital of the Corporation other than dividends or distributions on the Series A Preferred Stock and the shares of Series B Preferred Stock as expressly authorized herein.

        4.    Optional Conversion.    The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Series B Conversion Rights"):

          (a)    Right to Convert.    Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock calculated by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. Subject to the approval of the Principal Securities Market, the shares of Series B Preferred Stock that are converted into Common Stock pursuant to this Section 4 shall be entitled to receive, out of funds legally available, an amount equal to any accrued but unpaid Series B Dividends thereon through the Series B Conversion Time, calculated in accordance with Section 1 and payable to the holders of such Series B Preferred Stock in accordance with Section 4(d) concurrently with the issuance and delivery of certificates representing shares of Common Stock issuable upon such conversion. The "Series B Conversion Price" shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price and the rate at which Series B Preferred Stock may be converted into Common Stock shall be subject to adjustment as provided below.

          (b)    Termination of Conversion Rights.    In the event of a liquidation, dissolution or winding up of the Corporation or a Series B Deemed Liquidation Event, the Series B Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Series B Preferred Stock.

          (c)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

          (d)    Mechanics of Conversion.

              (i)  In order for a holder of Series B Preferred Stock to voluntarily convert shares of the Series B Preferred Stock into Common Stock, such holder shall surrender the certificate or certificates for such Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Series B Conversion Time"), and the Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series B Conversion Time, issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

             (ii)  To the fullest extent permitted by law, the Corporation shall at all times when shares of the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

            (iii)  All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, shall immediately cease and terminate at the Series B Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of an amount equal to any dividends accrued but unpaid thereon, out of funds legally available. Any shares of Series B Preferred Stock so converted shall, upon the taking of appropriate action by the Board of Directors, be retired and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

            (iv)  Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

             (v)  To the fullest extent permitted by law, the Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (e)    Adjustments to Series B Conversion Price for Diluting Issues.

              (i)  Special Definitions. For purposes of this Article Fifth B., the following definitions shall apply:

              (A)  "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

              (B)  "Series B Original Issue Date" shall mean the date on which the first shares of Series B Preferred Stock were issued.

              (C)  "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

              (D)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following ("Exempted Securities"):

                 (I)  Common Stock, Options or Convertible Securities issued or deemed issued as a dividend or distribution on the Series A or Series B Preferred Stock;

                (II)  Common Stock, Options or Convertible Securities issued or issuable by reason of a dividend, stock split, split-up or other distribution on the Common Stock that is covered by Subsection 4(f), 4(g), 4(h) and 4(i) below;

              (III)  Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement either in effect as of the Series B Original Issue Date or approved by the Board of Directors of the Corporation, including those directors appointed by the holders of Series A Preferred Stock; or

              (IV)  Common Stock or Convertible Securities actually issued upon the exercise of Options, or Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

             (ii)  No Adjustment of Conversion Price.    No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of

    Common Stock if the Corporation receives written notice from the holders of at least a majority of the voting power of Series B Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock.

            (iii)  Deemed Issue of Additional Shares of Common Stock.

              (A)  If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exerciseability, convertibility or exchangeability, but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

              (B)  If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no re-adjustment pursuant to this clause (B) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

              (C)  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(e)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(e)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(e)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

              (D)  Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security, or portion thereof, never been issued.

              (E)  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this Subsection 4(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Subsection 4(e)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Subsection 4(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

            (iv)  Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = (CP1 * (A + B)) ÷ (A + C)

    For purposes of the foregoing formula, the following definitions shall apply:

              (A)  "CP2" shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

              (B)  "CP1" shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

              (C)  "A" shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (including the Series B Preferred Stock) outstanding (assuming exercise of any outstanding Option therefor) immediately prior to such issue);

              (D)  "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1(determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

              (E)  "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction;

    provided, however, that in no event shall the Series B Conversion Price be adjusted to an amount less than $0.255.

             (v)  Determination of Consideration.    For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

              (A)  Cash and Property: Such consideration shall:

                 (I)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                (II)  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

              (III)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

              (B)  Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                 (I)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (II)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of

        Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

            (vi)  Multiple Closing Dates.    In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(e)(iv) above then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any subsequent issuances within such period).

          (f)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (g)    Adjustment for Certain Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

            (1)   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (2)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

  Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into shares of Common Stock on the date of such event.

          (h)    Adjustments for Other Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, out of funds legally available, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Stock had been converted into shares of Common Stock on the date of such event.

          (i)    Adjustment for Merger or Reorganization, etc.    Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the shares of Common Stock (but not the shares of Series B Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (f) , (g) or (h) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible (in lieu of the Common Stock into which it was convertible prior to such event) into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

          (j)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) trading days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

          (k)    Notice of Record Date.    In the event:

            (i)    the Corporation shall take a record of the holders of its Common Stock (or other shares or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

            (ii)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Series B Deemed Liquidation Event; or

            (iii)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

  then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other shares or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their Common Stock (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least five (5) days prior to the record date or effective date for the event specified in such notice.

        5.    Mandatory Conversion.

          (a)    Trigger Events.    Upon the earlier of: (i) the closing of the sale of shares of Common Stock to the public at a price of not less than $0.85 per share (subject to appropriate adjustment for stock splits, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to a prospectus or an effective registration statement resulting in at least $20,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation, (ii) the conversion of 100% of the Corporation's outstanding Series A Preferred Stock, and (iii) a date specified by vote or written consent of the holders of at least a majority of the voting power of Series B Preferred Stock (the earlier of (i), (ii) and (iii) above being the "Series B Mandatory Conversion Date"), each share of Series B Preferred Stock then outstanding shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock calculated by dividing the Series B Original Issue Price by the Series B Conversion Price then in effect on the Series B Mandatory Conversion Date, and such shares may not be reissued by the Corporation. Subject to the approval of the Principal Securities Market, the Series B Preferred Stock that are converted into Common Stock pursuant to this Section 5 shall be entitled to receive an amount equal to any accrued but unpaid Series B Dividends, out of funds legally available, through the Series B Mandatory Conversion Date, calculated in accordance with Section 1; and payable to the holders of such Series B Preferred Stock in accordance with Section 5(b) concurrently with the issuance and delivery of certificates representing the shares of Common Stock issuable upon such conversion.

          (b)    Procedural Requirements.    All holders of record of Series B Preferred Stock shall be given written notice of the Series B Mandatory Conversion Date and the place designated for mandatory conversion of all such Series B Preferred Stock pursuant to this Section 5. Upon receipt of such notice, each holder of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Series B Mandatory Conversion Date, all outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including, without limitation, the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefore, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted, and, if applicable, payment of any accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Series B Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (c)    Effect of Mandatory Conversion.    All shares of Series B Preferred Stock shall, from and after the Series B Mandatory Conversion Date, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate on the Series B Mandatory Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued but unpaid thereon. Such converted shares of Series B Preferred Stock shall be retired, upon the taking of appropriate action by the Board of Directors, and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

        6.    Redeemed or Otherwise Acquired Shares.    Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be immediately retired, upon the taking of appropriate action by the Board of Directors, and shall not be reissued, sold or transferred. The Corporation shall not exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

        7.    Waiver.    To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the voting power of Series B Preferred Stock.

        8.    Notices.    Any notice required or permitted by the provisions hereto to be given to a holder of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation and shall be deemed sent upon such mailing.

        9.    Withholding Rights.    Notwithstanding anything herein inconsistent with this Section 9, the Corporation is entitled to deduct and withhold from any dividend or other amount payable to any holder of Series B Preferred Stock such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes hereof as having been paid to the holder of the Series B Preferred Stock in respect of which such deduction and withholding was made.

        SIXTH:    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          (1)   The business and the affairs of the Corporation shall be managed by or under the direction of its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors which shall constitute the whole Board of Directors shall be fixed by a resolution adopted by a majority of the whole Board. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

          (2)   Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum (and not by stockholders), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. No decrease in the total number of directors shall shorten the term of any incumbent director.

          (3)   Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

          (4)   Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the whole Board.

        SEVENTH:    A director of this Corporation shall not be personally liable, to the fullest extent of the General Corporation Law of the State of Delaware, to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article Seventh shall not increase the liability of any director of the Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

        EIGHTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        NINTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the By-Laws.

        TENTH:    Subject to the rights of the holders of Preferred Stock, a majority of the whole Board shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, and the stockholders shall also have the power to amend, alter, change, add to or repeal the By-Laws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of all of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws.

        ELEVENTH:    The name and the mailing address of the Sole Incorporator is as follows:

  Michael J. Rapisand
  c/o Xplore Technologies Corp.
  14000 Summit Drive
  Austin, Texas 78728

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed on this            day of             2007.

Michael J. Rapisand Sole Incorporator

EXHIBIT D

BY-LAWS

OF

XPLORE TECHNOLOGIES CORP.

(the "Corporation")

ARTICLE I
STOCKHOLDERS

        SECTION 1.1    Place of Meeting.    Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

        SECTION 1.2    Annual Meetings.

        (a)    Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting.

        (b)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice with respect to such meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of record of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in subsections (c) and (d) of this Section 1.2 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

        (c)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(b), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation; (ii) in the case of business other than nominations, such other business must be a proper matter for stockholder action; (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as that term is defined herein), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.2, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.2. To be timely, a stockholder's notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not fewer than 45 days nor more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting; provided, that in the event that the date of the annual meeting is more than 30 days before or delayed by more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder, or any successor provisions, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

        (d)    Notwithstanding anything in the second sentence of Section 1.2(c) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by these By-Laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

        SECTION 1.3    Special Meetings.

        (a)    Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by a majority of the Whole Board. For purposes of these By-Laws, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

        (b)    Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation's notice of meeting pursuant to Section 1.4 of these By-Laws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.3, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 1.2. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by Section 1.2 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Notwithstanding the foregoing provisions of this Section 1.3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.3. Nothing in this Section 1.3 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        SECTION 1.4    Notice of Meetings; Waiver.

        (a)    Except as otherwise provided herein or required by law, the Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and time of each meeting of the stockholders and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given not fewer than ten nor more than sixty days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

        (b)    A written waiver of any notice of any annual or special meeting signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether given before or after the time of the event for which notice is to be given, shall be deemed the equivalent of notice. Neither the business to be transacted at nor the purpose of any annual or special meeting of the stockholders need be specified in such a waiver of notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        SECTION 1.5    Quorum; Adjournment.

        (a)    Unless or except to the extent that the presence of a larger number may be required by law, at any meeting of stockholders the presence, in person or by proxy, of the holders of record of capital stock representing a majority of the votes entitled to be cast at such meeting shall constitute a quorum for the transaction of any business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

        (b)    In the absence of a quorum, the Chairman of the meeting shall have power to adjourn the meeting from time to time until a quorum is present. Notice of any adjourned meeting of stockholders of the Corporation need not be given if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 1.10 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.4 of these By-Laws, shall be given to each stockholder of record entitled to vote at such meeting. At an adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting.

        SECTION 1.6    Voting.    Except as otherwise required by law or by the Certificate of Incorporation, all elections shall be determined by a plurality of the votes cast and all other matters submitted to a meeting of stockholders shall be decided by a majority of the votes cast affirmatively or negatively.

        SECTION 1.7    Proxies.    Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy. A stockholder may authorize a valid proxy by a transmission permitted by law or by executing a written instrument signed by such stockholder filed in accordance with the procedure established for the meeting. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 1.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        SECTION 1.8    Organization; Procedure.    At every meeting of stockholders the presiding officer shall be an officer chosen by the Board of Directors or, in the absence of such a person, the Chairman of the Board or, in the event of his or her absence, the Chief Executive Officer. The order of business and all other matters of procedures of procedure may be determined by such presiding officer. The Chairman shall have the power to adjourn the meeting to another place, if any, date and time. The Secretary of the Corporation or, in the event of his or her absence, an Assistant Secretary or such person as the Chairman of the meeting appoints, shall act as secretary of the meeting.

        SECTION 1.9    Stockholder Action By Written Consent.

        (a)    Unless otherwise provided in the Certificate of Incorporation, any action which may be taken or required to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written shall be given to those stockholders who have not consented in writing.

        (b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 1.9(b)). If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

        SECTION 1.10    Record Date.    In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty nor fewer than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided; however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty days prior to such action. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

        SECTION 1.11    Stockholder List.    The Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours, for a period of at least ten days prior to the meeting in the manner provided by law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        SECTION 1.12    Inspectors of Elections.    Preceding any meeting of the stockholders, the Board of Directors shall appoint one or more persons to act as Inspectors of Elections, and may designate one or more alternate inspectors. In the event that no inspector or alternate is able to act, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

        SECTION 1.13    General.

        (a)    Only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-Laws. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective nomination or proposal shall be disregarded.

        (b)    For purposes of these By-Laws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        (c)    Notwithstanding the foregoing provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws. Nothing in these By-Laws shall be deemed to affect any substantive rights of (i) stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) the holders of any series of the Corporation's Preferred Stock, if any, to elect directors if so provided under the Certificate of Incorporation or any applicable Preferred Stock Certificate of Designations (as defined in the Certificate of Incorporation).

ARTICLE II
BOARD OF DIRECTORS

        SECTION 2.1    Powers.    Except as may otherwise be required by law or the Certificate of Incorporation, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

        SECTION 2.2    Number of Directors.    The number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that the Board of Directors shall at no time consist of fewer than three and no more than nine directors.

        SECTION 2.3    Election of Directors.    At each annual meeting of stockholders, directors shall be elected to serve until the next annual meeting and until their respective successors are elected and qualified, or until the earlier of their death, resignation or removal.

        SECTION 2.4    Vacancies; Removal of Directors.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies and newly created directorships resulting from any increase in the number of directors shall be filled pursuant to the terms of the Certificate of Incorporation. Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting as a single class; provided, that Series A Directors (as that term is defend in the Certificate of Incorporation) may only be removed with or without cause by the affirmative vote of the holders of a majority of the Corporation's Series A Convertible Preferred Stock entitled to vote at an election of directors.

        SECTION 2.5    Chairman of the Board.    The directors shall elect from among the members of the Board a "Chairman of the Board." The Chairman of the Board shall be deemed an officer of the Corporation and shall have such duties and powers as set forth in these By-Laws or as shall otherwise be conferred upon the Chairman of the Board from time to time by the Board of Directors. The Chairman of the Board shall, if present, preside over all meetings of stockholders and the Board of Directors.

        SECTION 2.6    Meetings.

        (a)    Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

        (b)    Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board or the Chief Executive Officer and shall be called by the Chief Executive Officer, Secretary, Assistant Secretary or any other executive officer if directed by a majority of the directors then in office.

        (c)    A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.

        SECTION 2.7    Notice of Meeting.    It shall be sufficient notice to a director to send notice (i) by mail at least 72 hours before the meeting addressed to such person at his usual or last known business or residence address, or (ii) in person, by telephone, facsimile transmission or electronic transmission at least 24 hours before the meeting. The requirement of notice to any director may be waived by a waiver of notice, executed or otherwise given by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement that such meeting was not lawfully called or convened. A notice or waiver of notice of a directors' meeting need not specify the purposes of the meeting.

        SECTION 2.8    Quorum.    A majority of the total number of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise required by law, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

        SECTION 2.9    Action Without a Meeting.    Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the members of the Board of Directors consent thereto in writing or by electronic transmission and such consent is filed with the minutes of the Board of Directors.

        SECTION 2.10    Action By Telephonic Communications.    Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        SECTION 2.11    Resignations.    Any director may resign at any time by delivering a notice of resignation given in writing or by electronic transmission to the Chairman of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        SECTION 2.12    Reliance on Accounts and Reports.    A director, officer or a member of any committee designated by the Board of Directors shall, in the performance of such director's, officer's or member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, any committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person's professional or expert competence and who the director, officer or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

        SECTION 2.13    Compensation.    Each director, in consideration of such person serving as a director, may be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board of Directors or of committees thereof, or both, as the Board of Directors shall determine from time to time. In addition, each director may be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a director. Nothing contained in this Section 2.13 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefore.

ARTICLE III
COMMITTEES

        SECTION 3.1    Committees.    The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one or more committees of the Board of Directors, each committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in the Delaware General Corporation Law. The Board of Directors may appoint a Chairman of any committee, who shall preside at meetings of any such committee.

        SECTION 3.2    Powers.    Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. No committee shall have the power or authority to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval, or to adopt, amend or repeal the By-Laws of the Corporation.

        SECTION 3.3    Proceedings.    Each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings.

        SECTION 3.4    Quorum and Manner of Acting.    Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such consent is filed with the minutes of the committee.

        SECTION 3.5    Actions by Telephonic Communications.    Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        SECTION 3.6    Absent or Disqualified Members.    In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        SECTION 3.7    Resignations.    Any member of any committee may resign at any time by delivering a notice of resignation in writing or by electronic transmission, signed by such member, to the Board of Directors or the Chairman of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        SECTION 3.8    Removal.    Any member of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the directors then in office.

        SECTION 3.9    Vacancies.    Except as otherwise required by law, if any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV
OFFICERS

        SECTION 4.1    Chief Executive Officer.    The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors who shall (i) supervise the implementation of policies adopted or approved by the Board of Directors, (ii) exercise a general supervision and superintendence over all the business and affairs of the Corporation, and (iii) possess such other powers and perform such other duties as may be assignee to him or her by these By-Laws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer. The Chairman of the Board may also be the Chief Executive Officer.

        SECTION 4.2    President of the Corporation.    The Board of Directors shall appoint a President of the Corporation to serve at the pleasure of the Board of Directors. The President of the Corporation shall have such powers and perform such duties as may be assigned to him or her by these By-Laws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of President of the Corporation.

        SECTION 4.3    Chief Financial Officer of the Corporation.    The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall have such powers and perform such duties as may be assigned to him or her by these By-Laws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Chief Financial Officer of the Corporation.

        SECTION 4.4    Vice Presidents of the Corporation.    The Board of Directors may appoint one or more Vice Presidents of the Corporation to serve at the pleasure of the Board of Directors. A Vice President of the Corporation shall have such powers and perform such duties as may be assigned to him or her by these By-Laws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of a Vice President of the Corporation.

        SECTION 4.5    Secretary of the Corporation.    The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors. The Secretary of the Corporation shall (i) keep minutes of all meetings of the stockholders and of the Board of Directors, (ii) authenticate records of the Corporation and (iii) in general, have such powers and perform such other duties as may be assigned to him or her by these By-Laws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Secretary of the Corporation.

        SECTION 4.6    Other Officers Elected by Board of Directors.    At any meeting of the Board of Directors, the Board of Directors may elect a Chief Operating Officer, Treasurer, Assistant Treasurers, Assistant Secretaries, or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors. Other officers elected by the Board of Directors shall have such powers to perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer. Any number of offices may be held by the same person.

        SECTION 4.7    Removal and Resignation; Vacancies.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any officer may be removed at any time, with or without cause, by the Board of Directors. Any officer may resign at any time by delivering a notice of resignation in writing or by electronic transmission, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise shall be filled by or pursuant to authorization of the Board of Directors.

        SECTION 4.8    Authority and Duty of Officers.    The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event, each officer shall exercise such powers and perform such duties as may be required by law.

ARTICLE V
CAPITAL STOCK

        SECTION 5.1    Stock Certificates.

        (a)    Each holder of stock represented by certificates shall be entitled to a certificate representing the number of shares of the capital stock of the Corporation owned by such person in such form as shall be prescribed from time to time by the Board of Directors. Each certificate shall be signed by the Chairman or Vice-Chairman or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures of the officers upon a certificate may be facsimiles.

        (b)    If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

        SECTION 5.2    Transfer of Shares.    Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the Corporation by delivery to the Corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

        SECTION 5.3    Record Holders.    Except as otherwise required by law, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

        SECTION 5.4    Transfer Agent and Registrar.    The Board of Directors may appoint a transfer agent and a registrar of the certificates of stock of the Corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders' ledger, setting forth the names and addresses of the holders of all issued shares of stock of the Corporation, the number of shares held by each, the certificate numbers, if any, representing such shares, and the date of issue of the certificates representing such shares, if any. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the Corporation is authorized to issue and the total number of shares actually issued. The stockholders' ledger and the share register are hereby identified as the stock transfer books of the Corporation. The name and address of each stockholder of record, as they appear upon the stockholders' ledger, shall be the only evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings.

        SECTION 5.5    Loss of Certificates.    In case of the loss, theft, mutilation or destruction of a stock certificate, a duplicate certificate will be issued by the Corporation upon notification thereof and receipt of a lost certificate affidavit and such proper indemnity as shall be prescribed by the Board of Directors; provided, that in the case of a mutilated stock certificate, such mutilated stock certificate is returned to the Corporation.

ARTICLE VI
DIVIDENDS

        SECTION 6.1    Declaration of Dividends.    Except as otherwise required by law or by the Certificate of Incorporation, the Board of Directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the Corporation for the current or preceding fiscal year, or as otherwise permitted by law. Dividends may be paid in cash, in property, in shares of the Corporation's stock, or in any combination thereof. Dividends shall be payable upon such dates as the Board of Directors may designate.

        SECTION 6.2    Reserves.    Before the payment of any cash dividend and before making any distribution of profits, the Board of Directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the Corporation such sum or sums as the Board of Directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the Board of Directors shall deem to be in the best interests of the Corporation, and the Board of Directors may modify or abolish any such reserve.

ARTICLE VII
POWERS OF OFFICERS TO CONTRACT
WITH THE CORPORATION

        No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose; provided, that (i) the material facts of such relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or committee thereof which in good faith authorizes such contract or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum; or (ii) the material facts as to such person's relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any director of the Corporation who is interested in any contract or transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the Board of Directors or committee thereof which shall authorize or ratify any such contract or transaction.

ARTICLE VIII
INDEMNIFICATION

        SECTION 8.1    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        SECTION 8.2    Right to Advancement of Expenses.    In addition to the right to indemnification conferred in Section 8.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.

        SECTION 8.3    Right of Indemnitee to Bring Suit.    If a claim under Section 8.1 or 8.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General

Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.

        SECTION 8.4    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or directors or otherwise.

        SECTION 8.5    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        SECTION 8.6    Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

        SECTION 8.7    Nature of Rights.

        (a)   The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

        (b)   Notwithstanding anything in this Articles VIII or these By-Laws to the contrary, the indemnification and advancement rights provided under this Article VIII shall not apply to any former officer or director serving before            , 2007 or arising out of any act or transaction that occurred prior to such date.

ARTICLE IX
MISCELLANEOUS PROVISIONS

        SECTION 9.1    Certificate of Incorporation.    All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Certificate of Incorporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

        SECTION 9.2    Fiscal Year.    Except as from time to time otherwise provided by the Board of Directors, the fiscal year of the Corporation shall end on the 31st of March of each year.

        SECTION 9.3    Checks.    All checks or demands for money and notes of the Corporation shall be signed by such executive officer or executive officers or such other person or persons as the Board of Directors may from time to time designate.

        SECTION 9.4    Corporate Seal.    The Board of Directors shall have the power to adopt and alter the seal of the Corporation.

        SECTION 9.5    Voting of Securities.    Unless the Board of Directors otherwise provides, the Chief Executive Officer, President or the Chief Financial Officer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney-in-fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization whose securities are held by the Corporation.

        SECTION 9.6    Evidence of Authority.    A certificate by the Secretary or any Assistant Secretary as to any action taken by the stockholders, directors or any officer or representative of the Corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action.

        SECTION 9.7    Subject to Law and Certificate of Incorporation.    All powers, duties and responsibilities provided in these By-Laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate of Incorporation and any applicable law.

ARTICLE X
AMENDMENTS

        Subject to the rights of the holders of any series of the Corporation's Preferred Stock, a majority of the Whole Board shall be authorized to make, amend, alter, change, add to or repeal these By-Laws in any manner not inconsistent with the laws of the State of Delaware, and the stockholders shall also have the power to amend, alter, change, add to or repeal these By-Laws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of all of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of these By-Laws.

EXHIBIT E

Section 190 of the Canada Business Corporations Act

Right to dissent
190.(1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to
(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;
(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;
(c) amalgamate otherwise than under section 184;
(d) be continued under section 188;
(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or
(f) carry out a going-private transaction or a squeeze-out transaction.
Further right	(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.
If one class of shares	(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.
Payment for shares
(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.
No partial dissent
(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.
Objection
(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution
(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.
Demand for payment
(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing
(a) the shareholder's name and address;
(b) the number and class of shares in respect of which the shareholder dissents; and
(c) a demand for payment of the fair value of such shares.
Share certificate
(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.
Forfeiture	(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.
Endorsing certificate
(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.
Suspension of rights
(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where
(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),
(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.
Offer to pay
(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice
(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.
Same terms	(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.
Payment
(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.
Corporation may apply to court
(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.
Shareholder application to court
(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.
Venue
(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.
No security for costs	(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).
Parties	(19) On an application to a court under subsection (15) or (16),
(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and
(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
Powers of court
(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.
Appraisers	(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.
Final order	(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.
Interest
(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies
(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.
Effect where subsection (26) applies	(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may
(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.
Limitation	(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that
(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or
(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.
R.S., 1985, c. C-44, s. 190; 1994, c. 24, s. 23; 2001, c. 14, ss. 94, 134(F), 135(E).

EXHIBIT G

PROXY

Special Meeting of Shareholders
of Xplore Technologies Corp.
to be held on February     •    , 2007

        The undersigned holder of common shares and/or Series A preferred shares and/or Series B preferred shares (collectively, the "Shares") of Xplore Technologies Corp. (the "Corporation") hereby appoints Mark Holleran, the President and Chief Operating Officer of the Corporation, or failing him, Michael J. Rapisand, the Chief Financial Officer of the Corporation, or instead of either of the foregoing,                        , as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the special meeting (the "Meeting") of shareholders of the Corporation to be held on February     •    , 2007, and at any adjournment thereof, to the same extent and with the same power as if the undersigned were personally present at the Meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote the Shares registered in the name of the undersigned at the Meeting as specified below:

1.
TO VOTE FOR [    ] OR AGAINST [    ] OR ABSTAIN  [     ]

  a special resolution authorizing the Corporation to make an application under Section 188 of the Canada Business Corporations Act and change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America by way of a domestication under Section 388 of the Delaware General Corporation Law, and to adopt the certificate of incorporation authorized in the special resolution to be effective as of the date of our continuance, in the form attached to as Exhibit C to the Management Information Circular/Prospectus of the Corporation dated February     •    , 2007; and

2.
To vote, at the discretion of the proxy holder named herein, on any amendment which may properly be put before the Meeting with respect to any matter identified in the notice of the meeting and on any other matter which may properly come before the Meeting.

        If any amendments or variations to the matters referred to or to any other matters identified in the notice of meeting are proposed at the Meeting or any adjournment or adjournments thereof or if any other matters which are not now known to management should properly come before the Meeting or any adjournment or adjournments thereof, this proxy confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in accordance with the best judgement of such person.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE CORPORATION. SHAREHOLDERS HAVE THE RIGHT TO APPOINT A PERSON OTHER THAN THE NOMINEES DESIGNATED ABOVE TO ATTEND AND ACT ON THE SHAREHOLDER'S BEHALF AT THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF THEIR NOMINEE IN THE BLANK SPACE PROVIDED ABOVE FOR THAT PURPOSE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER AS SPECIFIED ABOVE. HOWEVER, IF SUCH SPECIFICATION IS NOT MADE IN RESPECT OF ANY MATTER, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ANY SUCH MATTER.

G-1

        The undersigned hereby revokes any proxies heretofore given.

DATED the day of , 2007.
Signature of Shareholder
Name of Shareholder (please print)
NOTES:
1.	This form of proxy must be signed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its seal or by an officer or attorney thereof duly authorized.
2.	Please fill in the date on this proxy form. If the date is not filled in, this form of proxy shall be deemed to be dated on the date it was mailed to you by management of the Corporation.

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Before Domestication.    Section 124 of the Canada Business Corporations Act provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of such a proceeding. A corporation may not indemnify an individual under the Canada Business Corporations Act unless the individual: (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. A corporation may with the approval of a court, indemnify an individual referred to above, or advance moneys as described above, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described above against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in (a) and (b) above. An individual referred to above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described above if the individual seeking indemnity (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (ii) fulfils the conditions set out in (a) and (b) above.

        A corporation may purchase and maintain insurance for the benefit of an individual described above against any liability incurred by the individual (1) in the individual's capacity as a director or officer of the corporation; or (2) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

        By-Law No. 1 of Xplore Technologies provides that subject to the Canada Business Corporations Act, Xplore Technologies shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Xplore Technologies' request as a director or officer of a body corporate of which Xplore Technologies is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses and legal fees, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Xplore Technologies or such body corporation, if (a) he acted honestly and in good faith with a view to the best interest of Xplore Technologies, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Xplore Technologies shall also indemnify such person in such other circumstances as the Canada Business Corporations Act permits or requires. Nothing in By-Law No. 1 of Xplore Technologies limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of that by-law.

        Insurance policies are maintained by Xplore Technologies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers. In addition, Xplore Technologies will indemnify directors and officers in accordance with its specific indemnification agreements and to the maximum extent permitted under applicable law.

        After Domestication.    If the domestication is completed, the following provisions and laws will apply to Xplore Technologies and its directors and officers.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the certificate of incorporation of a Delaware corporation may provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase or redemption in violation of statutory limitations, or (iv) any transaction from which a director derived an improper personal benefit. Under the DGCL, in the absence of a provision to that effect in the certificate of incorporation, directors can be held monetarily liable for damages resulting from decisions made on behalf of a corporation without the level of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use. The proposed certificate of incorporation of Xplore Technologies after the domestication includes a provision limiting the liability of our directors as permitted by this provision of Delaware law.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Section 145 of the DGCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding, except that no indemnification shall be made if the indemnified person has been adjudged to be liable to the corporation, unless, and to the extent, the Delaware Court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability, determines such person is entitled to indemnity.

        Section 145 of the DGCL provides that the indemnity determination shall be made in the specific case by (i) a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) an independent legal counsel to the corporation if there are no such directors or if such directors so direct, or (iv) the stockholders.

        Section 145 of the DGCL provides that expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. Section 145 of the DGCL also provides that such expenses incurred by former officers and directors or other employees or agents may be paid in advance upon such terms and conditions, if any, as the corporation deems appropriate.

        Delaware corporations also are authorized under the DGCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. We intend to seek to obtain insurance which may protect our officers and directors against such liabilities.

        Our proposed by-laws provide for mandatory indemnification of our directors and officers to the extent permitted under Delaware law.

Item 21. Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed with this registration statement.

Exhibit Number	Description
3.1***	Articles of Incorporation of Xplore Technologies Corp.
3.2*	By-Laws of Xplore Technologies Corp.
4.1***	Specimen Stock Certificate for Registrant's Common Stock
4.2***	Specimen Stock Certificate for Registrant's Series A Preferred Stock
4.3***	Specimen Stock Certificate for Registrant's Series B Preferred Stock
5.1***	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding the legality of the securities registered
8.1***	Opinion of Thelen Reid Brown Raysman & Steiner LLP
8.2***	Opinion of Davis & Company LLP
10.1***	Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation
10.2*
Intercreditor, Trade Credit Restructuring and Security Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Wistron Corporation
10.3*	December 2004 Debenture Purchase Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.4*	Loan and Security Agreement, dated September 15, 2005, between Silicon Valley Bank and Xplore Technologies Corporation of America
10.5*
September 2005 Debenture Purchase Agreement, dated September 15, 2005, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.6*
April 2006 Debenture Purchase Agreement, dated April 20, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.7*
Exchange and Purchase Agreement, dated April 21, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.8*	Relocation Agreement, dated September 6, 2005, by and between Xplore Technologies Corporation of America and Brian Groh
10.9*	Agreement, dated as of January 3, 2006, by and among Brian Groh, Xplore Technologies Corp. and Xplore Technologies Corporation of America
10.10*	Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran
10.11*	Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp.
10.12***	Amended and Restated Share Option Plan, as amended December 6, 2006
12.1***	Statement Re: Computation of Ratio of Fixed Charges to Earnings
16.1**	Letter Re: Change in Certifying Accountant
21.1*	Subsidiaries of Xplore Technologies Corp.

23.1***	Consent of Thelen Reid Brown Raysman & Steiner LLP (contained in Exhibit 5.1)
23.2***	Consent of Thelen Reid Brown Raysman & Steiner LLP (consent in Exhibit 8.1)
23.3***	Consent of Davis & Company LLP (consent in Exhibit 8.2)
23.4***	Consent of Mintz and Partners LLP

*
Previously filed on November 14, 2006.

**
Previously filed on November 22, 2006

***
Filed herewith.

        (b)   Financial Statement Schedules—No supporting schedules have been included because they are not required.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned Registrant hereby undertakes:

          (a)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (b)   every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Xplore Technologies Corp. has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on February 7, 2007.

XPLORE TECHNOLOGIES CORP.
By:	/s/ MICHAEL J. RAPISAND
	Name:	Michael J. Rapisand
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

/s/ PHILIP S. SASSOWER* Philip S. Sassower	Chief Executive Officer (Principal Executive Officer)	February 7, 2007
/s/ MICHAEL J. RAPISAND Michael J. Rapisand	Chief Financial Officer (Principal Financial and Accounting Officer) (Authorized Representative in the United States)	February 7, 2007
/s/ BRIAN E. USHER-JONES* Brian E. Usher-Jones	Director	February 7, 2007
/s/ ANDREA GOREN* Andrea Goren	Director	February 7, 2007
/s/ THOMAS F. LEONARDIS* Thomas F. Leonardis	Director	February 7, 2007
*By:	/s/ MICHAEL J. RAPISAND Michael J. Rapisand Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1***	Articles of Incorporation of Xplore Technologies Corp.
3.2*	By-Laws of Xplore Technologies Corp.
4.1***	Specimen Stock Certificate for Registrant's Common Stock
4.2***	Specimen Stock Certificate for Registrant's Series A Preferred Stock
4.3***	Specimen Stock Certificate for Registrant's Series B Preferred Stock
5.1***	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding the legality of the securities registered
8.1***	Opinion of Thelen Reid Brown Raysman & Steiner LLP
8.2***	Opinion of Davis & Company LLP
10.1***	Turnkey Design and Manufacturing Agreement, by and between Xplore Technologies Corp. and Wistron Corporation
10.2*
Intercreditor, Trade Credit Restructuring and Security Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Wistron Corporation
10.3*	December 2004 Debenture Purchase Agreement, dated December 17, 2004, by and among Xplore Technologies Corp., Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.4*	Loan and Security Agreement, dated September 15, 2005, between Silicon Valley Bank and Xplore Technologies Corporation of America
10.5*
September 2005 Debenture Purchase Agreement, dated September 15, 2005, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.6*
April 2006 Debenture Purchase Agreement, dated April 20, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.7*
Exchange and Purchase Agreement, dated April 21, 2006, by and among Xplore Technologies Corp., Xplore Technologies Corporation of America, Phoenix Venture Fund LLC and each of the Lenders listed on Schedule 1 attached thereto
10.8*	Relocation Agreement, dated September 6, 2005, by and between Xplore Technologies Corporation of America and Brian Groh
10.9*	Agreement, dated as of January 3, 2006, by and among Brian Groh, Xplore Technologies Corp. and Xplore Technologies Corporation of America
10.10*	Employment Agreement, dated as of June 30, 2006, by and between Xplore Technologies Corp. and Mark Holleran
10.11*	Lease Agreement, dated April 10, 2003, between Summit Tech L.P. and Xplore Technologies Corp.
10.12***	Amended and Restated Share Option Plan, as amended December 6, 2006
12.1***	Statement Re: Computation of Ratio of Fixed Charges to Earnings
16.1**	Letter Re: Change in Certifying Accountant

21.1*	Subsidiaries of Xplore Technologies Corp.
23.1***	Consent of Thelen Reid Brown Raysman & Steiner LLP (contained in Exhibit 5.1)
23.2***	Consent of Thelen Reid Brown Raysman & Steiner LLP (consent in Exhibit 8.1)
23.3***	Consent of Davis & Company LLP (consent in Exhibit 8.2)
23.4***	Consent of Mintz and Partners LLP

*
Previously filed on November 14, 2006.

**
Previously filed on November 22, 2006.

***
Filed herewith.

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XPLORE TECHNOLOGIES CORP. 14000 Summit Drive, Suite 900 Austin, Texas 78728
NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
SUMMARY
SELECTED FINANCIAL DATA
RISK FACTORS
EXCHANGE RATES
FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
THE DOMESTICATION
ACCOUNTING TREATMENT OF DOMESTICATION
UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
MARKET PRICE AND RELATED STOCKHOLDER MATTERS
OUR BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
SUMMARY COMPENSATION TABLE
Option Grants During the Fiscal Year Ended March 31, 2006
Aggregated Options Exercises During the Fiscal Year Ended March 31, 2006 and Fiscal Year-End Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INTEREST OF MANAGEMENT IN THE DOMESTICATION
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS CONSOLIDATED FINANCIAL STATEMENTS OF XPLORE TECHNOLOGIES CORP.
XPLORE TECHNOLOGIES CORP.
Consolidated Balance Sheets
(in thousands of United States dollars)
XPLORE TECHNOLOGIES CORP.
Consolidated Statements of Loss—Unaudited
(in thousands of United States dollars, except loss per common share)
XPLORE TECHNOLOGIES CORP. Consolidated Statements of Cash Flows—Unaudited (in thousands of United States dollars)
XPLORE TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements (in thousands of United States dollars, except share and per share amounts)
REPORT OF INDEPENDENT REGISTERED AUDITORS
XPLORE TECHNOLOGIES CORP. Consolidated Balance Sheets (in thousands of United States dollars)
XPLORE TECHNOLOGIES CORP. Consolidated Statements of Loss (in thousands of United States dollars, except share and per share amounts)
XPLORE TECHNOLOGIES CORP. Consolidated Statements of Stockholders' Deficiency (in thousands of United States dollars)
XPLORE TECHNOLOGIES CORP. Consolidated Statements of Cash Flows (in thousands of United States dollars)
XPLORE TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements (in thousands of United States dollars, except share and per share amounts)
CERTIFICATE OF DOMESTICATION OF XPLORE TECHNOLOGIES CORP.
CERTIFICATE OF INCORPORATION OF XPLORE TECHNOLOGIES CORP.
BY-LAWS OF XPLORE TECHNOLOGIES CORP. (the " Corporation ")
ARTICLE I STOCKHOLDERS
ARTICLE II BOARD OF DIRECTORS
ARTICLE III COMMITTEES
ARTICLE IV OFFICERS
ARTICLE V CAPITAL STOCK
ARTICLE VI DIVIDENDS
ARTICLE VII POWERS OF OFFICERS TO CONTRACT WITH THE CORPORATION
ARTICLE VIII INDEMNIFICATION
ARTICLE IX MISCELLANEOUS PROVISIONS
ARTICLE X AMENDMENTS
Section 190 of the Canada Business Corporations Act
PROXY
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX